UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

Electro Rent Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a 6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common Stock, no par value, of Electro Rent Corporation
(2)

Aggregate number of securities to which transaction applies:

24,653,625 shares of common stock, which consists of (A) 24,195,408 shares of common stock issued and outstanding, and (B) 458,217 shares of common stock issuable pursuant to all outstanding restricted stock units.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was determined by multiplying 0.0001007 by $323,455,560, which is the product of 24,653,625 shares of Electro Rent Corporation common stock and the merger consideration of $13.12 per share.

	(4)	Proposed maximum aggregate value of transaction: $323,455,560
	(5)	Total fee paid: $32,572

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT

TO COMPLETION — DATED

JUNE 7, 2016

ELECTRO RENT CORPORATION

6060 SEPULVEDA BOULEVARD

VAN NUYS, CALIFORNIA 91411

You are cordially invited to attend a special meeting of the shareholders of Electro Rent Corporation, a California corporation (“ELRC,” the “Company,” “we,” “our” or “us”), which we will hold on [            ], 2016, at [            ], at [            ], local time.

This proxy statement and the form of the proxy are dated [            ], 2016 and are first being sent to ELRC’s shareholders on or about [            ], 2016.

On May 27, 2016, the Company entered into an Agreement and Plan of Merger (the “merger agreement”) providing for the acquisition of the Company by Elecor Intermediate Holding II Corporation (“Parent”). Pursuant to the merger agreement, Elecor Merger Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), will merge with and into ELRC, with ELRC surviving the merger as a wholly-owned subsidiary of Parent (the “merger”). Following the merger, ELRC will cease to be a publicly traded company. Parent and Merger Sub are affiliates of Platinum Equity LLC.

At the special meeting, you will be asked to consider and vote upon the following: (i) a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (which we refer to as the “merger agreement proposal”); (ii) an advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger; and (iii) a proposal to approve the adjournment of the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

If the merger is completed, each share of ELRC common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned by Parent and Merger Sub, ELRC and any of their respective direct and indirect subsidiaries and by holders who are entitled to and properly exercise dissenters’ rights under California law) will be cancelled and converted into the right to receive $13.12 in cash (the “per share merger consideration”), without interest and less applicable withholding taxes. The per share merger consideration represents a premium of approximately 24.4% to ELRC’s closing stock price on May 27, 2016, the last full trading day before the public announcement of the merger.

The ELRC board of directors formed a special committee of three disinterested and independent directors to, among other things, review and evaluate the merger agreement and the transactions contemplated thereby, including the merger. The ELRC board of directors, upon the unanimous recommendation of the special committee, has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ELRC and its shareholders. The ELRC board of directors unanimously recommends that ELRC’s shareholders vote “FOR” the merger agreement proposal. Additionally, the ELRC board of directors unanimously recommends that ELRC’s shareholders vote “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

In considering the recommendation of the ELRC board of directors, you should be aware that some of ELRC’s directors and executive officers have interests in the merger that are different from, or in addition to, shareholders generally.

The enclosed proxy statement describes the merger agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about ELRC from documents filed with the Securities and Exchange Commission (the “SEC”). You should read the entire proxy statement carefully, including the appendices, because it sets forth the details of the merger agreement and other important information related to the merger.

In connection with the entry into the merger agreement, on May 27, 2016, Daniel Greenberg, a director and our current chief executive officer, and a member of Mr. Greenberg’s immediate family, who collectively own approximately 29% of our outstanding common stock as of the date thereof, each entered into a voting agreement with Parent, agreeing to, among other things, vote all shares of our common stock owned of record and beneficially by such persons in favor of the merger, the merger agreement and any other matters relating to and/or necessary for consummation of the merger and the other transactions contemplated in the merger agreement and have granted to an affiliate of Platinum Equity an irrevocable proxy to vote all such shares in accordance with the voting agreement.

Your vote is very important. ELRC cannot complete the merger unless the merger agreement proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of ELRC common stock entitled to vote at the special meeting. The advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger, is subject to a separate shareholder vote, and approval of that proposal is not a condition to the completion of the merger. If you fail to vote on the merger agreement proposal, the effect will be the same as a vote “AGAINST” this proposal. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card or submit your proxy by telephone or on the Internet as soon as possible. If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with your voting instruction card. If you do not submit your proxy, instruct your broker, bank or other nominee how to vote your shares, or vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor, [            ], by calling [            ] (toll free) or [            ] (call collect).

On behalf of the ELRC board of directors, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Daniel Greenberg

Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the merger, or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON [            ], 2016:

Our Proxy Statement, Annual Report on Form 10-K, and form of proxy are available on the Internet on our corporate website at http://www.electrorent.com/er/info.aspx

ELECTRO RENT CORPORATION

6060 SEPULVEDA BOULEVARD

VAN NUYS, CALIFORNIA 91411

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a Special Meeting of the Shareholders of Electro Rent Corporation, a California corporation (“ELRC,” the “Company,” “we,” “our” or “us”), will be held on [            ], 2016 at [            ], at [            ] pm local time for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of May 27, 2016 (the “merger agreement”), by and among Elecor Intermediate Holding II Corporation (“Parent”), Elecor Merger Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) and ELRC, and approve the transactions contemplated thereby, including the merger (this proposal is referred to as the “merger agreement proposal”);

2. To consider and vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of ELRC in connection with the merger;

3. To consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal; and

4. To transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

The holders of record of ELRC common stock, no par value per share, at the close of business on [            ], 2016, are entitled to notice of and to vote at the special meeting or at any adjournment thereof. The affirmative vote of the holders of a majority of the outstanding shares of ELRC common stock entitled to vote at the special meeting is required to approve the merger agreement proposal.

The ELRC board of directors formed a special committee of three disinterested and independent directors to, among other things, review and evaluate the merger agreement and the transactions contemplated thereby, including the merger. The ELRC board of directors, upon the unanimous recommendation of the special committee, has unanimously approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of ELRC and its shareholders. The ELRC board of directors unanimously recommends that ELRC’s shareholders vote “FOR” the merger agreement proposal, “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of ELRC common stock are held through a broker, bank or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of ELRC common stock and a valid photo identification. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Whether or not you expect to attend the special meeting, please sign and return the enclosed proxy card promptly in the envelope provided or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card. You may revoke your proxy and vote in person at the special meeting if you desire. If you fail to vote on the merger agreement proposal, the effect will be the same as a vote “AGAINST” this proposal.

If you hold your shares in “street name,” you should instruct your broker, bank or other nominee how to vote in accordance with your voting instruction card. If you do not submit your proxy, instruct your broker, bank or other nominee how to vote your shares, or vote in person at the special meeting, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

Dissenters’ rights are available under California law in connection with the merger. A copy of the applicable California statutory provisions is included as Annex C of the accompanying proxy statement, and a summary of these provisions can be found under “Dissenters’ Rights” in the accompanying proxy statement.

By Order of the Board of Directors,

Meryl Evans

Secretary

-i-

SUMMARY

This Summary highlights selected information contained in this proxy statement. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement (see “Where You Can Find Additional Information” on page 90), as this Summary may not contain all of the information that may be important to you in considering the proposed merger. The items in this Summary include page references directing you to a more complete description of that topic in this proxy statement.

Parties to the Merger (Page 25)

Electro Rent Corporation. Electro Rent Corporation, referred to as “ELRC,” the “Company,” “we,” “our” or “us,” is a California corporation. ELRC is a leader in the rental, leasing and sale of equipment, primarily in the test and measurement and data products markets. ELRC’s corporate headquarters are located in Van Nuys, California. See “Parties to the Merger — Electro Rent Corporation” on page 25. Additional information about ELRC is contained in its public filings, which are incorporated by reference in this proxy statement. See “Where You Can Find Additional Information” on page 90.

Elecor Intermediate Holding II Corporation. Elecor Intermediate Holding II Corporation, referred to as “Parent,” is a Delaware corporation. Parent was formed in connection with the transactions contemplated by the merger agreement. Parent has not engaged in any business except in furtherance of this purpose. Parent is an affiliate of Platinum Equity LLC, referred to as “Platinum Equity.” Upon completion of the merger, ELRC will be a wholly-owned subsidiary of Parent. See “Parties to the Merger” on page 25.

Elecor Merger Corporation. Elecor Merger Corporation, referred to as “Merger Sub,” is a California corporation and a wholly-owned subsidiary of Parent that was formed in connection with the transactions contemplated by the merger agreement. Upon the consummation of the merger, Merger Sub will be merged with and into ELRC and will cease to exist. See “Parties to the Merger” on page 25.

The Merger (Page 26)

Parent and ELRC agreed to the acquisition of ELRC by Parent under the terms of the merger agreement that is described in this proxy statement. Pursuant to the merger agreement, Merger Sub will merge with and into ELRC, with ELRC surviving the merger and continuing as a wholly-owned subsidiary of Parent. The merger agreement is attached as Annex A to this proxy statement. We encourage you to read carefully the merger agreement in its entirety because it is the legal document governing the merger.

Merger Consideration (Page 27)

If the merger is completed, you will receive $13.12 in cash, without interest and less applicable withholding taxes, for each share of ELRC common stock that you owned immediately prior to the effective time and for which you did not properly exercise dissenters’ rights. After the merger is completed, you will have the right to receive the per share merger consideration, but you will no longer have any rights as an ELRC shareholder. ELRC’s shareholders will receive the per share merger consideration after exchanging their ELRC stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to all ELRC’s shareholders promptly after the effective time of the merger. See “The Merger Agreement — Payment Procedures” on page 70.

Treatment of Equity Awards (Page 71)

Pursuant to the merger agreement, at the effective time of the merger and as a result of the merger, each restricted stock unit issued by ELRC (whether vested or unvested) that is outstanding at the effective time of the merger will vest in full and will be cancelled and convert into solely the right to receive (subject to any applicable withholding taxes) the per share merger consideration, provided that each restricted stock unit that was unvested prior to the effective time shall be entitled to receive an amount in cash, without interest, equal to the dividends that have been accrued and unpaid with respect to such unvested restricted stock units, less applicable withholding taxes.

Market Prices and Dividend Data (Page 19)

ELRC common stock is quoted on the NASDAQ Global Select Market under the symbol “ELRC.” On May 27, 2016, the last full trading day before the public announcement of the merger, the closing price for our common stock was $10.55 per share and on [            ], 2016, the latest practicable trading day before the printing of this proxy statement, the closing price for our common stock was $[            ] per share.

Material U.S. Federal Income Tax Consequences of the Merger (Page 52)

The exchange of shares of common stock for cash pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52) whose shares of ELRC common stock are cancelled and converted into cash in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. A non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52) whose shares of ELRC common stock are cancelled and converted into cash in the Merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. Holder has certain connections to the United States.

ELRC’s shareholders should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Because individual circumstances may differ, ELRC’s shareholders should consult their own tax advisor to determine the particular U.S. federal, state, local and/or foreign tax consequences of the Merger to them.

Reasons for the Merger and Recommendation of the Special Committee and the ELRC Board of Directors (Pages 38 and 41)

The special committee consulted with management and the special committee’s legal and financial advisors, and considered the factors described in the section entitled “The Merger — Reasons for the Merger,” at a meeting of the special committee held on May 27, 2016. At that meeting, the special committee unanimously recommended that the ELRC board of directors adopt a resolution (i) that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of ELRC’s shareholders, (ii) to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) to direct that the merger agreement be submitted to the shareholders of ELRC for adoption and approval and (iv) recommend that ELRC’s shareholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger.

The ELRC board of directors consulted with management, the special committee and ELRC’s legal advisors, and considered the factors the described in the section entitled “The Merger — Reasons for the Merger,” at a meeting of ELRC’s board of directors held on May 27, 2016. At that meeting, upon the unanimous recommendation of the special committee, the board of directors unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of ELRC’s shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the shareholders of ELRC for adoption and approval and (iv) recommended that ELRC’s shareholders vote in favor of the adoption of the merger agreement and the approval of transactions contemplated thereby, including the merger.

In considering the recommendation of the ELRC board of directors, you should be aware that some of ELRC’s directors and executive officers have interests in the merger that are different from, or in addition to, shareholders generally. See “The Merger — Interests of ELRC Executive Officers and Directors in the Merger” beginning on page 55.

The ELRC board of directors unanimously recommends that you vote:

•	“FOR” the merger agreement proposal;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger; and

•	“FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate, if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

Opinion of Financial Advisor to the ELRC Special Committee (Page 41)

On May 27, 2016, Houlihan Lokey Capital, Inc., which we refer to as Houlihan Lokey, verbally rendered its opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the special committee dated May 27, 2016), as to, as of May 27, 2016, the fairness, from a financial point of view, to the holders of ELRC common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was directed to the special committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of ELRC common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the special committee, the ELRC board of directors, any security holder of ELRC or any other person as to how to act or vote with respect to any matter relating to the merger.

Financing of the Merger (Page 50)

Parent has received an equity commitment letter, dated May 27, 2016, from Platinum Equity Capital Partners III, L.P., pursuant to which Platinum Equity Capital Partners III, L.P. has committed to make, or cause its affiliates to make, an equity contribution of up to $325 million to Parent. We believe the aggregate proceeds to be contributed pursuant to the equity commitment letter, together with cash and cash equivalents available to Parent, will, in the aggregate, be sufficient for Parent to:

•	pay the merger consideration to ELRC’s shareholders;

•	repay at the closing of the merger any indebtedness of ELRC and its subsidiaries; and

•	pay certain fees, costs and expenses associated with closing the merger and the credit facilities.

Although consummation of the merger is not subject to a financing condition, the funding under the equity commitment letter is subject to certain conditions, including termination provisions that are described more fully in “The Merger — Financing of the Merger” on page 50.

In addition, pursuant to the merger agreement, as an alternative to all or a portion of the equity financing provided in the equity commitment letter, Parent and Merger Sub may obtain debt financing in connection with the transactions contemplated by the merger agreement, but obtaining such debt financing is not a condition to Parent’s obligation to consummate the merger or Platinum Equity Capital Partners III, L.P.’s obligation to make the equity contribution.

Special Meeting of Shareholders; Voting by ELRC Executive Officers and Directors (Pages 21 and 23)

Date, Time and Place. The special meeting of ELRC’s shareholders will be held on [            ], 2016, at [            ], at [            ] pm local time to:

•	consider and vote upon the merger agreement proposal;

•	consider and vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of ELRC in connection with the merger;

•	consider and vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal; and

•	transact such other business as may properly come before the special meeting or any adjournment of the special meeting.

Record Date and Voting Power. You are entitled to vote at the special meeting if you held shares of ELRC common stock at the close of business on [            ], 2016, the record date for the special meeting. You will have one vote at the special meeting for each share of ELRC common stock you owned at the close of business on the record date. [            ] shares of ELRC common stock are entitled to be voted at the special meeting.

Vote Required. In order to approve the merger agreement proposal, holders of at least a majority of the outstanding shares of ELRC common stock entitled to vote at the special meeting must vote in favor of this proposal. Approval, on a non-binding advisory basis, of specified compensation that may become payable to the named executive officers of ELRC in connection with the merger requires the affirmative vote of a majority of the shares represented and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum). Approval of the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal requires approval of a majority of the shares represented at the special meeting, either in person or by proxy, whether or not a quorum is present.

Voting Agreement. Daniel Greenberg, a director of ELRC and our current chief executive officer, and a member of his immediate family have each entered into a voting agreement with Parent (each, a “voting agreement”) with respect to all shares of ELRC common stock owned of record and beneficially by each of them, as set forth in the applicable voting agreement, and any additional shares of common stock and any other voting securities of ELRC which they acquire record and/or beneficial ownership of after the date of the voting agreement (collectively, the “voting agreement shares”). Daniel Greenberg and his immediate family member collectively own approximately 29% of the outstanding shares of ELRC common stock and have agreed to take the following actions, among others, during the term of the voting agreement: (1) vote all voting agreement shares in favor of the merger, the merger agreement and any other matters relating to and/or necessary for consummation of the merger and the other transactions contemplated in the merger agreement; (2) vote all voting agreement shares against any competing acquisition proposal; (3) vote all voting agreement shares against any other actions that would impede, frustrate or prevent the merger; and (4) vote all voting agreement shares in favor of any proposal to adjourn the special meeting recommended by ELRC. In addition, each of Daniel Greenberg and his immediate family member have granted to Parent (and its executive officers and designees), pursuant to the applicable voting agreement, an irrevocable proxy to vote the voting agreement shares in accordance with the voting agreement.

Interests of ELRC Executive Officers and Directors in the Merger (Page 55)

When considering the recommendation of the ELRC board of directors that ELRC’s shareholders vote in favor of the merger agreement proposal, you should be aware that ELRC executive officers and directors have interests in the merger that are different from, or in addition to, the interests of ELRC’s shareholders generally. See “The Merger — Interests of ELRC Executive Officers and Directors in the Merger” for a description of such interests that may be different from, or in addition to, the interests of ELRC’s shareholders generally.

The ELRC board of directors knew about these interests and considered them, among other matters, when it determined that the merger agreement and the merger are fair to, advisable and in the best interests of ELRC and its shareholders.

The following is a summary of certain interests of ELRC executive officers and directors in the merger:

•	Positions with Surviving Corporation. As of the date of this proxy statement, no members of ELRC’s management have entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or its affiliates. Although it would not be unexpected that some members of ELRC’s current management team will enter into arrangements, agreements or understandings with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no such agreements, arrangements or understandings have been reached between members of ELRC’s current management and representatives of Parent, and there can be no assurance that any parties will reach such an agreement, arrangement or understanding. New arrangements, agreements or understandings, if any, may be entered into prior to, at or following completion of the merger and it is currently expected that any such arrangements, agreements or understandings would not become effective until after the merger is completed. There is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantor or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and ELRC or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

•	Stock Ownership. Certain ELRC executive officers and directors beneficially own shares of ELRC common stock. At the effective time of the merger, all shares of ELRC common stock held by ELRC’s executive officers and directors will be cancelled in exchange for a right to receive an amount in cash (subject to any applicable withholding taxes) equal to the per share merger consideration of $13.12 per share.

•	Restricted Stock Units. Certain ELRC executive officers and directors hold restricted stock units granted pursuant to ELRC’s 2005 Equity Incentive Plan. At the effective time of the merger, all outstanding restricted stock units will become fully vested and be cancelled in exchange for a right to receive an amount in cash (subject to any applicable withholding taxes) equal to the per share merger consideration of $13.12 per share. In addition, each restricted stock unit that was unvested prior to the effective time of the merger shall be entitled to receive an amount in cash, without interest, equal to the dividends that have been accrued and unpaid with respect to such unvested restricted stock units, less applicable withholding taxes.

•

Supplemental Executive Retirement Plan. Certain of ELRC’s executive officers are participants in ELRC’s Supplemental Executive Retirement Plan (the “SERP”). The SERP is a nonqualified deferred compensation plan which was originally adopted in 1987 and which has been subsequently amended and restated. A SERP participant can elect to defer up to 15% of his/her annual SERP Compensation.

Additionally, the Company must make a matching contribution to a participant’s SERP account of 50% of the first 5% of SERP Compensation that a participant elects to defer. We intend to amend the SERP on or before the closing of the merger to provide that on and after the effective time of the merger, the Company would no longer make any matching contributions under the SERP.

•	Employment Related Agreements. ELRC has entered into employment related agreements with certain of its executive officers which provide for post-employment benefits under certain circumstances including if the officer’s employment is involuntarily terminated after a “material change” of ELRC. Under the employment agreements for each of Allen Sciarillo and Steven Markheim, the merger qualifies as a “material change” (or change in control) of ELRC. Pursuant thereto, if at any time during the 18 months following the merger, the Company terminates such executive officer’s employment other than for cause, or if the executive officer terminates his employment for good reason, then such executive officer will become eligible for post-employment benefits. In such case, each of Mr. Sciarillo or Mr. Markheim, as applicable, would become eligible to receive a cash payment equal to two times his annual base salary, a share of any of ELRC’s bonus pool equal to the executive’s share of the comparable bonus pool for the immediately prior year multiplied by the percentage of the year which had elapsed prior to such termination of employment, the same percentage of Company-paid health insurance benefits as were provided before the material change for the 12 months following termination, and accelerated vesting of any then-outstanding unvested ELRC equity compensation awards.

•	Indemnification Arrangements. In addition, pursuant to the terms of the merger agreement, Parent has agreed to cause the surviving corporation to indemnify ELRC’s current and former directors and officers for six years following the effective time of the merger and to provide for director and officer liability insurance coverage for six years following the effective time. Parent has also agreed to cause the surviving corporation to provide certain post-closing employee benefits to continuing employees of ELRC for twelve months following the effective time.

Conditions to the Merger (Page 80)

A number of conditions must be satisfied before the merger will be completed. These include, among others:

•	any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, referred to as the “HSR Act,” and any similar foreign antitrust laws relating to the transactions contemplated by the merger agreement shall have expired or been terminated;

•	the receipt of the approval of the merger agreement proposal by ELRC’s shareholders;

•	the absence of any injunction or other court order or legal or regulatory restraint that prevents the consummation of the merger or any law or order that prohibits or makes the merger illegal;

•	the absence of any litigation or other proceeding by any governmental authority or by any other person that has a reasonable likelihood of success and that, if successful, would result in a material adverse effect (as defined on page 73);

•	each party’s respective representations and warranties in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date) in the manner described in “The Merger Agreement — Conditions to the Merger”;

•	each party’s respective performance of its covenants in the manner described in “The Merger Agreement — Conditions to the Merger”;

•	the absence since May 27, 2016 of any event or circumstance that has had or would reasonably be expected to have a material adverse effect; and

•	the holders of no more than twenty five (25%) percent of the issued and outstanding shares of ELRC common stock have exercised dissenter’s rights.

Each of Parent, Merger Sub and ELRC may waive (to the extent permitted by law) any of the conditions to its respective obligation to consummate the merger at or prior to the effective time and complete the merger even though one or more of these conditions have not been met. Neither Parent nor ELRC can give any assurance that all of the conditions of the merger will be either satisfied or waived or that the merger will occur. Consummation of the merger is not subject to a financing condition.

Restrictions on Soliciting Other Acquisition Proposals (Page 76)

Under the merger agreement, ELRC has agreed that it will not, and shall not permit or authorize any of its subsidiaries or representatives to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any acquisition proposal or any inquiries regarding, or the making, disclosure or submission of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an “acquisition proposal” (as defined on page 77);

•	engage in, knowingly facilitate, encourage or otherwise participate in any discussions or negotiations regarding any acquisition proposal, or any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or furnish to any person any non-public information or otherwise afford access to the Company’s books and records in connection therewith;

•	terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement; and

•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any acquisition proposal.

Notwithstanding these restrictions, at any time prior to obtaining shareholder approval of the merger agreement proposal, ELRC may provide information to a person making an acquisition proposal and also engage in negotiations and discussions with any such person if:

•	the ELRC board of directors determines in good faith, after consultation with outside legal counsel and its financial advisor, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	the ELRC board of directors determines, in good faith, based on the information then available and upon the recommendation of the special committee (after consultation with the special committee’s outside legal counsel and financial advisor), that such acquisition proposal constitutes or would reasonably be expected to become a “superior proposal” (as defined on page 77);

•	such acquisition proposal is bona fide, written and not a result of a material breach or violation of any of the restrictions in the merger agreement relating to acquisition proposals; and

•	ELRC follows certain procedures set forth in the merger agreement.

Ability to Change Board Recommendation / Acquisition Proposals (Page 77)

The merger agreement provides that, subject to certain exceptions, the ELRC board of directors may not take any of the following actions (any such action being referred to as a “change in board recommendation”):

•	fail to include the board recommendation in the proxy statement to be distributed to shareholders in connection with the merger;

•	change, amend, qualify, withhold, withdraw or modify, or publicly propose to change, amend, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, or otherwise publicly make any statement or proposal inconsistent in any material respect with, the board recommendation;

•	authorize, cause or permit ELRC or any of its subsidiaries to enter into any agreement, arrangement or understanding with respect to an acquisition proposal (other than a confidentiality agreement entered into in accordance with, and meeting the requirements described above under “The Merger Agreement — Restrictions on Soliciting Other Acquisition Proposals”);

•	fail to publicly reaffirm the board recommendation within five business days following a written request by Parent to the Company following the date any acquisition proposal or any material modification thereto is first published or sent, given or communicated to the ELRC’s shareholders;

•	fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act, within ten business days after the commencement of any such acquisition proposal;

•	authorize, approve, endorse, declare advisable or recommend, or publicly propose to authorize, adopt, approve, endorse, declare advisable or recommend to ELRC’s shareholders an acquisition proposal; or

•	resolve or agree to do any of the foregoing.

However, prior to obtaining shareholder approval of the merger agreement proposal, the ELRC board of directors may, under specified circumstances, change its recommendation with respect to the merger agreement and, with respect to a “superior proposal” (as defined on page 77), terminate the merger agreement.

In general, the ELRC board of directors may effect a change in board recommendation in response to either a superior proposal or an “intervening event” (as defined on page 79) if: (i) the ELRC board of directors determines in good faith after consultation with outside legal counsel and its financial advisor that the failure to do so would be inconsistent with its fiduciary duties; and (ii) ELRC follows certain procedures set forth in the merger agreement, including providing Parent with the matching and negotiation right provided for therein.

Additionally, at any time prior to obtaining shareholder approval of the merger agreement proposal, the ELRC board of directors may terminate the merger agreement and concurrently enter into a definitive acquisition agreement with respect to a superior proposal if: (i) ELRC receives an unsolicited bona fide written acquisition proposal from any person that is not withdrawn and that the ELRC board of directors concludes in good faith after consultation with outside legal counsel and its financial advisor constitutes a superior proposal and did not otherwise result from a material breach of any of the restrictions in the merger agreement relating to acquisition proposals; (ii) ELRC follows certain procedures set forth in the merger agreement, including providing Parent with the matching and negotiation right provided for therein; and (iii) concurrently with termination of the merger agreement, ELRC pays Parent an $11.3 million termination fee.

Termination of the Merger Agreement (Page 81)

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement proposal by ELRC’s shareholders, in the following ways:

•	by mutual written consent of each of ELRC and Parent;

•	by either ELRC or Parent if:

•	the closing of the merger agreement shall not have been consummated by 5:00 pm Pacific Time on September 27, 2016, referred to as the “end date,” except that such right to terminate is not available (i) to ELRC, if at the time of such termination, Parent has the right to terminate the merger agreement based on ELRC’s breach of representation, warranty, covenant or agreement or (ii) to Parent, if at the time of such termination, ELRC has the right to terminate the merger agreement based on Parent’s breach of representation, warranty, covenant or agreement;

•	a special shareholders meeting shall have been duly convened and ELRC’s shareholders fail to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof); or

•	(i) a court or other governmental authority of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable, or (ii) there shall be any applicable law that makes the consummation of the merger or the other transactions contemplated hereby illegal or otherwise prohibited.

•	by ELRC if:

•	prior to the approval of the merger by ELRC’s shareholders, (i) ELRC’s board of directors has authorized ELRC to enter into an acquisition agreement with respect to a superior proposal, (ii) ELRC has complied with each of its obligations concerning the consideration of other acquisition proposals, and (iii) concurrently with the termination of the merger agreement, ELRC enters into the acquisition agreement with respect to the superior proposal and pays to Parent the $11.3 million termination fee;

•	(i) ELRC has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, (ii) ELRC has confirmed in writing that it is ready, willing and able to consummate the merger throughout the three business days following its delivery of that written confirmation, and (iii) Parent and Merger Sub fail to consummate the merger within three business days of such date (other than due to a breach by ELRC); or

•	there has been a breach of any other representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, such that the closing conditions applicable to Parent and Merger Sub would not be satisfied, and such breach or failure to be true and correct is not cured by the earlier of (i) the end date and (ii) thirty calendar days following receipt of written notice from ELRC of such breach or failure;

•	by Parent if:

•	(i) the ELRC board of directors effects a change in board recommendation; (ii) ELRC or any of its subsidiaries shall have entered into an agreement for an acquisition proposal; (iii) ELRC breaches or fails to perform any of its material obligations relating to the calling the special meeting of shareholders or the consideration of other acquisition proposals; (iv) the ELRC board of directors fails to include the board recommendation in the proxy statement, or to reaffirm the board recommendation within ten business days after any acquisition proposal (or material modification thereof) is announced; (v) the ELRC board of directors fails to issue a statement or recommendation reaffirming the board recommendation and rejecting and recommending against an tender offer or exchange offer within ten business days following the commencement of such tender offer or exchange offer; or (vi) the ELRC board of directors shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

•	there has been a breach of any other representation, warranty, covenant or agreement made by ELRC in the merger agreement, such that the closing conditions applicable to ELRC would not be satisfied, and such breach or failure to be true and correct is not cured by the earlier of (i) the end date and (ii) thirty calendar days following receipt of written notice from Parent of such breach or failure.

Fees and Expenses (Page 83)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Fees and Expenses”:

•	ELRC may be obligated to pay to Parent a termination fee of $11.3 million;

•	ELRC may be obligated to reimburse Parent and its affiliates for all of the reasonable out of pocket fees and expenses incurred by Parent or Merger Sub or on their behalf in connection with the merger agreement; or

•	Parent may be obligated to pay to ELRC damages up to a “damages cap” of $16.2 million.

Limited Guaranty (Page 50)

Concurrently with the execution of the merger agreement, Platinum Equity Capital Partners III, L.P., a Delaware limited partnership (the “guarantor”), entered into a Limited Guaranty with ELRC pursuant to which the guarantor has unconditionally agreed to guarantee, subject to the terms and conditions (including the termination provisions described more fully in “The Merger — Limited Guaranty” on page 50) set forth in the Limited Guaranty, the obligations of Parent for certain reimbursement obligations required to be paid by Parent under the merger agreement, if and when due under the merger agreement, and damages for breach of the merger agreement, in each case, up to an aggregate maximum amount of the $16.2 million damages cap described above. The guarantor is an affiliate of Parent.

Specific Performance (Page 84)

Subject to the limitations on liability discussed below, ELRC, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches or threatened breaches of this merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement in any court of proper subject matter jurisdiction in the State of California (or any appellate court therefrom), in addition to any other remedy to which they are entitled at law or in equity. However, upon payment of damages in an amount equal to the damages cap, neither Parent, Merger Sub or the guarantor shall have any further liability or obligation to ELRC relating to or arising out of the merger agreement, the Limited Guaranty or the Equity Financing Commitment, whether in equity or at law, in contract, in tort or otherwise.

Regulatory Matters (Page 55)

Under the terms of the merger agreement, the merger cannot be completed until certain approvals, consents and consultations required to consummate the merger pursuant to applicable U.S. and foreign antitrust laws, including the HSR Act, have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and its related rules, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the DOJ, and the waiting period required by the HSR Act has expired or been terminated. Each of ELRC and Parent plan to file the appropriate notification and report forms with the FTC and the DOJ on or prior to June 13, 2016.

Effect of the Merger (Page 26)

If the merger is completed, ELRC common stock will no longer be listed on the NASDAQ Global Select Market and will be deregistered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and ELRC will no longer file periodic reports with the SEC.

Dissenting Shareholder Rights (Page 67)

If you do not wish to accept the $13.12 per share merger consideration in the merger, you have the right under California law to demand that ELRC repurchase your shares at the fair market value as determined under

Section 13 of the California General Corporation Law. The shares subject to such purchase are called “dissenting shares.” In general, to preserve your dissenters’ rights, you must:

•	vote your shares of ELRC common stock “AGAINST” approval of the merger agreement proposal;

•	deliver a written demand to ELRC or its transfer agent for purchase of your shares, no later than the date of the special meeting;

•	submit the dissenting shares for endorsement in accordance with Section 1302 of the California General Corporation Law; and

•	comply with the other provisions of Chapter 13 of the California General Corporation Law.

The text of the California General Corporation Law (“CGCL”) governing dissenters’ rights is attached to this proxy statement as Annex C. Your failure to comply with the procedures described in Annex C will result in the loss of your dissenters’ rights.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers briefly address some questions you may have regarding the special meeting, the merger agreement and the merger. These questions and answers may not address all questions that may be important to you. Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and the other documents ELRC refers to in this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 90.

Q:	Why am I receiving this proxy statement?

A:	The ELRC board of directors has agreed to the acquisition of ELRC by Parent under the terms of the merger agreement that is described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. In order to complete the merger, ELRC’s shareholders must vote to approve the proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger (which we refer to as the “merger agreement proposal”). ELRC will hold a special meeting of its shareholders to obtain this vote. You are receiving this proxy statement in connection with the solicitation of proxies to be voted at the special meeting or at any adjournments thereof to approve the merger agreement proposal.

You should carefully read this proxy statement, including its annexes and the other documents we refer to in this proxy statement, because they contain important information about the merger, the merger agreement and the special meeting of ELRC’s shareholders. The enclosed voting materials allow you to vote your shares without attending the special meeting.

Your vote is very important. We encourage you to vote as soon as possible.

Q:	What am I being asked to vote on?

A:	You are being asked to vote to approve the merger agreement proposal. As a result of the merger, ELRC will become a wholly-owned subsidiary of Parent, and ELRC common stock will cease to be listed on the NASDAQ Global Select Market, will not be publicly traded and will be deregistered under the Securities Exchange Act of 1934, as amended.

You are also being asked to vote, on an advisory (non-binding) basis, upon specified compensation that may become payable to the named executive officers of ELRC in connection with the merger, and to vote upon a proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

Q:	How does the ELRC board of directors recommend that I vote?

A:	The ELRC board of directors unanimously recommends that you vote:

•	“FOR” the merger agreement proposal;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger; and

•	“FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate.

Q:	What should I do now?

A:

After carefully reading and considering the information contained in this proxy statement, including the appendices, please vote your shares of ELRC common stock by either marking, signing and dating the enclosed proxy card and returning it in the postage prepaid envelope provided as soon as possible or promptly submitting your proxy by telephone or over the Internet following the instructions on the proxy card.

Q:	What happens if I abstain from voting?

A:	If you abstain from voting on the merger agreement proposal, it will have the same effect as a vote “AGAINST” this proposal.

Abstentions will have no effect on the outcome of the vote on the proposal to approve, on an advisory (non-binding) basis, the specified compensation that may become payable to the named executive officers of ELRC in connection with the merger; however, approval of this proposal also requires the affirmative vote of a majority of the shares necessary to constitute a quorum and, therefore, abstentions could prevent the approval of the proposal because they do not count as affirmative votes.

Abstentions will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting.

Q:	Will my shares be voted if I do not provide my proxy?

A:	Under stock market rules currently in effect, brokerage firms and nominees have the authority to vote their customers’ unvoted shares on certain “routine” matters if the customers have not furnished voting instructions within a specified period prior to the special meeting. However, the proposals to be voted upon at the special meeting are not considered “routine” matters and hence brokerage firms and nominees will not be able to vote the shares of customers from whom they have not received voting instructions.

If you hold your shares directly in your own name, they will not be counted as shares present for the purposes of determining the presence of a quorum or be voted if you do not provide a proxy or attend the special meeting and vote the shares yourself.

Q:	If my shares are held in “street name” by my broker, how do I vote?

A:	Your broker will vote your shares for you provided you instruct your broker how to vote your shares. You should follow the procedures provided to you by your broker regarding how to instruct your broker to vote your shares. Failure to instruct your broker how to vote your shares will result in a broker non-vote.

Q:	What is a broker non-vote?

A:	Broker non-votes occur when shares held by a broker are not voted with respect to a proposal because (i) the broker has not received voting instructions from the beneficial owner of the shares and (ii) the broker lacks the authority to vote the shares at the broker’s discretion. Broker non-votes will be counted as shares present and entitled to vote for the purposes of determining the presence of a quorum on each of the proposals to be voted on at the special meeting. With respect to the merger agreement proposal, the shares represented by broker non-votes will have the same effect as a vote “AGAINST” the proposal because holders of a majority of the outstanding shares of ELRC common stock entitled to vote must vote in favor of this proposal. “Broker non-votes” will have no effect on the proposal to approve, on an advisory (non-binding) basis specified compensation that may become payable to the named executive officers of ELRC in connection with the merger because the affirmative vote of a majority of the shares represented at the meeting and voting is required to pass the proposal (unless such shares are necessary to satisfy the quorum requirement, in which case broker non-votes will have the effect of a vote against the proposal). Broker non-votes will have the same effect as a vote “AGAINST” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, if the shares held by the broker are voted on one or both of the other proposals but not on this proposal, but broker non-votes will have no effect on the outcome of this proposal if the shares held by the broker are not voted on any of the proposals.

Q:	What will I receive in the merger?

A:	As a result of the merger, ELRC’s shareholders will receive $13.12 in cash, without interest and less applicable withholding taxes, for each share of ELRC common stock they own immediately prior to the effective time of the merger, except for shareholders who properly exercise dissenters’ rights.

Q:	How does the per share merger consideration compare to the market price of ELRC’s common stock prior to announcement of the merger?

A:	The per share merger consideration represents a premium of approximately 24.4% to ELRC’s closing stock price on May 27, 2016, the last full trading day before the public announcement of the merger.

Q:	Will the merger be taxable to me?

A:	The Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52) whose shares of ELRC common stock are cancelled and converted into cash in the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the holder’s adjusted tax basis in such shares. A non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52) whose shares of ELRC common stock are cancelled and converted into cash in the Merger will generally not be required to recognize gain or loss for U.S. federal income tax purposes unless the non-U.S. Holder has certain connections to the United States.

ELRC’s shareholders should read “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 52 of this proxy statement for a more complete discussion of the U.S. federal income tax consequences of the Merger.

Because individual circumstances may differ, ELRC’s shareholders should consult their own tax advisor to determine the particular U.S. federal, state, local and/or foreign tax consequences of the Merger to them.

Q:	Do any of the Company’s directors or executive officers have interests in the merger that may differ from, or be in addition to, my interests as a shareholder?

A: Yes. In considering the recommendation of the board of directors with respect to the merger agreement proposal, you should be aware that the Company’s directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of our shareholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the principal terms of the merger agreement and in unanimously recommending that the merger agreement be approved by the shareholders of the Company. See “The Merger — Interests of ELRC Executive Officers and Directors in the Merger” beginning on page 55.

Q:	When do ELRC and Parent expect the merger to be completed?

A:	ELRC and Parent are working to complete the merger as quickly as practicable. However, we cannot predict the exact timing of the completion of the merger because it is subject to a number of conditions. See “The Merger Agreement — Conditions to the Merger” beginning on page 80. We hope to complete the merger before the end of September, 2016.

Q:	When and where is the special meeting?

A:	The special meeting will be held on [ ], 2016, at [ ], at [ ] pm local time.

Q:	Who may attend the special meeting?

A:	Only shareholders of record who owned our common stock as of the close of business on [ ], 2016, the record date for the special meeting, or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of ELRC common stock are held through a broker, bank or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of ELRC common stock and a valid photo identification. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Q:	Who may vote at the special meeting?

A:	Only holders of record of ELRC common stock as of the close of business on [ ], 2016, the record date for the special meeting, may vote at the special meeting. As of the record date, ELRC had [ ] outstanding shares of ELRC’s common stock entitled to vote on the transaction.

Q:	What vote is required to approve the merger agreement proposal?

A:	In order to approve the merger agreement proposal, holders of at least a majority of the outstanding shares of ELRC common stock entitled to vote thereon must vote in favor of this proposal.

Q:	What vote is required to approve, on an advisory (non-binding basis), specified compensation that may become payable to the named executive officers of ELRC in connection with the merger?

A:	In order to approve, on an advisory (non-binding basis), the specified compensation that may become payable to the named executive officers of ELRC in connection with the merger, a majority of the shares represented and voting at the special meeting (which shares voting affirmatively also constitute at least a majority of the required quorum) must approve the proposal.

Q:	What vote is required to approve the proposal to adjourn the special meeting to a later date, if necessary or appropriate?

A:	Approval of the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal requires approval of a majority of the shares represented at the special meeting, either in person or by proxy, whether or not a quorum is present.

Q:	Who is soliciting my proxy?

A:	This proxy solicitation is being made and paid for by ELRC. In addition, we have retained [ ] to assist in the solicitation of proxies for a base fee not to exceed [$ ] plus reasonable out-of-pocket expenses. We have also agreed to indemnify [ ] for specified liabilities and expenses. Our directors, officers and employees may also solicit proxies by mail, in person or by telephone or other means of electronic communication. We will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and ELRC will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs.

Q:	What does it mean if I get more than one proxy card?

A:	If your shares are registered in multiple accounts with one or more brokers and/or our transfer agent, you will receive more than one proxy card. If you are submitting your proxy by completing and returning your proxy card, please complete and return each of the proxy cards you receive to ensure that all of your shares are voted.

Q:	What is a “quorum”?

A:	A “quorum” will be present at the special meeting if the holders of a majority of the outstanding shares of ELRC common stock entitled to vote on the record date are represented in person or by proxy. This quorum of ELRC shares must be present at the special meeting, in person or by proxy, in order for the special meeting to be held.

Q:	If I have given a proxy, may I subsequently change my vote?

A:	Yes. Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by giving written notice of the revocation to the Secretary of ELRC;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	by voting in person at the special meeting (if your shares are registered directly on the books of ELRC and not held through a broker, bank or other nominee).

Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the procedures provided by your broker, bank or nominee to change those instructions.

Q:	Will I have dissenters’ rights as a result of the merger?

A:	Yes. You have the right to demand that ELRC repurchase your shares at the fair market value determined under Section 13 of the California General Corporation Law. The shares subject to such purchase are called “dissenting shares.” In general, to preserve your dissenters’ rights, you must:

•	vote your shares of ELRC common stock “AGAINST” approval of the merger agreement proposal;

•	deliver a written demand to ELRC or its transfer agent for purchase of your shares, no later than the date of the special meeting;

•	submit the dissenting shares for endorsement in accordance with Section 1302 of the California General Corporation Law; and

•	comply with the other provisions of Chapter 13 of the California General Corporation Law.

The text of the CGCL governing dissenters’ rights is attached to this proxy statement as Annex C. Your failure to comply with the procedures described in Annex C will result in the loss of your dissenters’ rights.

Q:	What happens if I sell my shares of common stock before the special meeting?

A:	The record date for the special meeting is [ ], 2016, which is earlier than the date of the special meeting. If you held your shares of ELRC common stock on the record date for the special meeting, you will retain your right to vote at the special meeting. If you transfer your shares of ELRC common stock after the record date for the special meeting but prior to the date on which the merger is consummated, you will lose the right to receive the per share merger consideration for the shares of ELRC’s common stock you have sold. The right to receive the per share merger consideration will pass to the person who owns your shares of ELRC common stock when the merger is consummated.

Q:	What will happen to ELRC if the merger agreement proposal is not approved?

A:	If the merger agreement proposal is not approved, the merger will not be consummated and ELRC’s shareholders will not receive any payment for their shares. ELRC will remain an independent public company, and ELRC would expect to be operated by management in a manner similar to that in which ELRC is being operated today. See “The Merger — Effect on ELRC if the Merger is Not Completed.”

Q.	After the special meeting, how can I determine whether the merger agreement proposal has been approved by ELRC’s shareholders?

A.	Promptly after the special meeting, ELRC will issue a press release announcing whether the merger agreement proposal has been approved by holders of a sufficient number of outstanding shares of ELRC common stock.

Q:	Should I send in my stock certificates now?

A:	No. After the effective time, you will receive written instructions informing you how to send in your stock certificates in order to receive the per share merger consideration. You will receive your cash payment as soon as practicable after receipt of the stock certificates representing the shares of ELRC’s common stock that you own, together with the properly completed documents requested in the instructions. Please do not send any stock certificates with your proxy card.

Q:	Why am I being asked to approve specified merger-related compensation that may become payable to the named executive officers of ELRC?

A:	SEC rules that require us to seek a vote, on an advisory (non-binding) basis, with respect to certain merger-related executive compensation arrangements, or “golden parachute” compensation that will be paid or may become payable to ELRC’s named executive officers.

Q:	What will happen if the shareholders do not approve the “golden parachute” compensation at the special meeting?

A:	Approval of “golden parachute” compensation that ELRC’s named executive officers will or may receive in connection with the merger is not a condition to completion of the merger. The vote with respect to “golden parachute” compensation is on an advisory basis and will not be binding on ELRC. Therefore, regardless of whether shareholders approve the “golden parachute” compensation, if the merger agreement is approved by the shareholders and the merger is completed, the “golden parachute” compensation will be paid or may become payable to named executive officers to the extent provided in the merger agreement and in our related compensation plans and agreements.

Q:	Who can help answer my questions?

A:	If you have questions about the special meeting or the merger after reading this proxy statement, you should contact our proxy solicitor, [ ], as follows:

[            ]

FORWARD-LOOKING STATEMENTS

This proxy statement includes and incorporates by reference statements that are not historical facts. These forward-looking statements are based on our and/or, where applicable, Parent’s current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements include the information concerning possible or assumed future results of operations (including the financial projections included in this proxy statement) and also include those preceded or followed by words such as “anticipates,” “believes,” “thinks,” “could,” “estimates,” “expects,” “intends,” “may,” “should,” “plans,” “targets” and/or similar expressions. There may be events in the future that cannot be accurately predicted or over which there is no control. Shareholders should be aware that the occurrence of the events described in this proxy statement or in the documents incorporated herein by reference could have a material adverse effect on our business, operating results and financial condition or ability to consummate the transaction. Examples of these risks include, without limitation:

•	risk factors disclosed in ELRC’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015, incorporated by reference in this proxy statement;

•	the incurrence of unexpected costs, liabilities or delays relating to the merger;

•	the failure to obtain shareholder approval for the merger; and

•	the failure to satisfy the other conditions to the merger.

The forward-looking statements are not guarantees of future performance, events or circumstances, and actual results may differ materially from those contemplated by the forward-looking statements.

MARKET PRICES AND DIVIDEND DATA

Market Price of ELRC Common Stock

ELRC common stock is traded on the NASDAQ Global Select Market under the symbol “ELRC.” The range of high and low sales prices as reported by the NASDAQ Global Select Market for each of the quarters of the fiscal years ended May 31, 2014 and 2015 and for the interim periods in our current fiscal year is presented below:

	Fiscal 2016
	High	Low
First Quarter	$11.71	$9.72
Second Quarter	$11.67	$9.78
Third Quarter	$10.80	$7.30
Fourth Quarter	$13.13	$8.26

	Fiscal 2015
	High	Low
First Quarter	$17.37	$14.85
Second Quarter	$15.53	$13.27
Third Quarter	$14.97	$12.52
Fourth Quarter	$13.11	$9.97

	Fiscal 2014
	High	Low
First Quarter	$19.41	$16.31
Second Quarter	$21.58	$17.00
Third Quarter	$21.25	$15.68
Fourth Quarter	$19.29	$14.76

On May 27, 2016, the last full trading day prior to the public announcement of the proposed merger, ELRC’s common stock closed at $10.55. On [            ], 2016, the last practicable trading day prior to the date of this proxy statement, ELRC’s common stock closed at $[            ].

Holders

As of the close of business on [            ], 2016, there were [            ] holders of record of ELRC common stock. The number of holders of record is based on the actual number of holders registered on the books of our transfer agent and does not reflect holders of shares in “street name” or persons, partnerships, associations, corporations or other entities identified in security position listings maintained by depository trust companies.

Dividends

ELRC paid a quarterly dividend of $0.20 per share of common stock for each fiscal quarter in fiscal years 2014 and 2015, amounting to an aggregate of $19.7 million and $19.7 million, respectively. ELRC also paid a quarterly dividend of $0.125 per share of common stock for each quarter during fiscal year 2016. Since 2007, ELRC has maintained a policy of paying quarterly dividends, with the amount and timing determined at the discretion of the ELRC board of directors; however, under the merger agreement, ELRC is prohibited from paying any dividend or other distribution on ELRC’s common stock prior to the completion of the merger.

The credit facility of ELRC contains restrictions on its and its subsidiaries ability to make dividend distributions. Those restrictions include a requirement that any dividend or distribution would not trigger a default under the credit agreement and that no dividend or distribution be made if there is any continuing default in effect at the time of such dividend or distribution.

Pursuant to the merger agreement, ELRC is restricted from paying any dividends until such time as the merger is closed or the merger agreement is terminated.

Following the consummation of the merger, there will be no further public market for ELRC’s common stock.

SPECIAL MEETING OF SHAREHOLDERS

The enclosed proxy is solicited on behalf of the ELRC board of directors for use at the special meeting of shareholders or at any adjournment or postponement thereof.

Date, Time and Place

The special meeting will be held on [            ], [            ].

Purpose of the Special Meeting

At the special meeting, we will ask the holders of ELRC common stock to consider and vote on the following proposals:

1.	The merger agreement proposal;

2.	An advisory (non-binding) resolution, to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger; and

3.	A proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

At the special meeting, ELRC may also transact such other business as may properly come before the special meeting or any adjournment thereof.

Record Date, Shares Entitled to Vote and Quorum

Only holders of record of ELRC common stock at the close of business on [            ], 2016, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, [            ] shares of ELRC common stock were issued and outstanding and held by approximately [            ] holders of record.

A quorum of shareholders is necessary to hold a valid special meeting. Under our bylaws, the presence in person or by proxy of the holders of a majority of the shares entitled to vote on the record date shall constitute a quorum for the transaction of business at the special meeting. Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present.

If a quorum is not present at the special meeting, the approval of the proposal to adjourn the special meeting, if necessary or appropriate, requires the affirmative vote of a majority of the shares of ELRC common stock represented, in person or by proxy, at the special meeting.

Attendance

Only shareholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present a valid photo identification, such as a driver’s license or passport. If your shares of ELRC common stock are held through a broker, bank or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of ELRC common stock and a valid photo identification. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required; Abstentions and Broker Non-Votes

Each holder of ELRC common stock is entitled to one vote for each share held of record on the record date.

Approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of ELRC common stock entitled to vote on the proposal. Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement proposal.

Approval, by non-binding, advisory vote, of specified compensation that may become payable to the named executive officers of ELRC in connection with the merger requires the affirmative vote of a majority of the shares of common stock represented either in person or by proxy and voting upon the proposal, which shares voting affirmatively must also constitute at least a majority of the required quorum. Broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares represented either in person or by proxy and voting upon the proposal. However, approval of this proposal also requires the affirmative vote of a majority of the shares necessary to constitute a quorum and, therefore, broker non-votes and abstentions could prevent the approval of the proposal because they do not count as affirmative votes.

Approval of the proposal to adjourn the special meeting, whether or not a quorum is present, requires the affirmative vote of the majority of the shares of common stock represented either in person or by proxy. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have the same effect as a vote “AGAINST” this proposal if the shares held by the broker are voted on one or both of the other proposals but not on this proposal, but broker non-votes will have no effect on the outcome of this proposal if the shares held by the broker are not voted on any of the proposals.

Voting of Proxies

After carefully reading and considering the information contained in this proxy statement, you should either complete, date and sign the enclosed proxy card and mail the proxy card in the enclosed return envelope as soon as possible or promptly submit your proxy by telephone or over the Internet following the instructions on the proxy card so that your shares of common stock are represented at the special meeting, even if you plan to attend the special meeting in person. If you elect to submit your proxy by telephone or via the Internet, you will need to provide the control number set forth on the enclosed proxy card upon which you will be provided the option to vote “FOR,” “AGAINST” or “ABSTAIN” with respect to each of the proposals. If no specification is indicated, all of your shares of common stock represented by valid proxies that have been submitted will be voted “FOR” the proposal to approve the merger agreement proposal, “FOR” the proposal to approve, by non-binding, advisory vote, specified compensation that may become payable to the named executive officers of ELRC in connection with the merger and “FOR” any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Revocability of Proxies

The grant of a proxy on the enclosed form of proxy or submission of a proxy by telephone or over the Internet pursuant to the instructions on the proxy card does not preclude a shareholder from voting in person at the special meeting. Until your proxy is voted at the special meeting, you can revoke your proxy and change your vote in any of the following ways:

•	by giving written notice of the revocation to the Secretary of ELRC;

•	by properly submitting another proxy by mail, telephone or the Internet, with a later date; or

•	by voting in person at the special meeting (if your shares are registered directly on our books and not held through a broker, bank or other nominee).

Your attendance at the special meeting will not in and of itself constitute a revocation of your proxy.

If you have instructed a broker to vote your shares, the above-described options for changing your vote do not apply; instead, you must follow the instructions received from your broker to change your vote.

Recommendation of the ELRC Board of Directors

The ELRC board of directors unanimously recommends that you vote:

•	“FOR” the merger agreement proposal;

•	“FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger; and

•	“FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate.

Voting by ELRC Executive Officers and Directors

As of the record date, ELRC executive officers and directors as a group owned and were entitled to vote [            ] shares of ELRC’s common stock, which represents approximately [            ] of ELRC’s total common stock outstanding on that date.

Daniel Greenberg, a director of ELRC and our current chief executive officer, and a member of Mr. Greenberg’s immediate family have each entered into a voting agreement with Parent (each, a “voting agreement”) with respect to all shares of ELRC common stock owned of record and beneficially by them, as set forth in the applicable voting agreement, and any additional shares of common stock and any other voting securities of ELRC which they acquire record and/or beneficial ownership of after the date of the voting agreement (collectively, the “voting agreement shares”). Daniel Greenberg and a member of his immediate family collectively own approximately 29% of the outstanding shares of ELRC common stock and have agreed to take the following actions, among others, during the term of the applicable voting agreement: (1) vote all voting agreement shares in favor of the merger, the merger agreement and any other matters relating to and/or necessary for consummation of the merger and the other transactions contemplated in the merger agreement; (2) vote all voting agreement shares against any “acquisition proposal” as defined below on page 77; (3) vote all voting agreement shares against any other actions that would or could reasonably be expected to adversely affect or delay the merger; and (4) vote all voting agreement shares in favor of any proposal to adjourn the special meeting recommended by ELRC. In addition, Daniel Greenberg and a member of his immediate family have each granted to Parent (and its executive officers and designees), pursuant to the applicable voting agreement, an irrevocable proxy to vote the voting agreement shares in accordance with the voting agreement.

Solicitation of Proxies

ELRC will bear the cost of solicitation of proxies by us. In addition to soliciting shareholders by mail, ELRC directors, officers and employees, without additional remuneration, may solicit proxies in person or by telephone or other means of electronic communication. ELRC will not pay these individuals for their solicitation activities but will reimburse them for their reasonable out-of-pocket expenses. Brokers and other custodians, nominees and fiduciaries will be requested to forward proxy-soliciting material to the owners of stock held in their names, and ELRC will reimburse such brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by ELRC directors, officers and employees may also be made of some shareholders in person or by mail, telephone or other means of electronic communication following the original solicitation.

ELRC has retained the firm of [            ] to assist in the solicitation of proxies for a base fee not to exceed $[            ] plus reasonable out-of-pocket expenses, and have agreed to indemnify [            ] for specified liabilities and expenses.

Other Matters

ELRC does not expect that any matter other than the proposals described in this proxy statement will be brought before the special meeting. If, however, the ELRC board of directors properly presents other matters, each of the persons named as a proxy will vote in accordance with his judgment as to matters that he believes to be in the best interests of ELRC’s shareholders. A proxy in the accompanying form or properly submitted by telephone or over the Internet will give authority to Steven Markheim and Allen Sciarillo to vote on such matters at their respective discretion and they intend to do so in accordance with their best judgment on any such matter.

Adjournment of Special Meeting

Although it is not expected, the special meeting may be adjourned for the purpose of soliciting additional proxies or if a quorum is not present. Our bylaws provide that the special meeting, whether or not a quorum is present, may be adjourned by the affirmative vote of the majority of the shares represented at such meeting, either in person or by proxy. If the special meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the special meeting, unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than 45 days from the date set for the special meeting, in which case the ELRC board of directors shall set a new record date; notice of any such adjourned meeting shall be given to each shareholder of record entitled to vote at the adjourned meeting in accordance with our bylaws. At any adjourned meeting, ELRC may transact any business which might have been transacted at the special meeting.

Householding of Special Meeting Materials

If you share an address with another shareholder, each shareholder at the same address may not receive a separate copy of this proxy statement, though each shareholder in the household will receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents this year or in future years, follow the instructions described below. Upon such request, we will promptly deliver a separate copy of the proxy materials to you. Similarly, if you share an address with another shareholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions:

•	If your shares are registered in your own name, please contact us at Investor Relations at Electro Rent Corporation, 6060 Sepulveda Boulevard, Van Nuys, California 91411 or by calling (818) 787-2100 to inform us of your request.

•	If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

PARTIES TO THE MERGER

Electro Rent Corporation

6060 Sepulveda Boulevard

Van Nuys, California 91411

(818) 787-2100

Electro Rent Corporation, a California corporation, is one of the largest global organizations devoted to the rental, leasing and sales of general purpose electronic test equipment, personal computers and servers. ELRC’s website is located at www.electrorent.com. Information on the ELRC website is not part of this proxy statement.

Additional information about ELRC is contained in its public filings, which are incorporated by reference herein. See “Where You Can Find Additional Information” on page 90.

Elecor Intermediate Holding II Corporation

c/o Platinum Equity

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

(310) 712-1850

Elecor Intermediate Holding II Corporation, a Delaware corporation, was formed in connection with the transactions contemplated by the merger agreement. It has not engaged in any business except in furtherance of this purpose. Parent is an affiliate of Platinum Equity, LLC, a global M&A&O® firm specializing in the merger, acquisition and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, metals services, manufacturing and distribution. Platinum Equity’s holding company’s principal executive offices are located at 360 North Crescent Drive, South Building, Beverly Hills, CA 90210, and its telephone number is (310) 712-1850.

Elecor Merger Corporation

c/o Platinum Equity

360 North Crescent Drive, South Building

Beverly Hills, CA 90210

(310) 712-1850

Elecor Merger Corporation, a California corporation and a wholly-owned subsidiary of Elecor Intermediate Holding II Corporation, was formed in connection with the transactions contemplated by the merger agreement. It has not engaged in any business except in furtherance of this purpose.

THE MERGER

This section describes material aspects of the merger agreement and the merger. While ELRC believes that the description covers the material terms of the merger agreement and the merger, it may not contain all of the information that is important to you. You should read carefully this entire proxy statement and the other documents referred to in this proxy statement, including the full text of the merger agreement, a copy of which is attached as Annex A hereto, for a more complete understanding of the merger agreement and the merger.

Effect of the Merger

Upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into ELRC, with ELRC continuing as the surviving corporation. As a result of the merger, ELRC will become a wholly-owned subsidiary of Parent, and ELRC common stock will no longer be publicly traded. In addition, ELRC common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” and we will no longer file periodic reports with the SEC on account of ELRC common stock. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

The time at which the merger will become effective, referred to as the “effective time,” will occur upon the filing of a certificate of merger with the Secretary of State of the State of California (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on ELRC if the Merger is Not Completed

If the merger agreement proposal is not approved by ELRC’s shareholders or if the merger is not completed for any other reason, ELRC’s shareholders will not receive any payment for their shares of common stock. Instead, ELRC will remain an independent public company, our common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act and we will continue to file periodic reports with the SEC on account of our common stock. In addition, if the merger is not completed, ELRC expects that management will operate the business in a manner similar to that in which it is being operated today and that ELRC’s shareholders will continue to be subject to the same risks and opportunities to which they are currently subject.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it traded as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the merger is not completed, the ELRC board of directors will continue to evaluate and review our business operations, properties and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance shareholder value. If the merger agreement proposal is not approved by ELRC’s shareholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to ELRC will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, ELRC may be required to reimburse Parent’s expenses or pay Parent a termination fee upon the termination of the merger agreement, as described under “The Merger Agreement — Effect of Termination of the Merger Agreement” beginning on page 83.

Merger Consideration

If the merger is completed, you will receive $13.12 in cash, without interest and less applicable withholding taxes, for each share of ELRC common stock that you own immediately prior to the effective time and for which you have not properly exercised dissenters’ rights. After the merger is completed, you will have the right to receive the per share merger consideration, but you will no longer have any rights as a ELRC shareholder. ELRC’s shareholders will receive the per share merger consideration after exchanging their ELRC stock certificates in accordance with the instructions contained in the letter of transmittal to be sent to all ELRC’s shareholders promptly after the effective time of the merger.

Background of the Merger

The ELRC board of directors (also referred to as the “board of directors” or the “board”), with input from senior management, regularly reviews and assesses opportunities to increase shareholder value as part of its ongoing evaluation of ELRC’s business. The board of directors periodically considers and evaluates strategic alternatives, and has from time to time established special committees of disinterested and independent directors and consulted financial advisors to consider strategic alternatives available to ELRC.

Between April 2011 and January 2013, the board of directors formed special committees on two separate occasions to consider and evaluate various potential strategic alternatives available to ELRC, including continuing its organic growth, evaluating potential acquisitions and considering the possible sale of ELRC. Both of those special committees held a number of meetings, consulted with advisers and evaluated a number of possible transactions. In each instance, the special committee ultimately determined that it was in the best interest of ELRC and its shareholders to continue to operate as an independent going concern, and the special committee was dissolved.

On August 12, 2014, the board of directors again determined to constitute a strategic alternatives committee of disinterested and independent directors (referred to as the “special committee”) whose mandate was to (i) identify and evaluate potential strategic alternatives available to ELRC, (ii) review and evaluate potential strategic alternatives involving a potential transaction between ELRC and a third party and (iii) take any other actions with respect thereto as authorized by its charter. The board appointed three disinterested and independent directors of the board to serve as the special committee’s members: Theodore E. Guth, Joseph J. Kearns and Karen J. Curtin. Mr. Guth was appointed chairman of the special committee. The special committee was given broad authority to conduct an evaluation of ELRC’s strategic alternatives, including authority to:

•	consider and evaluate any strategic transaction, including, without limitation, the price, structure, timing and corporate governance terms, and the merits and risks thereof, involving the Company (including the possible sale of ELRC);

•	determine what process to pursue in connection with the consideration and evaluation of any such strategic transaction;

•	determine whether it is in the best interest of ELRC and its shareholders to pursue such a strategic transaction;

•	at the expense of ELRC, engage and retain the services of such experts and professional advisors as the special committee deems necessary or desirable to advise and assist it in fulfilling its mandate;

•	negotiate the terms and conditions of any proposed transaction on behalf of ELRC; and

•	make a recommendation to the full board regarding what actions, if any, should be taken by ELRC with respect to any proposed transaction involving ELRC.

On November 4, 2014, after interviewing several investment banks, the special committee retained Houlihan Lokey as a financial advisor with a limited engagement to provide analysis and advice regarding possible strategic alternatives that might be available to ELRC.

On December 30, 2014, the special committee met to review and discuss possible strategic alternatives available to ELRC. At the request of the special committee, representatives of Houlihan Lokey and Sheppard, Mullin, Richter & Hampton (“Sheppard Mullin”), legal counsel to ELRC, attended the meeting. At the request of the special committee, representatives of Houlihan Lokey reviewed and discussed their preliminary analyses regarding ELRC and possible strategic alternatives.

On January 15, 2015, the special committee met to continue its ongoing review and discussion of certain strategic alternatives available to ELRC. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. At the request of the special committee, representatives of Houlihan Lokey reviewed and discussed certain updated information and analyses regarding ELRC and certain strategic alternatives available to ELRC.

On January 23, 2015, the special committee met to continue its ongoing review and discussion of certain strategic alternatives available to ELRC. At the request of the special committee, a representative of Sheppard Mullin attended the meeting. The special committee, with the assistance of its legal advisor, reviewed and discussed the advice and assistance in evaluating potential strategic alternatives available to ELRC provided to the special committee by Houlihan Lokey. After consideration of the advice received to date from Houlihan Lokey with respect to certain strategic alternatives available to ELRC, the special committee decided to engage Houlihan Lokey as financial advisor to the special committee in connection with a possible sale, merger, business combination or other similar transaction (which we collectively refer to as a strategic transaction) involving ELRC.

On February 13, 2015, the special committee met to discuss preparation for a possible strategic transaction process. At the request of the special committee, a representative of Sheppard Mullin attended the meeting. The special committee discussed the various phases of the process and likely timing for a strategic transaction.

On February 20, 2015, the special committee met to continue its ongoing review and discussion of a potential strategic transaction. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. The special committee, with the assistance of its legal and financial advisors, reviewed a list of potential buyers (including private equity and strategic buyers), the development of marketing materials and the procedural steps and timing of a possible sale transaction.

On February 27, 2015, the special committee met to discuss recent developments affecting ELRC’s business. At the request of the special committee, representatives of management, including Daniel Greenberg and Steven Markheim, and Sheppard Mullin attended the meeting. Mr. Greenberg and Mr. Markheim reported that Keysight Technologies, Inc. (“Keysight”) had informed ELRC that Keysight had determined to implement a direct sales model and that Keysight would not renew its reseller agreement with ELRC following its May 31, 2015 expiration date. Sales of new Keysight equipment represented approximately 29.5%, 26.5% and 29.8% of ELRC’s gross revenue in fiscal 2015, 2014 and 2013, respectively. Management advised the special committee that it would look to rebuild sales of new products by establishing relationships with other test and measurement equipment manufacturers. After reviewing and discussing this development with the assistance of management, its legal and financial advisors, the special committee determined to suspend the potential sale process, pending evaluation of the impact of the termination of the Keysight reseller agreement.

On March 3, 2015, ELRC issued a current report on Form 8-K announcing that the reseller agreement with Keysight would not be renewed following its expiration on May 31, 2015.

On May 22, 2015, the special committee met to continue its ongoing review and discussion of a potential strategic transaction. At the request of the special committee, representatives of management, Houlihan Lokey and Sheppard Mullin attended the meeting. Mr. Markheim provided the special committee with an update regarding management’s efforts and progress in negotiating new reseller and sales agent arrangements with test and measurement manufacturers. The special committee, with the assistance of its legal and financial advisors, reviewed and discussed current market conditions and potential next steps with respect to marketing ELRC for sale, should the special committee decide again to pursue that strategic alternative.

On June 12, 2015, the special committee met to review and discuss recent developments affecting ELRC and the potential commencement of a process that could lead to a possible sale of ELRC. At the request of the special committee, representatives of management, including Mr. Greenberg, and of Houlihan Lokey and Sheppard Mullin attended the meeting. Mr. Greenberg provided an update to the special committee regarding ELRC’s financial performance (including the May 31, 2015 fiscal year end results) and ELRC’s new reseller/sales agent arrangements with Anritsu and Art-Fi. The special committee, with the assistance of its legal and financial advisors, discussed ELRC’s financial prospects and and the impact that the decline in revenues would have on a potential sale of ELRC. The special committee authorized management and its advisors to recommence the preparation of marketing materials for a possible sale transaction so that the materials would be available should the special committee determine to approach potential buyers.

On July 16, 2015, the special committee met to review and discuss ELRC’s recent financial performance and the potential commencement of a process that could lead to a possible sale of ELRC. At the request of the special committee, representatives of management, Houlihan Lokey and Sheppard Mullin attended the meeting. The special committee reviewed ELRC’s financial performance following the expiration of ELRC’s reseller agreement with Keysight, including information on sales backlog and efforts to develop additional sources of sales revenues. The special committee assessed the possibility that additional time would allow ELRC to develop reseller relationships with additional manufacturers and increase sales of new equipment. The special committee also assessed the competitive, general economic and market risks that, if it delayed the process, could negatively impact the results of a potential sale process. Following that review and discussion, the special committee authorized Houlihan Lokey to initially contact eight potential financial buyers in order to assess the level of potential interest in acquiring ELRC. The determination to limit the initial outreach to eight potential buyers was made in order to reduce the possibility of competitors learning that ELRC was considering a potential sale transaction and, in turn, reduce the related potential for disruption to ELRC’s business.

On July 29, 2015, the special committee met to review and discuss ELRC’s recent financial performance and the preliminary results of Houlihan Lokey’s initial contacts with nine financial buyers that the special committee authorized Houlihan Lokey to contact (including the eight that the special committee authorized on July 16, 2016 and an additional potential financial buyer that the special committee later directed Houlihan Lokey to approach). At the request of the special committee, representatives of management, Houlihan Lokey and Sheppard Mullin attended the meeting. The special committee received an update from management on ELRC’s recent financial performance. The representatives from Houlihan Lokey summarized the preliminary results of its initial contacts with the nine potential financial buyers authorized by the special committee, and reported that all nine of the potential financial buyers had signed confidentiality agreements with ELRC. The special committee received advice from Sheppard Mullin concerning communication protocols and fiduciary duties of directors in connection with a strategic transaction process.

On September 8, 2015, the special committee met to review and discuss the results to date of Houlihan Lokey’s further contacts with the nine potential financial buyers. At the request of the special committee, representatives from Houlihan Lokey and Sheppard Mullin attended the meeting. The representatives from Houlihan Lokey informed the special committee that, of the nine financial buyers contacted, three had submitted initial indications of interest and six had either declined to submit indications of interest or did not otherwise move forward in the process. The three initial indications indicated the following ranges of proposed value per share: $12.44 to $14.52 per share; $15.55 to $18.25 per share; and $15.55 to $17.42 per share. The special committee, with the assistance of its legal and financial advisors, reviewed and discussed the three indications of interest and determined that the indicative prices from the three bidders were high enough to merit further consideration of a sale process for ELRC. The special committee authorized the scheduling of management presentations for the two potential buyers with the highest bids during the week of September 28, 2015. The special committee instructed Houlihan Lokey to communicate to the lowest of the three bidders that ELRC was not interested in moving forward with it at its indicated price. The special committee further directed Houlihan Lokey to prepare a list of additional potential financial buyers for review by the special committee. The special committee again focused on financial buyers in order to minimize the risk that a competitor would learn that ELRC was in a sale process and attempt to disrupt ELRC’s relationship with its customers and employees.

On September 9, 2015, the special committee met to review a list of additional potential financial buyers that Houlihan Lokey had provided prior to the meeting. Following an initial review and discussion by the special committee of the potential buyers on the list, the special committee invited representatives of Houlihan Lokey to join the meeting. The special committee, with the assistance of Houlihan Lokey, continued its review and discussion of the additional potential financial buyers, and then authorized Houlihan Lokey to contact an additional eighteen potential financial buyers.

Following the September 9, 2015 meeting of the special committee, at the direction of the special committee, Houlihan Lokey contacted (a) the eighteen additional potential financial buyers and (b) two additional potential buyers, one of which was Platinum Equity and the other of which was a potential strategic buyer. The potential strategic buyer was based in Asia, and special committee determined that approaching such potential strategic buyer did not raise significant risk of inadvertent disclosure of a potential sale process to ELRC’s main competitors in the United States.

ELRC ultimately received initial indications of interest from four of the twenty parties contacted. Platinum Equity submitted an initial indication of interest at $16.25 to $17.50 per share. Three other potential financial bidders submitted initial indications of interest as follows: $14.27 to $16.05 per share; $9.33 to $9.95 per share; and $11.25 per share. In addition, the financial buyers that submitted indications of interest prior to September 9, 2015 in a range of $12.44 to $14.52, submitted a revised indication of interest at $14.52 per share.

At the request of the special committee, ELRC held management presentations between September and November 2015 with five potential buyers that the special committee believed merited further consideration. These consisted of all three of the potential financial buyers that had submitted initial indications of interest prior to the September 9, 2015 special committee meeting (including the potential financial buyer that submitted a revised, higher indication of interest) and two potential financial buyers that submitted the higher initial indications of interest following the September 9, 2015 special committee meeting, including Platinum Equity.

On November 6, 2015, the special committee met. With the assistance of its legal and financial advisors, the special committee reviewed and discussed the feedback provided by the potential financial buyers that had attended management presentations. Following such review and discussion, the special committee authorized the preparation of a bid instruction letter requesting that bids be submitted by mid-December along with proposed revisions to a form of merger agreement to be distributed to potential buyers.

On November 12, 2015, at the direction of the special committee, Houlihan Lokey distributed to four bidders, including Platinum Equity, the form of bid letter and draft merger agreement approved by the special committee. The fifth bidder, subsequent to submitting its indication of interest, informed Houlihan Lokey that it had determined to withdraw from the process. As directed by the special committee, the deadline for submission of a bid (including a marked form of merger agreement the bidder was prepared to sign) was set as December 15, 2015.

On November 19, 2015, ELRC received an unsolicited inquiry from Bidder A. Bidder A indicated that it was a finalist in the sales process to acquire a European-based company in the same industry as that of ELRC, which we refer to as “Company X.” Company X has operations in the United States that compete with ELRC. Bidder A was admitted into the process, provided access to certain non-public information regarding ELRC and was provided a bid process letter.

On December 14, 2015, Bidder A submitted an initial indication of interest of $15.00 per share. However, Bidder A indicated that, since it was concurrently pursuing the acquisition of Company X, it would need additional time to complete its work on that transaction before it could complete its due diligence and related work to finalize a proposal on the ELRC transaction.

On December 16, 2015, Platinum Equity provided an updated proposal of $11.65 per share, which reflected a lower price compared to its previous proposed value range $16.25 to $17.50 submitted in November 2015. The lower price was predicated upon Platinum Equity’s due diligence findings and ELRC’s financial performance.

As of December 31, 2015, Bidder A and Platinum Equity were continuing their diligence investigations of ELRC and two potential bidders had dropped out of the process. Because Bidder A’s proposal included the purchase of Company X, a significant strategic competitor to ELRC, the special committee evaluated whether the proposed combination of Company X and ELRC would be able to secure regulatory approvals. Accordingly, at the direction of the special committee, representatives from Sheppard Mullin began communicating with legal counsel to Bidder A on regulatory compliance issues in both Europe and the United States, and related considerations. In those discussions, Sheppard Mullin advised Bidder A’s legal counsel of the special committee’s desire to address regulatory clearance strategy in advance and to avoid any significant period of time between signing and closing in order to minimize risk that the transaction does not close or that the business becomes impaired.

On January 11, 2016, executives of another company operating in the same industry as the Company (“Bidder B”) made an unsolicited inquiry to management of ELRC regarding a proposal to acquire ELRC. Management, at the direction of the special committee, referred Bidder B to representatives of Houlihan Lokey who spoke to Bidder B on behalf of the special committee to obtain information about Bidder B’s interest in submitting a bid for ELRC.

On January 14, 2016, the special committee met to review and discuss the status of Bidder A’s transaction with Company X. The committee members also reviewed the status of Bidder A’s and Platinum Equity’s diligence investigations of the Company.

On January 29, 2016, at the direction of the special committee, representatives of Houlihan Lokey met with executives of Bidder B. At the meeting, Bidder B verbally communicated a proposed value of approximately $11.00 per share. Subsequent to the meeting, at the direction of the special committee, Bidder B was informed that ELRC had concerns regarding the ability to secure regulatory approval for a combination of ELRC and Bidder B and that the proposed price of $11.00 per share was not sufficient to merit further evaluation at that time. At the direction of the special committee, Houlihan Lokey encouraged Bidder B to propose a higher price.

On February 3, 2016, the special committee met to review and discuss the status of discussions with Bidder A, Platinum Equity and Bidder B. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. The special committee, with the assistance of Houlihan Lokey, reviewed and discussed, for each bidder, their indication of interest, including value; the status of their diligence investigation of ELRC; the additional information they had requested; and potential next steps. The special committee, with the assistance of a representative of Sheppard Mullin, also reviewed and discussed the differences in regulatory approvals that would need to be obtained between the financial and strategic bidders and their potential impact on the timing and closing risk of a potential transaction. Following these discussions, the special committee authorized its legal and financial advisors to continue discussions with all three prospective bidders. The special committee further directed Sheppard Mullin to evaluate potential antitrust issues with Bidder A and Bidder B and to prepare a revised draft of the merger agreement that addressed the increased risks related to antitrust regulatory approval in connection with a combination with a strategic buyer.

On February 15, 2016, the special committee met to review and discuss the status of discussions with Bidder A, Bidder B and Platinum Equity. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. Representatives from Houlihan Lokey updated the special committee on discussions with all three potential bidders since the special committee’s meeting on February 3, 2016. A representative from Sheppard Mullin then advised the special committee of conversations that it had with counsel for Bidder A and Bidder B on antitrust and competition related matters. The special committee reviewed a draft of the proposed merger agreement which had been revised to include “hell or high water” covenants that would require a strategic buyer to take all action necessary to secure antitrust regulatory compliance approval, including the divestiture of parts of the business. The special committee, with the assistance of Sheppard Mullin, discussed antitrust and regulatory clearance issues that arise with strategic buyers, including the process for regulatory approval, possible covenants and remedies relating to regulatory approval and the impact on the timing and probability of a successful closing. The special committee then authorized its legal and financial advisors to continue discussions with all three potential bidders.

On March 11, 2016, after further diligence of ELRC, Platinum Equity submitted a revised proposal to acquire ELRC for $10.70 per share, which was lower than the proposed price of $11.65 that Platinum Equity offered on December 16, 2015.

On March 14, 2016, Houlihan Lokey provided the special committee with information regarding Houlihan Lokey’s relationships with Platinum Equity and Bidder A since January 1, 2014.

On March 15, 2016, Bidder A submitted a revised offer letter. The letter confirmed interest at an indicative price of $13.00 per share. The letter acknowledged the special committee’s request in the proposed merger agreement for a “hell or high water” provision. Bidder A countered that any requirement for divestiture would have to be subject to reasonable caps, but did not specify those caps. The letter also stated that Bidder A was continuing to work on its financing for the proposed acquisition of Company X and ELRC, and that it would need an additional five to eight weeks to secure a fully committed financing and be in a position to finalize a proposed offer.

Later that same day, the special committee met to review and discuss the status of discussions with Bidder A, Platinum Equity and Bidder B. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. The special committee, with the assistance of its legal and financial advisors, reviewed and discussed the current status of discussions with each of the potential bidders, including Platinum Equity’s revised proposal. The special committee directed Houlihan Lokey to inform Platinum Equity that its revised proposal was too low for the special committee to consider a transaction with it. Platinum Equity indicated to Houlihan Lokey that it remained interested, and requested a counter-offer to its most recent bid. The special committee also determined that, based on regulatory compliance and competitive concerns, it would not engage in further discussions with Bidder B absent an increased proposed price from Bidder B (which had not increased its proposed price from $11.00 per share).

On March 21, 2016 representatives from Sheppard Mullin had a telephone conference with legal counsel for Bidder A to review Bidder A’s offer letter and the special committee’s concerns. The representatives from Sheppard Mullin requested information concerning (a) how excess cash would be treated in Bidder A’s proposal and the impact on price, (b) the specific terms of Bidder A’s proposal on the “hell or high water covenants” and securing antitrust regulatory compliance, (c) the status of Bidder A’s financing package, (d) the interdependence of the closing with ELRC and the closing of the transaction with Company X, and (e) any final diligence issues. The representatives from Sheppard Mullin advised the legal representatives for Bidder A that the special committee would require additional information on those points before it would consider exclusivity or one on one negotiations.

On April 8, 2016, the special committee met to continue their review of the status of discussions with Bidder A and Platinum Equity. At the request of the special committee, a representative of Sheppard Mullin attended the meeting. The special committee also discussed the status of Bidder A’s proposed transaction with Company X.

On April 14, 2016, Bidder A submitted an updated proposal to acquire ELRC for $13.00 per share, based on an assumed level of cash and subject to adjustment up or down for any excess or shortfall. The letter indicated

with respect to regulatory compliance that Bidder A would be pragmatic and was willing to “accept some level of risk,” but did not provide any details. The updated proposal included a request for exclusivity to complete negotiations and prepare the necessary definitive agreements for a strategic transaction.

On April 20, 2016, the special committee met to consider the request made by Bidder A for exclusivity and, following discussion with the assistance of its legal and financial advisors, granted exclusivity to Bidder A until May 4, 2016, provided that the special committee could terminate exclusivity (i) on April 25, 2016, unless Bidder A provided to the special committee its draft merger agreement by that date, or (ii) on April 27. 2016, if Bidder A had not extended its exclusivity agreement with Company X by that date.

On April 25, 2016, Bidder A’s legal counsel provided a draft merger agreement to Sheppard Mullin. Bidder A’s version of the draft merger agreement did not contain any “hell or high water” provision with respect to antitrust regulatory compliance, eliminated a liquidated damages provision for failure to secure antitrust regulatory clearance, and requested that Buyer be given up to nine months following signing to secure necessary regulatory approvals.

On April 27, 2016, the special committee met to discuss the draft merger agreement provided by Bidder A’s legal counsel. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. The representative from Sheppard Mullin shared initial observations on the draft merger agreement. Following discussion, the special committee directed Sheppard Mullin to prepare a revised draft of the merger agreement that included the “hell or high water” provision and related remedies and shortened the proposed time frame for closing the transaction, among other changes.

On April 28, 2016, representatives from Sheppard Mullin had a telephone conference with representatives of Bidder A’s legal counsel to review Bidder A’s proposed draft merger agreement. Among other things, the lawyers discussed (a) ELRC’s continued request for a “hell or high water” commitment to secure antitrust regulatory clearances, (b) the status of Bidder A’s transaction with Company X, (c) the status of Bidder A’s financing program, and (d) any material open diligence items.

On May 1, 2016, the special committee, with the assistance of representatives of Sheppard Mullin and Houlihan Lokey, reviewed and discussed the recent discussions between representatives of the special committee and Bidder A and its representatives. A representative from Sheppard Mullin then reviewed with the members of the special committee a proposed response to the draft merger agreement received from Bidder A.

On May 2, 2016, representatives from Sheppard Mullin provided a revised draft of the merger agreement to Bidder A’s legal counsel. The revised draft included a “hell or high water” covenant on the antitrust regulatory clearance, addressed certain deal protective provisions and noted additional information was needed on the financing program.

On May 4, 2016, the exclusivity agreement with Bidder A expired.

On May 5, 2016, representatives from Sheppard Mullin had a conference call with Bidder A’s legal counsel to discuss Bidder A’s plans for financing the acquisition of Company X and ELRC.

Also on May 5, 2016, Houlihan Lokey received a revised offer from Platinum Equity to acquire all of ELRC’s outstanding common stock at a price of $13.00 per share. The offer was not contingent on financing. The offer requested exclusivity for Platinum Equity to complete legal diligence and negotiate the final forms of definitive agreements for the transaction.

On May 6, 2016, the special committee met to review and discuss the status of discussions with Bidder A and Platinum Equity. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. The special committee, with the assistance of its legal and financial advisors, reviewed the status of negotiations with Bidder A, including continuing concerns regarding the potential closing risk in the event antitrust regulatory clearances for Bidder A’s acquisition of ELRC were not obtained given the lack of a “hell or high water” covenant to obtain necessary antitrust regulatory clearances in Bidder A’s proposed form of merger agreement. The special committee, with the assistance of its legal and financial advisors, also reviewed and discussed the proposal from Platinum Equity, including an equity commitment for the full amount of the purchase price, the absence of significant regulatory risk and the anticipated time to closing. Following that discussion, the special committee directed Houlihan Lokey to advise Bidder A that another potential buyer had submitted a proposal that the special committee believed to be superior to that of Bidder A and ELRC would likely enter into exclusivity with the other party if Bidder A did not improve the terms of its proposal. In addition, the special committee directed Houlihan Lokey to request that Platinum Equity complete its diligence, confirm its proposed purchase price and provide a draft merger agreement as a predicate to any granting of exclusivity. Houlihan Lokey contacted Bidder A and Platinum Equity in accordance with the special committee’s instructions.

On May 8, 2016, Bidder A’s legal counsel delivered a revised form of merger agreement to Sheppard Mullin. The revised form of merger agreement included a modified “hell or high water” covenant to make divestitures, subject to (i) limitations on the revenue loss arising from such divestitures, (ii) Bidder A being able to secure a 5x EBITDA return for any assets divested, (iii) the divestiture not have a material adverse impact on the synergies expected from the combination of Company X and ELRC. The draft agreement also proposed again that Bidder A be given up to nine months to secure antitrust regulatory clearance.

On May 9, 2016, representatives from Sheppard Mullin called Bidder A’s legal counsel to discuss concerns over the limitations on any divestitures necessary to secure antitrust regulatory clearance, the conditionality related to Bidder A’s ability to close on the Company X acquisition, the covenants related to ELRC’s cooperation in securing the proposed financing of the transaction and plans for management and employee retention programs.

On May 9, 2016, Latham & Watkins LLP (“Latham & Watkins”), counsel to Platinum Equity, provided to Sheppard Mullin a draft merger agreement. This draft merger agreement contemplated voting agreements being executed by Mr. Daniel Greenberg and a member of his immediately family, who collectively own 29% of our outstanding common stock on the date hereof, to support the transaction proposed by Platinum Equity. In addition, the draft merger agreement provided for a customary “no-shop” provision limiting the special committee’s ability to solicit competing proposals or change its recommendation of the proposed merger, and related provisions, including a termination fee of 4.0% payable by ELRC in certain circumstances including if it accepts a superior offer, and payment of Parent’s expenses if the stockholders vote against the proposed merger, as well as a cap on damages, equal to 4.0% of the aggregate merger consideration, payable by Platinum Equity and its affiliates if the merger agreement is terminated as a result of Parent’s breach.

On May 10, 2016, Latham & Watkins provided to Sheppard Mullin a further revised draft merger agreement, reflecting input on tax, benefits and other discrete provisions of the agreement.

On May 10, 2016, representatives from Sheppard Mullin and Bidder A’s legal counsel had a telephone conference call to discuss observations on possible antitrust review of Bidder A’s proposed combination of Company X and ELRC and Bidder A’s proposed limitations on the divestures requirements to secure antitrust regulatory compliance.

On May 11, 2016, at the direction of the special committee, representatives of Houlihan Lokey called representatives of Platinum Equity to discuss certain aspects related to Platinum Equity’s proposal. Also, on May 11, 2016, representatives from Sheppard Mullin and Latham & Watkins had a telephone conference call to discuss issues related to potential golden parachute payments that may arise in any proposed transaction.

On May 12, 2016, representatives from Sheppard Mullin and Latham & Watkins spoke regarding certain aspects of the draft merger agreement provided by Latham & Watkins, including the deal protective provisions: the parameters of the “no-shop” and the amount of the termination fee. Representatives from Latham & Watkins noted the long and robust sales process in which the Company had been involved and the importance of these customary deal protections to Platinum Equity. Later that day, Sheppard Mullin provided to Latham & Watkins a revised draft merger agreement, which included an increased damage cap and greater flexibility for the special committee and the board of directors in the “no shop,” including a lower termination fee and the ability to change the board’s recommendation of the merger in the case of an intervening event that does not involve an acquisition proposal.

On May 13, 2016, Bidder A submitted a revised proposal. The proposal included two possible prices, either $14.00 per share or $13.00 per share price, depending on the extent of any divestitures required in connection with securing antitrust regulatory approval. The proposal continued to include conditions to Bidder A’s obligations to make a divesture including a requirement that Bidder A receive at least 5x EBITDA for any assets divested, and that the assets divested would not have a material adverse effect on the synergies that Bidder A anticipated in the transaction and a nine month period of time to secure regulatory approval. The proposal did not provide for liquidated damages in the event of a breach of the antitrust regulatory compliance covenants.

On May 15, 2016, Platinum Equity agreed to increase their offer to $13.12 in exchange for ELRC agreeing that it would not be able to declare or pay any dividends for the period between signing and closing.

Also on May 15, 2016, at the direction of the special committee, representatives of Houlihan Lokey called Bidder A’s financial advisor, and informed the advisor that the special committee continued to place a high value on certainty of completion, that Bidder A’s proposal was subject to significant conditionality, and that Bidder A should make every effort to eliminate conditionality from its offer in order to best position itself in the process.

On May 16, 2016, representatives from Sheppard Mullin had a conference call with representatives from Bidder A’s legal counsel on the proposed merger agreement. Sheppard Mullin reminded Bidder A’s legal counsel that ELRC was considering an offer from a private equity group that did not contain the same antitrust risk, and that the special committee was looking for Bidder A to eliminate the conditionality associated with its offer. Sheppard Mullin advised Bidder A’s legal counsel that the proposed offer continued to have substantial restrictions on the obligation of Bidder A to make any divestiture necessary to secure antitrust regulatory approval and did not provide any adequate remedy for a breach of a covenant related to antitrust issues. Bidder A’s legal counsel replied that Bidder A had made substantial concessions and was further prepared to reduce the required threshold on divestitures from 5x EBITDA to 4x EBITDA, but did not offer other material changes.

Also on May 16, 2016, representatives from Sheppard Mullin had a conference call with representatives from Latham & Watkins regarding legal due diligence in support of Platinum Equity’s offer.

Later in the day on May 16, 2016, the special committee met to review and discuss the status of discussions with Bidder A and Platinum Equity. At the request of the special committee, representatives from Houlihan Lokey and Sheppard Mullin attended the meeting. The special committee received an update on discussions with Bidder A and Platinum Equity from Houlihan Lokey and Sheppard Mullin. The special committee was informed that Platinum Equity had completed its financial diligence and confirmed its price. Platinum Equity, which had requested exclusivity on prior occasions in its offer letters, was now requesting exclusivity to complete legal due diligence, having made significant progress on diligence thus far, and to complete negotiation of the merger agreement. The special committee weighed the relative risks of the competing proposals from Bidder A and Platinum Equity, and determined to grant Platinum Equity exclusivity until May 23, 2016, provided that such exclusivity would end earlier in the event that Platinum Equity reduced its proposed purchase price below $13.12 per share. Prior to ELRC signing the exclusivity agreement with Platinum Equity, at the direction of the special committee, Houlihan Lokey contacted Bidder A’s financial adviser and informed them that ELRC was going to enter into exclusivity with another potential buyer.

Between May 16, 2016 and May 17, 2017, Sheppard Mullin and Latham & Watkins exchanged and discussed further revised drafts of the merger agreement, in which, among other things, Platinum Equity conceded to a lower termination fee of $11.3 million and a higher damages cap of $16.2 million.

On May 17, Latham & Watkins provided to Sheppard Mullin a form of voting agreement, which Sheppard Mullin forwarded to counsel for the Greenberg-affiliated stockholders.

On May 18, while ELRC was under exclusivity with Platinum Equity, Bidder A sent a letter to ELRC’s board stating that Bidder A was disappointed that ELRC had entered into exclusive negotiations with another bidder and that Bidder A was prepared to make changes to its proposed draft merger agreement of May 13, 2016, including eliminating the conditional pricing, the antitrust divestiture conditions related to 4x EBITDA and the no material adverse effect on the anticipated synergies of the combination with Company X. The letter also stated that Bidder A was prepared to offer a material increase in its per share offer price, but did not specify an amount. As required by ELRC’s exclusivity agreement with Platinum Equity, ELRC provided the letter from Bidder A to Platinum Equity.

On May 19, 2016, the special committee met to discuss the letter received from Bidder A. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. The special committee also reviewed the open business terms on the proposed merger agreement with Platinum Equity.

On May 20, 2016, representatives of Sheppard Mullin, Houlihan Lokey, Latham & Watkins and Platinum Equity had a telephone conference to, among other things, discuss the remaining open issues in the merger agreement.

On May 22, 2016, at the direction of the special committee, representatives of Houlihan Lokey called Platinum Equity to request that the special committee be permitted to seek to secure a revised offer from Bidder A before entering into a definitive agreement with Platinum Equity. Later that day, representatives of Sheppard Mullin and Latham & Watkins negotiated the terms of the arrangement permitting the special committee to communicate with Bidder A regarding obtaining a revised proposal from Bidder A, while ELRC would retain an option to enter into a merger agreement with Platinum Equity.

On May 23, 2016, the special committee met to review and discuss Platinum Equity’s proposal to acquire ELRC and the status of discussions with Platinum Equity regarding the special committee’s ability to seek to secure a revised proposal from Bidder A. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin also attended the meeting. Representatives of Houlihan Lokey provided the special committee with Houlihan Lokey’s preliminary financial analyses with respect to ELRC and the proposed transaction with Platinum Equity. Thereafter, the special committee approved proposed arrangements with Platinum Equity to extend the deadline for accepting Platinum Equity’s proposal and permit the special committee to negotiate with Bidder A, while ELRC retained an option to enter in a merger agreement with Platinum Equity, in exchange for agreeing to pay a fee to Platinum Equity in the event ELRC did not accept Platinum Equity’s proposal.

On May 24, 2016, Platinum Equity and ELRC entered into an agreement that gave ELRC the right to accept Platinum Equity’s proposal by 5:00 p.m. Pacific time on May 27, 2016. The agreement also granted ELRC the right to enter into discussions with Bidder A through the earlier of (a) 12:00 pm Pacific time on May 26, 2016 or (b) ELRC’s receipt of an updated proposal from Bidder A. Under the terms of the agreement, if Bidder A provided ELRC an updated proposal, Platinum Equity would be allowed 24 hours to respond with another proposal. In exchange for Platinum Equity’s willingness to provide ELRC with an executable merger agreement, while still allowing the special committee to solicit another proposal form Bidder A, ELRC agreed to pay Platinum Equity $6,500,000 in the event that ELRC elected not to enter into a definitive transaction agreement with Platinum Equity by 5:00 p.m. Pacific time on May 27, 2016.

On May 25, 2016, at the direction of the special committee, representatives of Houlihan Lokey sent Bidder A a bid process letter along with a revised draft of the merger agreement, and related equity commitment letter and limited guaranty, in forms that the special committee was prepared to recommend to the ELRC board of directors.

On May 25, 2016, at the direction of the special committee, representatives from Sheppard Mullin and Houlihan Lokey had a call with Bidder A and its legal counsel to discuss the process and the opportunity for Bidder A to submit a revised proposal. Later that same day, representatives from Sheppard Mullin and Bidder A’s legal counsel had a telephone conference to review the proposed form of merger agreement.

On May 26, Bidder A telephoned Houlihan Lokey and indicated that it would provide an updated proposal to acquire ELRC. Shortly thereafter, Bidder A telephoned Houlihan Lokey again and indicated that in order for it to submit an updated proposal, Bidder A would require ELRC to agree to pay it a fee of $8,000,000 in the event that another party matched the amount of its proposal. Later that same day, representatives from Sheppard Mullin and Bidder A’s legal counsel had a conference call to review the status of Bidder A’s debt financing, the anticipated timing and any conditions to signing and closing. They also reviewed the status of Bidder A’s purchase of Company X. Sheppard Mullin was advised that the financing was fully committed, but that there were process issues that may delay signing and that there were a few commercial issues that needed to be resolved on the Company X acquisition. Bidder A’s legal counsel asked for clarification of the time frames that ELRC was working under with regard to Platinum Equity’s offer. In a separate call on May 26, 2016, representatives from Bidder A’s legal counsel called Sheppard Mullin to clarify the business position and proposed language related to regulatory compliance in the merger agreement. Bidder A’s legal counsel indicated that Bidder A had not determined whether it would submit a revised proposal.

After 12:00 p.m. Pacific time on May 26, 2016, representatives from Sheppard Mullin advised Latham & Watkins that Bidder A had not submitted a written proposal to ELRC and, at the direction of the special committee, representatives from Houlihan Lokey informed Platinum Equity that Bidder A had not submitted a revised proposal.

On May 27, 2016, the special committee met to discuss the status of negotiations with Platinum Equity and Bidder A and consider Platinum Equity’s proposal. At the request of the special committee, representatives of Houlihan Lokey and Sheppard Mullin attended the meeting. In addition, at the invitation of the special committee, all of the members of the board who were not members of the special committee also attended the meeting. The special committee first considered the alternative of ceasing further negotiations with both of Platinum Equity and Bidder A and continuing to operate as an independent going concern, and determined that it was in the best interests of ELRC and its shareholders to consider a strategic transaction. The special committee then considered the proposal from Platinum Equity, the letter from Bidder A and the opportunity for Bidder A to submit a topping bid should ELRC enter into a merger agreement on the terms proposed with Platinum Equity. At the request of the special committee, representatives of Houlihan Lokey then reviewed and discussed their financial analyses with respect to ELRC and the proposed transaction with Platinum Equity. Thereafter, at the request of the special committee, Houlihan Lokey verbally rendered its opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the special committee dated May 27, 2016), as to, as of such date, the fairness, from a financial point of view, to holders of ELRC common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement. After discussion and consideration of each of the factors set forth below in “The Merger — Reasons for the Merger,” the special committee unanimously determined to recommend to the board that (a) the merger is fair to and in the best interests of ELRC and its shareholders and (b) the board approve the merger and merger agreement and (c) the board recommend that ELRC’s shareholders vote to approve the merger agreement at any meeting of shareholder of ELRC to be called for the purposes of acting thereon.

On May 27, 2016, following the special committee meeting, the board met. Representatives from Houlihan Lokey and Sheppard Mullin attended the meeting at the request of the special committee. The special committee reported regarding its recommendations to the board regarding the proposed transaction with Platinum Equity. After discussion and consideration of each of the factors set forth below in “The Merger — Reasons for the Merger,” the board of directors unanimously (a) determined that the merger agreement and the merger are fair to and in the best interests of ELRC and its shareholders, (b) approved the merger and merger agreement and (c) recommended that ELRC’s shareholders vote to approve the merger agreement at any meeting of shareholders of ELRC to be called for the purposes of acting thereon.

After the board’s meeting on May 27, 2016, the parties signed and delivered the definitive transaction agreements, and Parent and the Greenberg-affiliated stockholders signed and delivered the voting agreements.

On May 31, 2016, prior to the opening of trading of ELRC common stock on the NASDAQ Global Select Market, ELRC issued a press release announcing the execution of the merger agreement and filed a Current Report on Form 8-K with the SEC reporting on the entry into the merger agreement.

Reasons for the Merger

Reasons for the Recommendation of the Special Committee

The special committee consulted with management and the special committee’s legal and financial advisors in connection with making its unanimous recommendation to the ELRC board of directors that the board adopt resolutions (i) that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of ELRC’s shareholders, (ii) to adopt and declare advisable the merger agreement and approve the transactions contemplated thereby, including the merger, (iii) to direct that the merger agreement be submitted to the shareholders of ELRC for adoption and approval and (iv) recommend that ELRC’s shareholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. In reaching its decision to unanimously recommend that the ELRC board of directors adopt the foregoing resolution, the special committee considered the following factors and potential benefits of the merger, each of which it believes supported its decision:

1. Strategic Alternatives. The special committee considered strategic alternatives to increase shareholder value other than a sale of ELRC. The special committee engaged its financial advisor in November 2014 and spent several months evaluating strategic alternatives, including continued execution of its business plan and organic growth strategy. The board of directors also evaluated the risks and potential benefits of pursuing an acquisition strategy. After consideration, the board of directors concluded that the merger is more favorable to ELRC’s shareholders than such strategic alternatives.

2. Shareholder Monetization of Investment. The special committee considered that the merger allows ELRC’s shareholders to monetize their investment in the Company in the near future, providing shareholders with value certainty and liquidity of cash, while avoiding risks and uncertainties, including those relating to the following: risks related to the Company’s business including its ability to meet its operating goals; economic risks including changes that would impact demand for the Company’s products and services in key industries such as aerospace and defense; competitive risks; changes in interest rates and capital markets risks that may impact the Company’s cost of capital or the price at which its common stock trades; and market risks related to the Company’s limited float and the impact on the trading price and liquidity in the Company’s common stock.

3. Consideration to Be Paid and Capital Structure. The special committee considered that the consideration to be paid in the merger is all cash, and includes payment for all outstanding common stock and restricted stock units.

4. Unlikelihood of a Superior Offer to Parent’s. The belief of the special committee, after consideration in consultation with management and its advisors, that continuing discussions with other bidders, or soliciting interest from additional third parties, would be unlikely to lead to an equivalent or better offer and that deferring acceptance of Parent’s proposed offer could lead to the loss of such offer.

5. Premium to Market Price of ELRC’s Common Stock. The special committee considered the current and historical market prices of ELRC common stock, and the fact that the per share merger consideration represents a premium to the market price of ELRC common stock, including a premium of approximately 24.4% over the closing price on May 27, 2016, the last full trading day prior to the public announcement of the merger agreement, a premium of 24.9% over the average closing price for the one-week period ended May 27, 2016, a premium of 27.4% over the one-month average closing price for the period ended May 27, 2016, and a premium of 30.9% over the one-year average closing price for the period ended May 27, 2016. The special committee further considered that, if ELRC were to remain an independent, publicly traded company, the potential effects of our strategic growth plan and current capital market conditions would make it difficult for ELRC common stock to achieve the price provided for in the merger agreement in the foreseeable future.

6. Opinion of Financial Advisor to the Special Committee. The special committee considered the financial analysis reviewed by Houlihan Lokey with the special committee as well as the oral opinion of Houlihan Lokey rendered to the special committee on May 27, 2016 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the special committee dated May 27, 2016), as to, as of such date, the fairness, from a financial point of view, to the holders of ELRC common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

7. Widely Marketed Auction Process. The special committee had conducted a broad market solicitation, in a process that solicited prospective bids beginning in July 2015. Ultimately, the special committee, with the assistance of its financial advisor, distributed a “teaser” memorandum to 26 prospective bidders that expressed interest and confidentiality agreements were secured with 26 parties. That solicitation led to active evaluation by 8 prospective bidders, including strategic and financial buyers.

8. Likelihood the Merger Would Be Completed. The special committee considered the likelihood that the merger would be completed, based on, among other things:

•	the absence of a financing condition in the merger agreement, the fact that Parent had obtained committed equity financing for the merger, the number and nature of the conditions to the equity financing and the obligation of Parent to use its reasonable best efforts to satisfy the conditions to the equity financing;

•	the fact that Parent’s receipt of debt financing is not a condition to Parent’s obligations under the merger agreement or Platinum Equity’s obligations under the equity commitment letter;

•	the absence of significant required regulatory approvals;

•	the reputation and financial capacity of Platinum Equity; and

•	the termination date under the merger agreement allows for time that is expected to be sufficient to complete the merger agreement

9. Ability to Consider and Enter into an Agreement with Respect to a Superior Proposal. The special committee considered that the merger agreement provides:

•	ELRC with the ability to consider unsolicited acquisition proposals, to provide information to and negotiate with third parties regarding such proposals, if the board of directors has determined, among other things, in good faith following procedures specified in the merger agreement that the proposal would reasonably be expected to lead to a superior offer and failure to take such action would reasonably be likely to be inconsistent with its fiduciary duties under applicable law;

•	the board of directors with the ability to terminate the merger agreement to enter into a superior proposal, subject to certain conditions, including simultaneous payment of a $11.3 million termination fee; and

•	the ability of the board of directors under certain circumstances, following procedures specified in the merger agreement, to withdraw, qualify or modify its recommendation that ELRC’s shareholders vote to approve the merger agreement and merger.

10. Availability of Statutory Dissenter Rights. The special committee considered the availability of dissenting shareholder rights under the CGCL to holders of ELRC common stock who comply with all of the requirements and procedures under the CGCL, which allows such holders to seek appraisal of the fair market value of their shares of ELRC common stock as determined in California Superior Court.

The special committee also considered and balanced against the potential benefits of the transaction various risks and other potentially negative factors concerning the transaction, but determined that these factors were outweighed by the factors supporting the transaction. These risks included the following: the risk that the transaction will not close and the Company will have incurred substantial transaction related expenses; the risk that if the transaction closes the shareholders will not participate in future appreciation and would forego a possibly superior price if the Company’s performance exceeded expectations; and the fact that an all-cash transaction would be taxable to the Company’s shareholders that are U.S. holders for federal income tax purposes.

The foregoing includes the material factors considered by the special committee in making its unanimous recommendation that the ELRC board of directors adopt a resolution (i) that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of ELRC’s shareholders, (ii) to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) to direct that the merger agreement be submitted to the shareholders of ELRC for adoption and approval and (iv) recommend that ELRC’s shareholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger and is not intended to be exhaustive. In view of its many considerations, the special committee did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual members of the special committee may have given different weights to the various factors considered. Neither the special committee nor the board of directors made any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The special committee and the board of directors based its recommendation, respectively, on the totality of the information presented.

Reasons for the Decision of the ELRC Board of Directors

The ELRC board of directors consulted with management, the special committee and ELRC’s legal advisors in connection with its evaluation of the merger agreement and the merger. In reaching its decision (i) that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of ELRC’s shareholders, (ii) to adopt and declare advisable the merger agreement and approve the transactions contemplated thereby, including the merger, (iii) to direct that the merger agreement be submitted to the shareholders of ELRC for adoption and (iv) recommend that ELRC’s shareholders vote in favor of the adoption of the merger agreement and approval of the transactions contemplated thereby, including the merger, the board of directors of ELRC considered each of the following factors:

1. the special committee’s analysis of the risks and benefits of the merger, which the ELRC board of directors adopted;

2. the special committee’s unanimous recommendation that the ELRC board of directors adopt a resolution to (i) that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of ELRC’s shareholders, (ii) to approve and declare advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) to direct that the merger agreement be submitted to the shareholders of ELRC for adoption and approval and (iv) recommend that ELRC’s shareholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger;

3. the special committee was comprised of three independent and disinterested directors;

4. the special committee had engaged its own financial and legal advisors to provide advice and assistance to the special committee with respect to a potential transaction.

5. the special committee had solicited prospective bids beginning in July 2015. Ultimately, the special committee, with the assistance of its financial advisor, distributed a “teaser” memorandum to 26 prospective bidders that expressed interest and confidentiality agreements were secured with 26 parties. That solicitation led to active evaluation by 8 prospective bidders, including strategic and financial buyers.

6. the analysis and recommendation of the special committee and the other factors considered by the special committee as described above under this section, which analysis and recommendation were adopted by the ELRC board of directors.

In view of its many considerations, the ELRC board of directors did not find it practical to, and did not, quantify or otherwise assign relative weights to the specific factors considered. In addition, individual members of ELRC board of directors may have given different weights to the various factors considered.

After considering the factors discussed above and upon the unanimous recommendation of the special committee, the ELRC board of directors unanimously (i) determined that the terms of the merger agreement, the merger and the other transactions contemplated thereby are fair to and in the best interests of ELRC’s shareholders, (ii) approved and declared advisable the merger agreement and the transactions contemplated thereby, including the merger, (iii) directed that the merger agreement be submitted to the shareholders of ELRC for adoption and approval and (iv) recommended that ELRC’s shareholders vote in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, including the merger. ELRC’s board of directors is comprised of six directors, five of whom are independent.

Recommendation of the ELRC Board of Directors

The ELRC board of directors, upon the unanimous recommendation of a special committee, has unanimously approved, and declared to be in the best interests of ELRC and its shareholders the merger agreement and the transactions contemplated thereby, including the merger. The ELRC board of directors unanimously recommends that ELRC’s shareholders vote “FOR” the merger agreement proposal, “FOR” the advisory (non-binding) proposal to approve specified compensation that may become payable to the named executive officers of ELRC in connection with the merger, and “FOR” the proposal to adjourn the special meeting to solicit additional proxies, if necessary or appropriate.

When you consider the recommendation of the ELRC board of directors, you should be aware that the Company’s directors and executive officers may have interests that are different from, or in addition to, the interests of the Company’s shareholders generally. See “The Merger — Interests of ELRC Executive Officers and Directors in the Merger.” The board of directors was aware of and considered these interests in evaluating and negotiating the merger agreement, and in unanimously recommending that the merger agreement be approved by the shareholders of the Company.

Opinion of Financial Advisor to the Special Committee

On May 27, 2016, Houlihan Lokey verbally rendered its opinion to the special committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the special committee dated May 27, 2016), as to the fairness, from a financial point of view, to the holders of ELRC common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement.

Houlihan Lokey’s opinion was directed to the special committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of ELRC common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the special committee, the ELRC board of directors, any security holder of ELRC or any other person as to how to act or vote with respect to any matter relating to the merger.

In arriving at its opinion, Houlihan Lokey, among other things:

1.	reviewed an execution copy of the merger agreement and the voting agreements received by Houlihan Lokey on May 26, 2016;

2.	reviewed certain publicly available business and financial information relating to ELRC that Houlihan Lokey deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of ELRC made available to Houlihan Lokey by ELRC, including financial projections (and adjustments thereto) prepared by the management of ELRC relating to ELRC (the “Projections”);

4.	spoke with certain members of the management of ELRC and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of ELRC, the merger and related matters;

5.	compared the financial and operating performance of ELRC with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for ELRC common stock and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of ELRC advised Houlihan Lokey, and Houlihan Lokey assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of ELRC, and Houlihan Lokey expressed no view or opinion with respect to such projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of ELRC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the merger would be satisfied without waiver thereof, and (d) the merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the merger or ELRC that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the merger agreement would not differ in any respect from the execution copy of the merger agreement identified above.

Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of ELRC or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which ELRC was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which ELRC was or may have been a party or was or may have been subject.

Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion.

Houlihan Lokey’s opinion was furnished for the use of the ELRC special committee (in its capacity as such) in connection with its evaluation of the merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Under the terms of its engagement by the ELRC special committee, neither Houlihan Lokey’s opinion nor any other advice or services rendered by it in connection with the proposed merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to or agency relationship with the ELRC special committee, the ELRC board of directors, ELRC, any security holder or creditor of ELRC or any other person, regardless of any prior or ongoing advice or relationships. The opinion is not intended to be, and does not constitute, a recommendation to the ELRC special committee, the ELRC board of directors, ELRC, any security holder or any other party as to how to act or vote with respect to any matter relating to the merger or otherwise.

Houlihan Lokey’s opinion only addressed the fairness, from a financial point of view, to the holders of ELRC common stock of the merger consideration to be received by such holders in the merger pursuant to the merger agreement and did not address any other aspect or implication of the merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the ELRC special committee, the ELRC board of directors, ELRC, its security holders or any other party to proceed with or effect the merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the merger or otherwise (other than the merger consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the merger to the holders of any class of securities, creditors or other constituencies of ELRC, or to any other party, except if and only to the extent expressly set forth in the last sentence of the opinion, (iv) the relative merits of the merger as compared to any alternative business strategies or transactions that might have been available for ELRC or any other party, (v) the fairness of any portion or aspect of the merger to any one class or group of ELRC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of ELRC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not ELRC, Parent, their respective security holders or any other party is receiving or paying reasonably equivalent value in the merger, (vii) the solvency, creditworthiness or fair value of ELRC, Parent or any other participant in the merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the merger, any class of such persons or any other party, relative to the merger consideration or otherwise. In addition, Houlihan Lokey’s opinion did not address whether or not the merger consideration was the highest price per share of ELRC common stock that could be achieved in a sale of ELRC. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the ELRC special committee, on the assessments by the ELRC special committee, ELRC and their respective advisors as to all legal, regulatory, accounting, insurance and tax matters with respect to ELRC, the merger or otherwise.

In preparing its opinion to the ELRC special committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to ELRC or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of ELRC. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.

Houlihan Lokey’s opinion was only one of many factors considered by the ELRC special committee in evaluating the proposed merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the merger consideration or of the views of the ELRC special committee with respect to the merger or the merger consideration. The type and amount of consideration payable in the merger were determined through negotiation between ELRC and Parent, and the decision to enter into the merger agreement was solely that of the ELRC special committee and the ELRC board of directors.

The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the ELRC special committee on May 27, 2016. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.

For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

•	Enterprise Value — generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

•	Adjusted EBITDA — generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, adjusted for certain non-recurring items.

Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of ELRC’s common stock and the common stock of the selected companies listed below as of May 25, 2016, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of future financial performance of ELRC relied upon for the financial analyses described below were based on the Projections. The estimates of the future financial performance of the selected companies listed below were based on [certain] publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The financial data reviewed included:

•	Enterprise value as a multiple of estimated adjusted EBITDA for the last twelve months, or “LTM Adjusted EBITDA”;

•	Enterprise value as a multiple of estimated adjusted EBITDA for the next fiscal year, or “NFY Adjusted EBITDA”; and

•	Enterprise value as a multiple of estimated adjusted EBITDA for the year following the next fiscal year, or “NFY+ 1 Adjusted EBITDA.”

The selected companies and corresponding multiples were:

Enterprise Value / Adjusted EBITDA
	LTM	NFY	NFY+1
Aggreko plc	6.2x	6.3x	6.3x
AMERCO	7.4x	7.3x	6.9x
Ashtead Group plc	6.5x	6.1x	5.3x
H&E Equipment Services Inc.	5.0x	5.0x	5.0x
Hertz Global Holdings, Inc.	4.9x	4.6x	4.3x
McGrath Rentcorp	6.4x	6.3x	6.2x
Ramirent Oyj	5.8x	5.8x	5.3x
United Rentals, Inc.	5.0x	4.9x	5.0x
Vp plc	6.7x	6.5x	6.0x

Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 3.5x to 4.5x to ELRC’s LTM Adjusted EBITDA, 3.5x to 4.5x to ELRC’s estimated fiscal year NFY (2016E) Adjusted EBITDA and 3.5x to 4.5x to ELRC’s estimated fiscal year NFY + 1 (2017E) Adjusted EBITDA. The selected companies analysis indicated implied reference ranges per share of ELRC common stock of $11.77 to $14.83 based on LTM Adjusted EBITDA, $11.18 to $14.07 based on NFY Adjusted EBITDA and $11.43 to $14.39 based on NFY + 1 Adjusted EBITDA, as compared to the merger consideration of $13.12 per share of ELRC common stock in the merger pursuant to the merger agreement.

Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included enterprise value as a multiple of LTM Adjusted EBITDA, and the selected transactions and corresponding multiples were:

Date Announced	Target	Acquiror	Transaction Value/ LTM Adj. EBITDA
4/16	Excalibur Engineering, Inc.	Transcat Inc.	NA
9/15	ICS Group, Inc.	Aggreko plc	NA
3/15	Marais Technologies SAS	Tesmec S.p.A.	4.7x
9/14	Tasman Oil Tools Limited	Northbridge Industrial Services NZ Holdings Limited	3.8x
9/14	Lowe Refrigeration Solutions Limited	MML Capital Partners; Irish Growth Capital Fund	NA
3/14	National Pump & Compressor	United Rentals (North America), Inc.	7.6x
3/14	Lone Star Tank Rental LP and KYM Rentals, LLC	General Finance Corporation	NA
12/13	BlueLine Rental, LLC	Platinum Equity, LLC	NA
6/13	Trescal SA	AXA Private Equity (nka: Ardian)	10.9x
6/13	Target Rentals Ltd.	Secure Energy (Drilling Services) Inc.	4.4x
5/13	Accession Group Ltd.	Ashtead Plant Hire Co Ltd.	NA

NA refers to not available.

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 3.8x to 4.8x to ELRC’s LTM Adjusted EBITDA. The selected transactions analysis indicated an implied reference range per share of ELRC common stock of $12.68 to $15.75, as compared to the merger consideration of $13.12 per share of ELRC common stock in the merger pursuant to the merger agreement.

Other Matters

Houlihan Lokey was engaged by the ELRC special committee to act as its financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar strategic transaction. The ELRC special committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to its engagement by the ELRC special committee, Houlihan Lokey is entitled to a transaction fee based on the value of the merger currently estimated to be approximately $3,800,000, of which $500,000 became payable to Houlihan Lokey upon the rendering of its opinion to the ELRC special committee and the remainder of which is contingent upon the consummation of the merger. In addition, the fee paid to Houlihan Lokey in connection with Houlihan Lokey’s prior engagement by the ELRC special committee in November 2014 to provide certain strategic advisory services to the ELRC special committee (the “Prior Engagement”) will, to the extent previously paid, be creditable against the transaction fee payable to Houlihan Lokey with respect to the merger. ELRC has also agreed to reimburse

Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey, its affiliates and certain related parties against certain liabilities and expenses arising out of or relating to Houlihan Lokey’s engagement.

In the ordinary course of business, certain of Houlihan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, Parent, ELRC or any other party that may be involved in the merger and their respective affiliates or any currency or commodity that may be involved in the merger.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Platinum Equity, LLC, an affiliate of Parent, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Platinum (collectively, with Platinum, the “Platinum Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, during the past two years (i) having acted as placement agent for MetoKote Corporation, a member of the Platinum Group, in connection with a debt financing, which closed in June 2014 and (ii) having acted as financial advisor to an affiliate of Platinum in connection with certain financial alternatives available to a member of the Platinum Group in 2015, for which advice and services Houlihan Lokey and its affiliates have received approximately $2,500,000 in fees in the aggregate. In addition, Houlihan Lokey and its affiliates are currently acting as financial advisor to an ad hoc committee of creditors which includes a member of the Platinum Group and currently acting as financial advisor to a member of the Platinum Group in connection with its consideration of a possible strategic transaction. Houlihan Lokey has in the past provided investment banking and financial advisory services to ELRC, for which Houlihan Lokey has received compensation, including, pursuant to the Prior Engagement, for which strategic advisory services Houlihan Lokey has received approximately $100,000 in fees. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to ELRC, Parent, the members of the Platinum Group, other participants in the merger or certain of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Platinum, other participants in the merger or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with members of the Platinum Group, other participants in the merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, ELRC, Parent, members of the Platinum Group, other participants in the merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Certain Financial Information

In the course of the discussions described under “—Background of the Merger,” the Company provided Parent and certain other potential purchasers that signed confidentiality agreements selected, non-public financial projections for fiscal year 2016 prepared by our senior management. We have included a summary of these projections below because the projections were provided to Parent. ELRC does not as a matter of course make public projections as to future performance or earnings. These financial projections constitute forward-looking statements. See “Forward-Looking Statements.”

ELRC advised the recipients of the financial projections that such projections are subjective in many respects. The financial projections are based on a variety of estimates and assumptions made by our senior management regarding the Company’s business, industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict and are beyond the Company’s control. In recognition of such limitations, ELRC believes Parent and the other potential purchasers applied their own independent judgment to the projections and formulated a valuation for the Company based on their independent investigation of the Company’s historical performance and their views and assumptions as to the Company’s future prospects.

The financial projections were prepared by ELRC’s senior management in good faith and on a reasonable basis based on the best information available to our management at the time of their preparation and have not been updated. The financial projections are not actual results and should not be relied upon as being necessarily indicative of actual future results, and readers of this proxy statement are cautioned not to place undue reliance on this information. Neither ELRC’s independent auditors, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections set forth below, nor have they expressed any opinion or any other form of assurance with respect thereto. The financial projections were not prepared with a view toward public disclosure or compliance with generally accepted accounting principles in the United States (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Except as required by law, ELRC does not intend to update these financial projections or to make other projections public in the future.

While presented with numeric specificity, the assumptions upon which the financial projections were based necessarily involve judgments with respect to, among other things, future economic and competitive conditions, many of which are difficult to predict accurately and are beyond the control of ELRC’s senior management. See the risk factors included in our most recent filings on Form 10-Q and Form 10-K. Also, the economic and business environment can and does change quickly, which adds a significant level of unpredictability and execution risk. It is expected that differences between actual and projected results will occur, and actual results may be materially greater or less than those contained in the projections. If the merger is not consummated, the Company may not be able to achieve these financial projections. There can be no assurance that the projections, or the assumptions underlying the projections, will be realized. Accordingly, readers of this proxy statement are cautioned not to place undue reliance on the financial projections included in this proxy statement.

The financial projections included the following consolidated forecast for fiscal 2016 (dollar amounts in thousands, except for per share amounts):

	Fiscal 2016 Forecast
	Q1	Q2	Q3	Q4	Year
Revenues
Rentals	28,566	28,440	25,552	26,437	108,996
Leases	3,737	3,733	3,621	3,690	14,780
Sales
Used	8,355	6,666	7,744	7,884	30,649
Resale	10,303	2,690	1,563	1,688	16,243
Finance lease	802	499	162	151	1,614
Finance lease-Resale	540	289	142	75	1,046
Other	1,040	994	713	690	3,437

Revenues	53,343	43,310	39,497	40,615	176,765

Cost of Revenues
Depreciation	14,601	14,340	13,744	13,231	55,916
Direct operating expenses	4,914	4,289	4,164	4,321	17,688

Cost of rentals	19,516	18,629	17,908	17,551	73,604
Cost of sales
Used	4,945	3,965	4,820	4,652	18,382
Resale	8,871	2,245	1,417	1,435	13,968
Finance lease	580	357	112	107	1,155
Finance lease-Resale	471	246	125	66	909

Total costs of revenues	34,382	25,443	24,382	23,811	108,018

Operating revenue	18,962	17,867	15,115	16,804	68,747

SG&A
Operations	312	295	290	347	1,244
Sales	5,995	5,446	5,117	5,544	22,102
Corporate	8,414	8,611	7,798	8,002	32,824

Total SG&A	14,721	14,353	13,204	13,892	56,171

EBIT	4,241	3,514	1,911	2,911	12,577

FX	47	63	200	3	314
Interest and other income	242	(92)	220	3	373

EBT	3,951	3,542	1,491	2,905	11,889

Income Taxes	1,481	1,351	483	1,080	4,395

Net Income	2,470	2,191	1,008	1,825	7,494

EPS	0.10	0.09	0.04	0.07	0.31

EBIT and EBT are considered non-GAAP financial measures. ELRC provided this information to Parent and certain other potential purchasers because it believed it could be useful to potential bidders in evaluating, on a prospective basis, the Company’s operating performance. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the projections may not be comparable to similarly titled amounts used by other companies. EBIT is calculated as net income (earnings), plus interest and taxes. EBT is calculated as net income (earnings), plus taxes.

You should not regard the inclusion of these projections in this proxy statement as an indication that ELRC, Parent or any of their respective affiliates, advisors or other representatives considered or consider the projections to be necessarily predictive of actual future events. None of ELRC, Parent or any of their respective affiliates, advisors or other representatives has made or makes any representations regarding the ultimate performance of ELRC compared to the information contained in the projections. ELRC made no representation to Parent in the merger agreement or otherwise, concerning the financial projections.

Financing of the Merger

The Company and Parent estimate that the total amount of funds necessary to consummate the merger is approximately $325 million, including amounts required to: (i) make payments under the merger agreement to ELRC’s shareholders and to holders of outstanding ELRC restricted stock units, (ii) repay at the closing of the merger certain indebtedness of ELRC and its subsidiaries; and (iii) pay certain fees, costs and expenses associated with closing the merger. Parent has obtained an equity financing commitment described below in connection with the merger.

There are no conditions precedent or contingencies, whether oral or written, related to the funding of the full amount of the equity financing, other than as expressly set forth in the equity commitment letter.

Equity Financing

Parent has received an equity commitment letter, dated May 27, 2016 from Platinum Equity Capital Partners III, L.P., a Delaware limited partnership, pursuant to which Platinum Equity Capital Partners III, L.P. committed to make, or cause its affiliates to make, an equity contribution of up to $325 million to Parent, the proceeds of which will be used by Parent to consummate the transactions contemplated by the merger agreement.

The obligation to fund all or any part of the equity contribution pursuant to the equity commitment letter is conditioned upon the satisfaction or waiver at the closing of the conditions to consummate the transactions contemplated by the merger agreement.

Debt Financing

Pursuant to the merger agreement, as an alternative to all or a portion of the equity financing provided in the equity commitment letter, Parent and Merger Sub may obtain debt financing in connection with the transactions contemplated by the merger agreement, but obtaining such debt financing is not a condition to Parent’s obligation to consummate the merger or Platinum Equity Capital Partners III, L.P.’s obligation to make the equity contribution.

Limited Guaranty

Concurrently with the execution of the merger agreement, Platinum Equity Capital Partners III, L.P., a Delaware limited partnership (the “guarantor”), entered into a Limited Guaranty with ELRC pursuant to which the guarantor has unconditionally agreed to guarantee subject to the terms and conditions described below, the payment obligations of Parent for breach by Parent of any representation, warranty or covenant in the merger agreement prior to such termination if, as and when due under, and subject to the limitations set forth in (including the $16.2 million damages cap described below), the merger agreement (such obligations, the “guaranteed obligations”). A copy of the Limited Guaranty was filed as Exhibit 99.1 to the Form 8-K filed by ELRC with the SEC on May 31, 2016.

Limitation of Liability of Guarantor and Non-Recourse Parties

The guarantor is obligated to make payments to ELRC with respect to the Limited Guaranty, the merger agreement or the transactions contemplated thereby only up to the amount of $16.2 million, which is the amount of the “damages cap” described under “The Merger Agreement — Fees and Expenses.”

The Limited Guaranty also provides that no person has any obligations thereunder except for the guarantor, and that ELRC has no right of recovery under the Limited Guaranty against any “non-recourse parties” (as defined below), through Parent or otherwise.

“Non-recourse parties” is defined in the Limited Guaranty to mean the (i) the former, current and future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, representatives or successors or assignees of the guarantor or Parent or (ii) any former, current or future equity holder, controlling person, director, officer, employee, agent, Affiliate member, manager, general or limited partner, representative or successor or assignee of any of the foregoing, but not including guarantor or Parent.

Termination of Guarantor’s Obligations

The Limited Guaranty will remain in full force and effect until the earlier to occur of any of the following events, at which time the Limited Guaranty terminates and the guarantor will not have any further liability thereunder:

•	the consummation of the merger under the merger agreement;

•	the date on which there are no further outstanding payment obligations under the merger agreement or the guarantor has made payments in respect of obligations under the Limited Guaranty that, in the aggregate, equal or exceed the damages cap;

•	the termination of the merger agreement other than a termination by the Company based on a breach of representation, warranty, covenant or agreement of Parent or Merger Sub, including a failure to close;

•	the date that is three months after the termination of the Agreement by the Company based on a breach of representation, warranty, covenant or agreement of Parent or Merger Sub, unless ELRC has provided written notice to the guarantor asserting a claim prior to such date, in which case the relevant termination date shall be the date that such claim is finally satisfied or otherwise resolved by agreement of the parties hereto or a final, non-appealable judgment of a Governmental Authority of competent jurisdiction.

In addition, upon the occurrence of any of the following events, (i) the obligations of the guarantor under the Limited Guaranty will terminate, (ii) if any guarantor previously made any payments under the Limited Guaranty, such payment must be repaid by ELRC and (iii) none of the guarantor (nor any non-recourse parties) will have any liability to ELRC or its affiliates, or to any of its or their direct or indirect shareholders, with respect to the merger agreement, the transactions contemplated by the merger agreement or under the Limited Guaranty:

•	ELRC, directly or indirectly, claims that the operative provisions of the Limited Guaranty, including the provisions limiting the guarantor’s aggregate liability to the maximum amount, are illegal, invalid or unenforceable in whole or in part; or

•	ELRC asserts any theory of liability against the guarantor (or any affiliate of the guarantor) with respect to the transactions contemplated by the merger agreement (except as described below).

ELRC may, however, bring claims:

•	against Platinum Equity Advisors, LLC pursuant to, and in accordance with, the confidentiality agreement between it and ELRC entered into connection with the transactions contemplated by the merger agreement; or

•	against the guarantor under the Limited Guaranty, subject to the limitations described under “—Limitations of Liability of Guarantor and Non-Recourse Parties” above including the damages cap; or

•	against Parent under the merger agreement for breach thereof.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion describes certain United States federal income tax consequences to ELRC’s shareholders who are U.S. Holders and non-U.S. Holders (each as defined below) as a result of the exchange of their shares of ELRC common stock for cash pursuant to the merger agreement. This summary is not a complete analysis of all potential U.S. federal income tax consequences, nor does it address any tax consequences arising under any state, local or foreign tax laws or U.S. federal estate or gift tax laws. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury Regulations issued thereunder, IRS rulings and pronouncements, and judicial decisions, all as of the date hereof and all of which are subject to differing interpretations or change which could affect the tax consequences described in this proxy statement (possibly on a retroactive basis). No IRS ruling has been or will be sought regarding any matter discussed herein, and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein. No opinion of counsel has been or will be rendered with respect to the tax consequences of the Merger.

This discussion assumes that holders of ELRC common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of ELRC common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of ELRC common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, partnerships or other pass-through entities and their partners or members, tax-exempt organizations, insurance companies, real estate investment trusts, personal holding companies, regulated investment companies, dealers in securities or foreign currencies, traders in securities who elect mark-to-market method of accounting, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who hold ELRC common stock as part of a hedge, straddle, constructive sale or conversion transaction, and holders whose functional currency is not the U.S. dollar. This discussion does not address the impact of the Medicare contribution tax or any aspect of foreign, state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder. In addition, this discussion does not address the U.S. federal income tax consequences to dissenting shareholders or holders of ELRC common stock who acquired their shares through stock option or stock purchase plan programs or in other compensatory arrangements.

We intend this discussion to provide only a general summary of the material U.S. federal income tax consequences of the Merger to holders of ELRC common stock. We do not intend it to be a complete analysis or description of all potential U.S. federal income tax consequences of the Merger.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds ELRC common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, entities or arrangements treated as partnerships that hold ELRC common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

All shareholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of ELRC common stock pursuant to the Merger.

As used herein, the term “U.S. Holder” means a beneficial owner of ELRC common stock that for United States federal income tax purposes is:

•	an individual who is a citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” within the meaning of Section 7701(a)(30) of the Code has the authority to control all substantial decisions of the trust, or if the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

As used herein, the term “non-U.S. Holder” means a beneficial owner of ELRC common stock (other than a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) who is not a U.S. Holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of ELRC common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares of ELRC common stock, and each partner in such partnership, should consult its own tax advisors regarding the tax consequences resulting from the exchange of their shares of ELRC common stock for cash pursuant to the merger agreement.

Exchanging U.S. Holder

The Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder generally will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received pursuant to the Merger (determined before the deduction of any applicable withholding taxes) and such U.S. Holder’s adjusted tax basis in the shares cancelled and converted into cash pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such shares. Such gain or loss generally will be a capital gain or loss, and will be long-term capital gain or loss if the holder’s holding period for such shares exceeds one year as of the date of the effective time of the Merger. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of ELRC common stock at different times or different prices, such U.S. Holder must determine such holder’s tax basis, holding period, and gain or loss separately with respect to each block of ELRC common stock.

Exchanging Non-U.S. Holder

Any gain realized on the receipt of cash in exchange for ELRC common stock pursuant to the Merger by a non-U.S. Holder generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the non-U.S. Holder maintains a United States permanent establishment to which such gain is attributable);

•	the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•	the non-U.S. Holder owned (directly, indirectly or constructively) more than 5% of the Company’s outstanding shares of common stock at any time during the five years preceding the Merger, and the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during such non-U.S. holder’s ownership of more than 5% of the Company’s outstanding shares of common stock. The Company does not believe that it is or was a “United States real property holding corporation” for U.S. federal income tax purposes.

A non-U.S. Holder described in the first bullet point above will be required to pay United States federal income tax on the net gain derived from the disposition of ELRC common stock generally in the same manner as if such non-U.S. Holder were a U.S. Holder, and, if such non-U.S. Holder is a foreign corporation, an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) may apply to any effectively connected earnings and profits.

A non-U.S. Holder described in the second bullet point above will be subject to United States federal income tax at a rate of 30% (or, if applicable, a lower treaty rate) on the gain derived from the disposition of ELRC common stock, which may be offset by certain U.S. source capital losses.

A Non-U.S. Holder is encouraged to consult his, her or its own tax advisor regarding the United States federal income tax consequences of exchanging his, her or its shares of ELRC common stock solely in exchange for cash pursuant to the merger agreement, as well as the applicability and effect of state, local, foreign and other tax laws.

Reporting and Backup Withholding

Payments made in connection with the merger to holders of ELRC common stock may be reported to the IRS. In addition, under the United States federal income tax laws, backup withholding at the statutory rate (currently 28%) may apply to the amount paid to certain shareholders who are not “exempt” recipients. To prevent such backup United States federal income tax withholding, a U.S. Holder who does not otherwise establish an exemption from backup withholding must provide us with such shareholder’s taxpayer identification number (employer identification number or social security number) and provide certain other information by completing, under penalties of perjury, the IRS Form W-9. Failure to timely provide the correct taxpayer identification number on the IRS Form W-9 may subject the shareholder to a $50 penalty imposed by the IRS.

Certain “exempt” recipients are not subject to these backup withholding requirements. For a non-U.S. Holder to qualify for such exemption, such non-U.S. Holder must submit a statement (generally, an IRS Form W-8BEN or other applicable Form W-8), signed under penalties of perjury, attesting to such non-U.S. Holder’s exempt status.

Backup withholding is not an additional tax. Taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund of such amounts if they timely provide certain required information to the IRS.

Payments made pursuant to the Merger will also be subject to information reporting unless an exemption applies.

Shareholders should consult their own tax advisors regarding the application of backup withholding to their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX CONSEQUENCES RELEVANT TO COMPANY

SHAREHOLDERS. THE TAX CONSEQUENCES OF THE MERGER MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER. YOU SHOULD CONSULT YOUR TAX ADVISOR CONCERNING THE FEDERAL, STATE, LOCAL, FOREIGN AND/OR OTHER TAX CONSEQUENCES OF THE MERGER TO YOU.

Regulatory Matters

Under the terms of the merger agreement, the merger cannot be completed until certain approvals, consents and consultations required to consummate the merger pursuant to applicable U.S. and foreign antitrust laws, including the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, or the HSR Act, have been obtained or any applicable waiting period thereunder has been terminated or has expired.

Under the HSR Act and its related rules, the merger may not be consummated unless certain filings have been submitted to the Federal Trade Commission, or the FTC, and the Antitrust Division of the U.S. Department of Justice, or the DOJ, and the waiting period required by the HSR Act has expired or been terminated.

Each of ELRC and Parent plan to file the appropriate notification and report forms with the FTC and the DOJ on or prior to June 13, 2016.

The FTC and the DOJ frequently scrutinize the legality under the antitrust laws of transactions like the merger. At any time before or after the completion of the merger, the FTC or the DOJ could take any action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking the divestiture of substantial assets of ELRC or Platinum Equity. In addition, certain private parties, as well as state attorneys general and other antitrust authorities, may challenge the transaction under antitrust laws under certain circumstances.

While ELRC and Platinum Equity believe that the completion of the merger will not violate any antitrust laws, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or, if such a challenge is made, what the result will be.

Interests of ELRC Executive Officers and Directors in the Merger

When considering ELRC’s board of directors’ recommendation that Company shareholders vote in favor of the merger agreement proposal, you should be aware that ELRC’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of its shareholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. ELRC’s board of directors was aware of these interests and considered them, among other matters, when it approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable, fair to and in the best interests of ELRC and its shareholders.

Positions with Surviving Corporation

As of the date of this proxy statement, no members of ELRC’s management have entered into any agreement, arrangement or understanding with Parent or its affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent or its affiliates. Although it would not be unexpected that some members of ELRC’s current management team will enter into arrangements, agreements or understandings with Parent or its affiliates regarding employment (and severance arrangements) with, and the right to purchase or participate in the equity of, Parent (and/or a subsidiary of Parent), as of the date of this proxy statement no such agreements, arrangements or understandings have been reached between members of ELRC’s current management and representatives of Parent, and there can be no assurance that any parties will reach such an agreement, arrangement or understanding. New arrangements, agreements or understandings, if any, may be entered into prior to, at or following completion of the merger and it is currently expected that any such arrangements, agreements or understandings would not become effective until after the merger is completed. There is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, the guarantor or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and ELRC or any of its executive officers, directors, controlling persons or subsidiaries, on the other hand.

Stock Ownership

Certain ELRC executive officers and directors beneficially own shares of ELRC common stock. For a more detailed description of these stockholdings, see “Security Ownership of Certain Beneficial Owners and Management” on page 89.

The following table sets forth the cash consideration that ELRC directors and executive officers, individually and as a group, will be entitled to receive under the merger agreement in consideration for the cancellation of common stock held by them. For purposes of the table below, the number of shares of common stock of ELRC reflects the individual holdings of each director and executive officer as of May 31, 2016 (August 31, 2015 for Craig R. Jones) and it is assumed that none of the directors or executive officers will acquire or dispose of any shares of common stock prior to the closing of the merger.

Name	Number of Shares of Common Stock (1)	Consideration for Cancellation of Common Stock
Daniel Greenberg	4,600,434	$60,357,694
Craig R. Jones (2)	82,589	$1,083,568
Steven Markheim	262,368	$3,442,268
Herb F. Ostenberg	35,583	$466,849
Allen Sciarillo	24,549	$322,083
Nancy Y. Bekavac	49,076	$643,877
Karen J. Curtin	43,046	$564,764
Theodore E. Guth	18,748	$245,974
Joseph J. Kearns	33,078	$433,983
James S. Pignatelli	39,706	$520,943

Directors and Executive Officers as a Group	5,189,177	$68,082,002

(1)	Such amounts include the following numbers of shares underlying unvested restricted stock units for which vesting shall accelerate for the following directors and executive officers in connection with merger as described below: Nancy Bekavac: 1,082; Karen Curtin: 1,082; Theodore Guth: 1,082; Joseph Kearns: 1,082; James Pignatelli: 1,082; Herb Ostenberg: 11,321; Steven Markheim: 32,982; and Allen Sciarillo: 21,051.

(2)	This figure is based on the number of shares held by Craig R. Jones, as August 31, 2015, the date he resigned his employment with ELRC.

Restricted Stock Units

Certain of our directors and executive officers hold restricted stock units (“RSUs”) which were granted to them pursuant to our stockholder-approved 2005 Equity Incentive Plan.

For executive officers, subject to the executive officer’s continued service to the Company, the RSUs generally vest in pro-rata equal annual installments on each of the first three anniversaries of their grant date. For non-employee directors, subject to the director’s continued service to the Company, the RSUs generally vest in four equal quarterly installments with the first such vesting installment occurring on the grant date (which typically occurs in October) and the final installment on July 1st of the year following the year of grant.

Each RSU that becomes vested is converted on a one-for-one basis into a Company common share on the RSU’s settlement date. The settlement date is the earliest of (i) the first January 1st after the fifth anniversary of the grant date of the RSU, (ii) a change in control of the Company, or (iii) the grantee ceasing to provide services to the Company.

Additionally, to the extent that the Company pays dividends on ELRC common shares while an RSU is outstanding: (1) a RSU holder will receive payment on the RSU’s vesting date for any such dividend amounts that were paid on an ELRC common share while the RSU was outstanding and unvested (any such additional payments to RSU holders on account of dividends being paid on ELRC common shares are referred to herein as “dividend equivalents”) and (2) the holder of any previously vested RSU will receive dividend equivalents payments for such dividends on common stock at the same time that the dividends are paid to shareholders.

In accordance with the 2005 Equity Incentive Plan, each outstanding then-unvested RSU will become fully vested upon (and the settlement date of all RSUs will be accelerated to) the effective time of the merger. Therefore, in accordance with the merger agreement and the settlement provisions for the RSUs, at the effective time of the merger, each outstanding RSU will in turn be cancelled in exchange for an amount in cash (subject to any applicable withholding taxes) equal to the sum of (i) the merger consideration of $13.12 per share plus (ii) accrued unpaid dividend equivalents relating to such RSU.

The following table sets forth the cash consideration that our directors and executive officers will be entitled to receive under the merger agreement in consideration for the exchange of RSUs held by them. For purposes of the table below, the number of RSUs shown reflects the holdings of each director and executive officer as of May 31, 2016 and it is assumed that there is no granting, forfeiture, or vesting of RSUs prior to the effective time of the merger.

Name	Number of Vested RSUs (1)	Number of Unvested RSUs	Accrued Unpaid Dividend Equivalents ($)	Consideration for all RSUs (including Dividend Equivalents) ($)
Executive Officers
Daniel Greenberg (2)	—	—	—	—
Craig R. Jones (3)	—	—	—	—
Steven Markheim	37,825	32,982	22,354	951,342
Herb F. Ostenberg	16,262	11,321	9,167	371,056
Allen Sciarillo	2,373	21,051	7,172	314,495
Non-Employee Directors
Nancy Y. Bekavac	14,100	1,082	1,082	200,270
Karen J. Curtin	14,100	1,082	1,082	200,270
Theodore E. Guth	15,166	1,082	1,082	214,256
Joseph J. Kearns	14,100	1,082	1,082	200,270
James S. Pignatelli	14,100	1,082	1,082	200,270

Directors and Executive Officers as a Group	128,026	70,764	44,103	2,652,228

(1)	Amounts are also included as shares in the stock ownership of the directors and executive officers as described in the Stock Ownership table on page 56.

(2)	Mr. Greenberg is also a member of the ELRC board of directors.

(3)	Mr. Jones retired on August 31, 2015. His then-unvested RSUs were forfeited. His then-vested RSUs totaled 28,390; of which 17,977 RSUs were settled in stock and 10,413 RSUs were withheld for tax purposes.

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan (“SERP”) for selected employees including certain of our executive officers. The SERP is a nonqualified deferred compensation plan which was originally adopted in 1987 and which has been subsequently amended and restated. The SERP is intended to provide benefits that cannot be provided under qualified retirement programs because of federal law limitations including the limitations imposed by Code Sections 401(k), 401(a)(4) and 415.

Under the SERP, participants are eligible to make deferrals of their salary, bonus and/or commissions compensation which in the aggregate exceed the Code Section 401(a)(17) annual limit (such excess compensation is the “SERP Compensation”). Deferral elections generally need to be made in a calendar year before the year in which the deferred compensation is earned and a participant can elect to defer up to 15% of his/her annual SERP Compensation. The Company must make a matching contribution to a participant’s SERP account of 50% of the first 5% of SERP Compensation that a participant elects to defer. Any such Company contributions are subject to the same vesting conditions imposed by the Company’s 401(k) plan. We intend to amend the SERP on or before the closing of the merger to provide that on and after the effective time of the merger, the Company would no longer make any matching contributions under the SERP.

The SERP is an unfunded, unsecured promise of the Company to pay the deferred amounts to the participants but the Company has the discretion to establish a trust fund and make contributions to such trust for the purpose of ultimately using the trust funds to satisfy the Company’s financial obligations owed to participants under the SERP. Deferred amounts are either credited with (i) interest at a rate determined by the Company or (ii) earnings/losses under the trust fund based on the participant’s investment elections for his/her deferrals. For clause (ii), each participant in the SERP can direct the investment of his/her account balance in the same manner as our 401(k) plan. The Company has made investments in money market and mutual funds which mirror the SERP deferrals and participant investment decisions so that there are available funds to pay the participants when amounts owed under the SERP are due. The vested amounts of a participant’s deferrals under the SERP are generally fully paid to the participant on the first day of the seventh month after the participant’s termination of employment.

The following table sets forth the cash consideration that ELRC executive officers, individually and as a group, would be entitled to receive for their vested SERP account balances hypothetically assuming a termination of employment for each individual on May 31, 2016 and assuming no further investment gains or losses after such date. As of May 31, 2016, the SERP account balances for each of the executive officers was fully vested.

Name	SERP Vested Account Balance ($)
Daniel Greenberg	2,322,436
Craig R. Jones (1)	—
Steven Markheim	555,191
Herb F. Ostenberg	36,337
Allen Sciarillo (2)	—

Executive Officers as a Group	2,913,964

(1)	Mr. Jones’ employment terminated on August 31, 2015. His SERP account balance, $138,545, was paid to him in 2016, subject to tax withholdings.

(2)	Mr. Sciarillo is not a participant in the SERP.

Employment Related Agreements

We have entered into employment, retention and/or separation agreements with certain of our executive officers. The agreements provide, among other things, that such executive officers could be entitled to post-employment benefits if their employment is terminated under qualifying circumstances including after a change in control of ELRC. The merger qualifies as a change in control of ELRC under these agreements. Below is a summary description of the potential post-employment benefits that each executive officer could receive under these agreements. Mr. Ostenberg is not a party to an employment related agreement with us.

Daniel Greenberg

Mr. Greenberg, our Chief Executive Officer and Chairman, has been employed by us pursuant to a written employment agreement initially entered into on December 15, 1986, as amended and restated in July 1992 and October 2001, and further clarified in July 2012. This agreement provided for post-employment benefits if, among other things, Mr. Greenberg’s employment was involuntarily terminated after a change in control of ELRC. For purposes of Mr. Greenberg’s employment agreement, a “change in control,” as defined in his employment agreement, occurred in 2000 and it was determined that any subsequent termination of his employment (except if terminated by the Company for cause) would qualify as an involuntary termination after a change in control and thereby entitle him to post-employment benefits under the employment agreement.

On May 10, 2016, Mr. Greenberg voluntarily tendered his resignation of employment with his last date of employment scheduled to be July 11, 2016. However, subject to the usual nomination and election processes for directors, Mr. Greenberg will continue to serve as a member of the Company’s board of directors after his termination of employment. Accordingly, upon Mr. Greenberg’s termination of employment, in addition to other vested benefits that are accrued as of his termination date, we are obligated to:

(i) pay Mr. Greenberg an amount equal to three times his highest “annual base amount” (which includes Mr. Greenberg’s base salary, bonus, incentive compensation and deferred compensation) during the term of his employment agreement, payable in one lump sum on the 60th day after Mr. Greenberg’s termination of employment, provided that such amount may not exceed the product of 2.99 multiplied by his “base amount” (which is defined under Code Section 280G and generally means the average of Mr. Greenberg’s compensation for the five calendar years preceding the year of the change in control (or in this case 2011 through 2015));

(ii) continue providing each employee health plan and welfare benefit plan and other fringe benefits for a period of 36 months following the date of termination (with medical coverage continuing for the lifetimes of Mr. Greenberg and his spouse); and

(iii) pay Mr. Greenberg’s vested account balance under the Electro Rent Employee Stock Ownership and Savings Plan, as well as an amount equal to the retirement contributions that would have been made on his behalf during the three years following termination.

The cash payments to Mr. Greenberg are subject to reduction, as described in clause (i) above, in order to avoid being characterized as “excess parachute payments” within the meaning of Section 280G of the Code provided that Mr. Greenberg shall receive an additional payment to compensate him for any excise taxes payable on any payments made to Mr. Greenberg under his employment agreement as a result of Section 4999 of the Code.

Assuming a July 11, 2016 termination date for Mr. Greenberg, his estimated post-employment benefits under the above clauses (i) through (iii) are shown as follows:

(i) $2,201,792;

(ii) $775,000 (at future value; includes spouse); and

(iii) $0.

The amounts reflected in (ii) above are based on the following assumptions: (1) the Company estimated the remaining lifespan for each of Mr. Greenberg and his spouse for purposes of determining the expected relevant value of lifetime health benefits using the Center for Disease Control statistics published in May 2016; and

(2) with regard to rate escalation for health and medical benefits, the Company assumed a five percent rate increase year over year.

Steven Markheim

Mr. Markheim has been employed by us pursuant to a written employment agreement initially entered into on October 31, 2005 and later clarified in August 2012. Mr. Markheim currently serves as our President and Chief Operating Officer. He will assume the responsibilities of Chief Executive Officer effective on July 11, 2016 when Mr. Greenberg’s employment ends. Effective on such date, Mr. Markheim’s annual base salary will be increased from $348,282 to $400,000.

Under Mr. Markheim’s employment agreement, if at any time during the 18 months following a “Material Change”, the Company terminates Mr. Markheim’s employment other than for “Cause”, or if Mr. Markheim terminates his employment for “Good Reason”, then he will become eligible for post-employment benefits. The merger qualifies as a “Material Change” under Mr. Markheim’s agreement. Accordingly, upon Mr. Markheim’s qualifying termination of employment, in addition to other vested benefits that are accrued as of his termination date, we are obligated to:

(i) pay Mr. Markheim an amount equal to the product of two times his annual base salary, payable in one lump sum on the 60th day after Mr. Markheim’s termination of employment;

(ii) accelerate the vesting of all of his then-outstanding unvested equity compensation awards granted by ELRC;

(iii) upon payment of Electro Rent’s bonus pool (if any) for its employees for the year in which the termination occurs (the “Final Bonus Pool”), pay Mr. Markheim (at the same time as other bonuses from the Final Bonus Pool are paid) a share of any Final Bonus Pool equal to his share of the comparable bonus pool for the immediately prior year multiplied by the percentage of the year which passed prior to his termination; and

(iv) reimburse Mr. Markheim for any COBRA premium payments for continued medical plan coverage that he makes for the 12 months following his termination.

The benefits owed to Mr. Markheim are subject to reduction in order to avoid being characterized as “excess parachute payments” within the meaning of Section 280G of the Code. Additionally, as a condition of receiving the post-employment benefits referenced above in clauses (i) through (iv), Mr. Markheim must deliver to ELRC (on or within 45 days after his termination of employment) a signed and dated release of all claims against ELRC and its affiliates, in a form prescribed by ELRC (“Release”) and Mr. Markheim must not revoke such Release and he must remain in full compliance with the terms of the Release.

If hypothetically (1) a Material Change (such as the merger) had occurred on May 31, 2016 and (2) Mr. Markheim experienced a qualifying termination of employment on May 31, 2016, then his estimated post-employment benefits under the above clauses (i) through (iv) are shown as follows:

(i)	$800,000 (applying Mr. Markheim’s annual base salary that will become effective on July 11, 2016);

(ii)	$455,078 (calculated based on the per share merger consideration of $13.12 plus any then-unpaid dividend equivalents on the unvested RSUs (note that this amount is provided upon the effective time of the merger whether or not there is a qualifying termination of employment));

(iii)	$94,400 (reflects an estimated full year bonus for fiscal year 2016 because the hypothetical termination occurred on the final day of fiscal year 2016) (1); and

(iv)	$16,110.

(1)	The amount shown is an estimated figure, which is subject to revision or elimination by the ELRC board of directors because the ELRC board of directors has not yet finally determined the actual amount of the bonus pool. The actual amount which Mr. Markheim would be entitled to receive may be greater than or less than the number shown.

Allen Sciarillo

Mr. Sciarillo and the Company entered into a retention agreement in February 2015. Mr. Sciarillo served as our Acting Chief Financial Officer since September 2015 and was appointed as our Chief Financial Officer effective May 10, 2016. Effective on such appointment, Mr. Sciarillo’s annual base salary was increased from $225,000 to $260,000.

Under Mr. Sciarillo’s retention agreement, if at any time during the 18 months following a “Material Change”, the Company terminates Mr. Sciarillo’s employment other than for “Cause”, or if Mr. Sciarillo terminates his employment for “Good Reason”, then he will become eligible for post-employment benefits. The merger qualifies as a “Material Change” under Mr. Sciarillo’s agreement. Accordingly, upon Mr. Sciarillo’s qualifying termination of employment, in addition to other vested benefits that are accrued as of his termination date, we are obligated to:

(i) pay Mr. Sciarillo an amount equal to the product of two times his annual base salary, payable in one lump sum on the 60th day after Mr. Sciarillo’s termination of employment;

(ii) accelerate the vesting of all of his then-outstanding unvested equity compensation awards granted by ELRC;

(iii) upon payment of Electro Rent’s bonus pool (if any) for its employees for the year in which the termination occurs (the “Final Bonus Pool”), pay Mr. Sciarillo (at the same time as other bonuses from the Final Bonus Pool are paid) a share of any Final Bonus Pool equal to his share of the comparable bonus pool for the immediately prior year multiplied by the percentage of the year which passed prior to his termination; and

(iv) reimburse Mr. Sciarillo for any COBRA premium payments for continued medical plan coverage that he makes for the 12 months following his termination.

The benefits owed to Mr. Sciarillo are subject to reduction in order to avoid being characterized as “excess parachute payments” within the meaning of Section 280G of the Code. Additionally, as a condition of receiving the post-employment benefits referenced above in clauses (i) through (iv), Mr. Sciarillo must deliver to ELRC (on or within 45 days after his termination of employment) a signed and dated release of all claims against ELRC and its affiliates, in a form prescribed by ELRC (“Release”) and Mr. Sciarillo must not revoke such Release and he must remain in full compliance with the terms of the Release.

If hypothetically (1) a Material Change (such as the merger) had occurred on May 31, 2016 and (2) Mr. Sciarillo experienced a qualifying termination of employment on May 31, 2016, then his estimated post-employment benefits under the above clauses (i) through (iv) are shown as follows:

(i) $520,000;

(ii) $283,361 (calculated based on the per share merger consideration of $13.12 plus any then-unpaid dividend equivalents on the unvested RSUs (note that this amount is provided upon the effective time of the merger whether or not there is a qualifying termination of employment));

(iii) $61,400 (reflects an estimated full year bonus for fiscal year 2016 because the hypothetical termination occurred on the final day of fiscal year 2016) (1); and

(iv) $7,651.

(1)	The amount shown is an estimated figure, which is subject to revision or elimination by the ELRC board of directors because the ELRC board of directors has not yet finally determined the actual amount of the bonus pool. The actual amount to which Mr. Sciarillo would be entitled to receive may be greater than or less than the number shown.

Craig R. Jones

Mr. Jones was employed by us pursuant to a written employment agreement initially entered into on October 31, 2005 and later clarified in August 2012. Mr. Jones’ employment with us commenced in 1989 and he voluntarily retired from employment as our chief financial officer effective August 31, 2015. The Company and Mr. Jones entered into a separation agreement and release, effective August 31, 2015, and also an independent contractor agreement, effective September 1, 2015.

Under the separation agreement, in recognition of Mr. Jones’ long and valuable service to the Company and in exchange for the releases and other covenants set forth in the separation agreement and in addition to other vested benefits that were accrued as of his termination date, the Company agreed to provide Mr. Jones with the following benefits:

(i) a cash amount equal to his annual base salary, or $251,835, which was paid to Mr. Jones in a lump sum in 2015;

(ii) continued eligibility to participate in the Company’s executive bonus pool for fiscal year 2016, on a pro-rata basis calculated applying the amount of time he was employed by us in fiscal year 2016 and utilizing the same percentage of the bonus pool that he received for fiscal year 2015, with any payment occurring at the same time that bonuses are paid to other executive officer participants; and

(iii) each month the Company will reimburse Mr. Jones for COBRA premium payments for continued medical plan coverage that are made by Mr. Jones during the prior month with respect to the twelve (12) months following August 31, 2015.

The estimated total amounts owed to Mr. Jones under clauses (ii) and (iii) above are $5,400 and $2,685, respectively; provided, that the pro-rated portion of the bonus pool that Mr. Jones is eligible to receive for fiscal year 2016 is subject to revision upon final determination of the actual amount of the bonus pool.

Under the independent contractor agreement, Mr. Jones agreed to provide various consulting services to us, including but not limited to, facilitating the efficient transfer of his duties and responsibilities. The independent contractor agreement has a term of one year unless earlier terminated by the parties. Mr. Jones is paid $200 per hour for his services, not to exceed $1,600 in any single day. As of May 31, 2016, ELRC has paid Mr. Jones $400 for his services under the consulting agreement.

Certain Definitions in Agreements for Mr. Sciarillo and Mr. Markheim

Good Reason. A “Good Reason” event is defined in the agreements for Mr. Sciarillo and Mr. Markheim as the occurrence of any of the following: (i) a material breach by us of the agreement, (ii) we require the executive to relocate his principal place of work more than 20 miles from the location at which he performed his duties prior to the relocation, (iii) we fail to provide the executive with compensation and benefits in the aggregate on terms not materially less favorable in the aggregate than those enjoyed by the executive under his agreement prior to a change in control or the subsequent material reduction of his compensation and benefits in effect at the time of the change in control unless such compensation and benefits are substantially equally reduced for our executive officers as a group and there is less than a 10% reduction in compensation or benefits, or (iv) we assign duties to the executive which are materially and adversely inconsistent with his position prior to a change in control, provided however that a lateral transfer within our Company or to an affiliate will not constitute good reason. Termination by the executive for good reason also requires that the executive provide written notice to us describing the existence of the good reason event within 90 days of the date of the initial existence of the event. Upon our receipt of such timely written notice, we then have 30 days during which we may cure or remedy the event. A resignation for good reason can only be effective if we have not cured or remedied the good reason event during the 30 day period and if the executive actually resigns his employment for good reason within 60 days after the expiration of the 30 day cure/remedy period.

Cause. “Cause” is defined in the agreements for Mr. Sciarillo and Mr. Markheim to have occurred if any one or more of the following occur: (a) material breach by the executive of the agreement or his failure to comply with a reasonable direction of the Company, which remains in any such case uncured for more than ten (10) days after a written warning (except in the case of a willful failure to perform his duties or a willful breach, which shall require no warning), (b) the executive’s breach of his fiduciary duty to us, (c) indictment (or equivalent) of the executive for a felony or other serious crime, (d) inability of the executive for any reason to render full services for a period of twenty-six consecutive weeks, or eight months in any twelve month period, or (e) commission by the executive of a wrongful act that would make the continuance of his employment by us materially detrimental to us. No act, or failure to act, on the executive’s part shall be considered “willful” if it was done, or omitted to be done, by him in good faith with a reasonable belief that it was not contrary to the best interest of the Company.

Material Change. A “Material Change” is defined in the agreements for Mr. Sciarillo and Mr. Markheim to have occurred (i) upon a merger, consolidation or sale of substantially all of our assets other than in a transaction in which the holders of our common stock immediately prior to the merger, consolidation or asset sale have at least 75% ownership of the voting capital stock of the surviving corporation, (ii) upon any person becoming the beneficial owner of 25% or more of our common stock (excluding persons and affiliates of persons who have been 5% holders of our common stock for at least one year), or (iii) if during any period of two consecutive years, individuals who at the beginning of such period constitute the entire ELRC board of directors cease for any reason (except death) to constitute a majority thereof unless the election, or the nomination for election by our shareholders, of each new director was approved by a vote of the directors then still in office who were directors at the beginning of such period.

Internal Revenue Code Section 409A Delay in Payment

To the extent required by Code Section 409A, payments which are considered to be nonqualified deferred compensation and which are paid on account of the executive’s separation from service shall be delayed until after six months following the executive’s termination of service if he is a Code Section 409A “specified employee” on his termination date. This would apply to payments of SERP benefits and could apply to other post-employment payments that are provided on account of the executive’s termination.

Indemnification and Insurance

The merger agreement contains the following provisions with respect to the indemnification of, and maintenance of liability insurance policies covering, the directors and officers of ELRC.

Until the sixth anniversary of the effective time of the merger, Parent shall cause the surviving corporation to fulfill and honor in all respects the obligations of ELRC to its current and former directors and officers pursuant to any indemnification provisions under ELRC’s articles of incorporation, bylaws and any indemnification agreement which was provided to Parent between ELRC and its current and former directors and officers and that was in effect as of May 27, 2016 with respect to claims arising out of acts or omissions occurring prior to the effective time of the merger. Each of ELRC’s directors and executive officers are party to an indemnification agreement with ELRC as of May 27, 2016.

Prior to the effective time of the merger, Parent is required to purchase directors’ and officers’ liability insurance coverage for a period of six years after the effective time of the merger for ELRC’s current directors and officers for acts or omissions occurring prior to the merger. The material terms of such insurance coverage, including coverage and amount, are required to be no less favorable in any material respect to such directors and officers than ELRC’s existing policies as of May 27, 2016. However, Parent is not required to pay annual premiums for such liability insurance in excess of 200% of the amount of the annual premiums paid by ELRC for fiscal year 2016 for such purpose, provided that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 200% amount.

Employee Benefits

The merger agreement requires Parent, for twelve months after the effective time of the merger (or if earlier, the date of an employee’s termination of employment), to cause the surviving corporation and its subsidiaries, as applicable, to provide the employees of ELRC and its subsidiaries who remain employed immediately after the effective time of the merger with base salary and target cash bonus opportunities (but not equity-based compensation) that are, in the aggregate, no less favorable than the base salary and target cash bonus opportunities provided by ELRC and its subsidiaries on the date of the merger agreement. The employees covered by this provision will remain at-will employees in all respects.

The employees of ELRC and its subsidiaries that continue to provide service after the effective date may become eligible to participate in employee benefit plans, programs, policies, and arrangements that are sponsored or maintained by Parent. Parent will use commercially reasonable efforts to, or will cause the surviving corporation to, recognize all service of such employees, as if such service were with Parent or any of its subsidiaries for purposes of eligibility to participate, vesting and benefit levels based on seniority. However, such service will not be recognized (i) for benefit accrual purposes under any defined benefit pension plan, or (ii) to the extent that such recognition would result in a duplication of benefits.

Golden Parachute Compensation Arrangements

As discussed above, ELRC has entered into various compensatory arrangements with its named executive officers that specify certain payments and benefits to be provided upon various circumstances, including, among other things, upon a qualifying termination of employment after a change in control of ELRC. In accordance with the SEC’s disclosure compliance rules regarding golden parachute compensation, the Golden Parachute Compensation table below sets forth the estimated amounts of compensation that each named executive officer could receive as a result of the proposed merger and which are based on or related to the merger. The numerical estimates below are based in part on the following assumptions:

•	whether or not a RSU is vested is determined as of May 31, 2016, before taking into account any acceleration of vesting of RSUs provided at the effective time of the merger;

•	the merger, which will constitute a change in control of ELRC, hypothetically closed on May 31, 2016, the latest practicable date prior to the filing of this proxy statement;

•	all outstanding then-unvested RSUs became vested immediately prior to the effective time of the merger;

•	the price per share of Company common stock paid in the merger was $13.12 which is the per share price payable under the merger agreement; and

•	Messrs. Sciarillo and Markheim each hypothetically experienced a qualifying involuntary termination of employment (as discussed in more detail above) as of the end of the day on which the merger hypothetically closed.

Certain of the amounts payable may vary depending on the actual date of completion of the merger and any qualifying involuntary termination of employment, and may be subject to additional conditions, as described in greater detail below.

No named executive officer, other than Mr. Greenberg, is entitled to any tax reimbursement payments from ELRC. Mr. Greenberg’s employment agreement provides that we will compensate him for excise taxes imposed on him under Section 4999 of the Code but it is not expected that there will be any such excise taxes.

For purposes of the below table, there are no “golden parachute compensation” amounts for either Mr. Greenberg or Mr. Jones as none of their post-employment benefits described above are based on or otherwise related to the merger and they are not otherwise receiving additional compensation-based income as a result of the merger. Additionally, SERP benefits and previously vested RSUs, as each are described above, similarly are not based on or otherwise related to the merger and therefore are not included in the below table.

Golden Parachute Compensation

Named Executive Officer	Cash (1)($)	Equity (2)($)	Perquisites/ Benefits (3)($)	Other (4)($)	Total (5)($)
Daniel Greenberg	—	—	—	—	—
Craig R. Jones	—	—	—	—	—
Allen Sciarillo	520,000	276,189	$7,651	7,172	811,012
Steven Markheim	800,000	432,724	$16,110	22,354	1,271,188
Herb Ostenberg	—	148,532	—	9,167	157,699

(1)	Cash. Messrs. Sciarillo and Markheim are parties to agreements that provide for severance benefits if the officer’s employment is involuntarily terminated after a “Material Change,” which includes the merger (see the section above entitled “Employment Related Agreements”).

The figures in this column represent, for each executive, an estimated value equal to the product of two times the executive’s annual base salary. This severance would be paid in a lump sum sixty days after termination of employment. As described in the section above entitled “Employment Related Agreements” the agreements provide that such payments will be reduced to the extent necessary to avoid the imposition of excise taxes under the “golden parachute” rules of Code Section 280G. It has been assumed that no reduction will be required.

Payment of the severance is conditioned on (i) the executive executing a separation agreement containing a release of all claims against ELRC and affiliates (a “Release”) within 45 days of his termination date and (ii) the executive not breaching or revoking the Release, as discussed in more detail above in the section entitled “Employment Related Agreements.”

Amounts included in this column are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of the merger and a qualifying involuntary termination of employment within eighteen months following the merger.

(2)	Equity. All outstanding and unvested RSUs shall become fully vested immediately prior to the effective time of the merger and each RSU shall be cancelled and converted into the right to receive per share merger consideration of $13.12 plus any accrued unpaid dividend equivalents relating to such RSU upon the effective time of the merger. This means that the time of settlement for both vested and unvested RSUs will be accelerated to the effective time of the merger.

The figures in this column represent the aggregate payments to be made to the executive officer in respect of all of his outstanding RSUs which were unvested as of the day before the effective time of the merger (excluding accrued unpaid dividend equivalents) as described in greater detail above in the “Restricted Stock Units” section. See footnote (4) below regarding payment of accrued unpaid dividend equivalents.

Amounts included in this column are all “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence of, and being employed as of the merger.

(3)	Perquisites/benefits. As described above in footnote (1) to this Golden Parachute Compensation table, Messrs. Sciarillo and Markheim are parties to agreements that provide for severance benefits if the executive officer’s employment is involuntarily terminated within eighteen months after a change in control. Such benefits include Company reimbursement of COBRA premiums for the executive officer’s continued medical plan coverage for up to 12 months following the executive’s termination date.

The figures in this column represent an estimate of the Company’s projected cost to reimburse the executive for COBRA premiums for 12 months following the executive’s termination date, based on the applicable rates and benefit elections in effect of as May 31, 2016.

Amounts included in this column are all “double trigger” in nature; namely, eligibility to receive these amounts requires both the occurrence of the merger and a qualifying involuntary termination of employment within eighteen months following the merger.

(4)	Other. As described above in footnote (2), all outstanding and unvested RSUs shall become fully vested immediately prior to the effective time of the merger and each RSU shall be cancelled and converted into the right to receive the per share merger consideration of $13.12 plus any accrued unpaid dividend equivalents relating to such RSU upon the effective time of the merger.

The figures in this column represent the aggregate accrued unpaid dividend equivalents payments to be made to the executive officer in respect of all of his outstanding RSUs which were unvested as of immediately before the effective time of the merger.

Amounts included in this column are all “single-trigger” in nature; namely, eligibility to receive the payment is conditioned solely on the occurrence of, and being employed as of the merger

(5)	Total. The following table shows, for each named executive officer, the aggregate golden parachute compensation amounts which are single trigger or double trigger in nature.

Named Executive Officer	Single Trigger ($)	Double Trigger ($)
Daniel Greenberg	—	—
Craig R. Jones	—	—
Allen Sciarillo	283,361	527,651
Steven Markheim	455,078	816,110
Herb Ostenberg	157,699	—

DISSENTING SHAREHOLDER RIGHTS

The discussion of the provisions set forth below is not a complete summary regarding your dissenting shareholder rights under California law and is qualified in its entirety by reference to the full text of Chapter 13 of the California General Corporation Law, which is attached to this proxy statement as Annex C and incorporated herein by reference. Shareholders intending to exercise their dissenting shareholder rights to have ELRC purchase, at the fair market value, the shares of ELRC’s common stock held by them should carefully review Annex C. FAILURE TO FOLLOW PRECISELY ANY OF THE STATUTORY PROCEDURES SET FORTH IN ANNEX C MAY RESULT IN A TERMINATION OR WAIVER OF THESE RIGHTS. COMPANY SHAREHOLDERS WHO ARE CONSIDERING ASSERTING AND EXERCISING DISSENTING SHAREHOLDER RIGHTS SHOULD CONSULT THEIR LEGAL ADVISORS.

If the merger is completed, any holder of shares of ELRC’s common stock as of the record date may, by complying with the provisions of Chapter 13 of the California General Corporation Law, require ELRC to purchase such holder’s shares of ELRC’s common stock at the fair market value in lieu of receiving the per share merger consideration for their shares. The fair market value will be determined as of the day of, and immediately prior to, the first public announcement of the terms of the proposed merger (which occurred on the morning of May 31, 2016), excluding any appreciation or depreciation in consequence of the proposed merger. Shareholders should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration payable in a transaction such as the proposed merger is not an opinion as to, and does not in any way address, fair market value for purposes of Chapter 13 of the California General Corporations Law.

If a Company shareholder has a beneficial interest in shares of ELRC’s common stock that are held of record in the name of another person, such as a trustee or nominee, and such shareholder desires to perfect any dissenting shareholder rights such beneficial shareholder may have, such beneficial shareholder must act promptly to cause the holder of record to timely and properly follow all the steps summarized below. Dissenting shareholder rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares.

Exercise of your rights as a dissenting shareholder under California law requires strict compliance with the procedures set forth in Chapter 13 of the California General Corporation Law. Failure to follow any of these procedures may result in a termination or waiver of dissenting shareholder rights under California law. The applicable provisions of California law are summarized below. ELRC’s shareholders who choose to exercise dissenting shareholder rights under California law must fully comply with the requirements of Chapter 13 of the California General Corporation Law.

Under the California General Corporation Law, a Company shareholder may be entitled to dissenting shareholder rights with respect to the shares of ELRC’s common stock held by such shareholder if:

•	such shares were outstanding on [ ], the record date of the special meeting;

•	such shares were voted “AGAINST” the merger proposal; and

•	ELRC or its transfer agent has received by no later than the date of the special meeting a written demand from such shareholder that ELRC purchase such shares at their fair market value (as described below).

If you desire to exercise dissenting shareholder rights and receive the fair market value of your shares of our common stock in cash instead of the per share merger consideration, your shares must be voted “AGAINST” the merger agreement proposal. It will not be sufficient to abstain from voting or for your shares to be subject to a broker non-vote. If you return a signed proxy without indicating your voting preference or with instructions to vote “FOR” the merger agreement proposal, your shares of our common stock will be voted in favor of the merger agreement proposal and you will lose any dissenting shareholder rights. In addition, a vote against the merger agreement proposal will not, in and of itself, constitute a written demand for dissenting shareholder rights within the meaning of Chapter 13 of the California General Corporation Law.

Within ten days after approval of the merger agreement proposal by ELRC’s shareholders at the special meeting, each shareholder who has made a written demand for dissenter’s rights pursuant to Chapter 13 of the CGCL and is entitled to dissenting shareholder rights will receive a notice of such approval and a statement of the price determined by ELRC to represent the fair market value of the shares on May 31, 2016, as of immediately prior to the first public announcement of the merger. The notice will also describe the rights to which such shareholders are entitled and shall be accompanied by a copy of Sections 1300, 1301, 1302, 1303 and 1304 of Chapter 13 of the California General Corporation Law.

By no later than the date of the special meeting, ELRC or its transfer agent must have received from any dissenting shareholder a written demand that ELRC purchase such shareholder’s dissenting shares. The demand must set forth the number and class of shares that such shareholder desires to be repurchased, include a statement as to what such shareholder claims to be the fair market value of such shares as of the day of, and immediately prior to, the first public announcement of the proposed merger. The statement of fair market value in such demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Dissenting shareholders should send the demand to:

Electro Rent Corporation

Attention: Corporate Secretary

6060 Sepulveda Boulevard

Van Nuys, California 91411

Such shareholder must also, within 30 days after the date on which notice of the approval of the merger agreement proposal by ELRC’s shareholders is mailed to the shareholders of dissenting shares, submit to ELRC (at the address set forth above) or its transfer agent, if the shares are certificated, any certificates representing any dissenting shares that the dissenting shareholder demands ELRC purchase, so that such dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed, or, if the shares are uncertificated, written notice of the number of dissenting shares that the dissenting shareholder demands that ELRC purchase.

If the shareholder and ELRC agree upon the fair market value and the shares held by such shareholder qualify as dissenting shares, such ELRC shareholder will be entitled to the agreed upon price plus the legal rate of interest on judgments from the date of such agreement. If ELRC shareholder and ELRC are unable to agree upon the fair market value of the shares or whether the shares qualify as dissenting shares, the shareholder may file a complaint in California Superior Court seeking a determination by the court of the fair market value of the shares and/or whether the shares qualify as dissenting shares. The complaint must be filed within six months of the date on which the notice of the approval of the merger agreement proposal was mailed to ELRC’s shareholders.

After determining which shareholders are entitled to dissenting shareholder rights, the court will evaluate the shares, determining their fair market value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair market value. The court will then direct payment of the fair value of the shares, together with interest, if any, to the dissenting shareholders. Any cash dividends declared and paid upon the dissenting shares after the date of approval of the merger agreement proposal by ELRC’s shareholders shall be credited against the total amount to be paid to the dissenting shareholders. The costs of proceedings may be determined by the court and shared by the parties as the court deems fit. Subject to the provisions of Chapter 13 of the California General Corporation Law, ELRC’s shareholders who have exercised their dissenting shareholder rights will not have the right at law or in equity to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger. In addition, if any of ELRC shareholder initiates any action to attack the validity of the merger or to have it set aside or rescinded, the shareholder thereafter shall have no right to demand payment for his or her shares as a holder of dissenting shares.

THE MERGER AGREEMENT (PROPOSAL NO. 1)

The board of directors is asking ELRC’s shareholders to vote on a proposal to adopt the merger agreement and approve the transactions contemplated thereby, including the merger.

This section of the proxy statement summarizes some of the material terms and conditions of the merger agreement, but is not intended to be an exhaustive discussion of the merger agreement. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not the summary set forth in this section or any other information contained in this proxy statement. This summary is qualified entirely by reference to the complete text of the merger agreement, a copy of which is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. ELRC urges you to read the merger agreement carefully and in its entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about ELRC, Parent or Merger Sub. The representations, warranties and covenants contained in the merger agreement were made only for purposes of the merger agreement and were made as of specified dates, were solely for the benefit of the parties to the merger agreement, and are qualified by information in confidential disclosure schedules that ELRC exchanged with Parent and Merger Sub in connection with the execution of the merger agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to your investment decision. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. Although these representations and warranties may not constitute the actual state of facts about the parties to the agreements as of a specific date, any specific material facts that qualify the representations and warranties in the merger agreement have been disclosed in this proxy statement or in the information incorporated by reference herein, as applicable. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this proxy statement or incorporated by reference into this proxy statement. None of the representations and warranties of the parties to the merger agreement will survive the effective time of the merger.

Structure of the Merger

At the effective time of the merger, as described below, subject to the satisfaction or waiver of the conditions set forth in the merger agreement, and in accordance with the California General Corporation Law, Merger Sub will be merged with and into ELRC, the separate corporate existence of Merger Sub will cease and ELRC will continue ELRC’s corporate existence as the surviving corporation in the merger, and as a wholly-owned subsidiary of Parent.

Closing and Effective Time of the Merger

The closing of the merger will take place at 7:00 am Pacific Time on the third business day after the satisfaction or waiver of each of the conditions to closing set forth in the merger agreement or such other date and time as is agreed to in writing by Parent and ELRC. The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of California, or at such other time as Parent and ELRC shall agree and specify in the certificate of merger. The time at which the merger becomes effective is hereinafter referred to as the “effective time.”

Articles of Incorporation; Bylaws

At the effective time, the articles of incorporation of the surviving corporation will be amended and restated to be identical to the articles of incorporation of Merger Sub immediately prior to the effective time, except that Article I of the articles of incorporation of the surviving corporation will read as follows: “The name of this corporation is Electro Rent Corporation.”

At the effective time, the bylaws of the surviving corporation will be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the effective time, except that all references to Merger Sub in the bylaws of the surviving corporation shall be changed to refer to “Electro Rent Corporation.”

Directors and Officers

The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation until their successors have been duly elected or appointed and qualified or until their death, resignation or removal, whichever occurs earlier.

The officers of ELRC immediately prior to the effective time of the merger will be from and after the effective time the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until their death, resignation or removal, whichever occurs earlier.

Consideration to be Received by ELRC’s Shareholders in the Merger

At the effective time, each share of ELRC’s common stock issued and outstanding immediately prior to the effective time, other than shares held by Parent, Merger Sub, ELRC or any of their respective direct or indirect subsidiaries or by ELRC’s shareholders who perfect their appraisal rights to the extent available under California law, will be cancelled and converted automatically into the right to receive the per share merger consideration of $13.12 per share in cash, without interest and less any applicable withholding taxes. At the effective time, all shares of ELRC’s common stock held by Parent Merger Sub and any of their respective direct or indirect subsidiaries or ELRC will automatically be cancelled and no payment will be made in respect of those shares.

Payment Procedures

Prior to the closing date, Parent will appoint Computershare Trust Company N.A. or another reasonably acceptable exchange agent to act as exchange agent for purposes of exchanging the per share merger consideration for certificates of ELRC common stock and book-entry shares.

At closing, Parent will deposit or cause to be deposited with the exchange agent sufficient funds to pay the aggregate per share merger consideration that is payable in respect of our outstanding common stock.

Promptly after and within five business days of the effective time, Parent will cause the exchange agent to send a letter of transmittal to each record holder of shares of ELRC common stock at the effective time. The letter of transmittal will contain instructions for exchanging shares of ELRC common stock for the per share merger consideration.

Upon surrender to the exchange agent of a stock certificate representing shares of ELRC stock, together with a duly completed and validly executed letter of transmittal, and any other documents as may reasonably be requested by the exchange agent, the holder of the stock certificate will be entitled to receive from the exchange agent $13.12 in cash (without interest and less any applicable withholding taxes) for each share represented by such stock certificate and such stock certificate will be cancelled. In the case of book-entry shares, by receipt of an “agent’s message” by the exchange agent, along with any additional evidence as may be reasonably requested by the exchange agent, the holder of book-entry shares will be entitled to receive from the exchange agent $13.12 in cash (without interest and less any applicable withholding taxes) for each book-entry share.

If any portion of the merger consideration is to be paid to a person or entity other than the registered shareholder listed on a surrendered stock certificate or a transferred book-entry share, as a condition to payment, such stock certificate must be properly endorsed or otherwise be in proper form for transfer, or such book-entry share must be properly transferred, and the person or entity requesting payment must pay to the exchange agent any transfer or other tax that may be required as a result of the payment.

No interest will be paid or accrued on the cash payable upon the surrender or transfer of any stock certificate or book-entry share. The cash paid upon conversion of ELRC common stock in the merger will be issued in full satisfaction of all rights relating to those shares of ELRC common stock.

The stock transfer books of ELRC will be closed immediately upon the effective time and there will be no further registration or transfers of our common stock on the transfer books of the surviving corporation. If, after the effective time, stock certificates or book-entry shares are presented to the surviving corporation, such shares will be cancelled and exchanged for the per share merger consideration.

Any portion of the merger consideration made available to the exchange agent unclaimed by our shareholders six months after the effective time of the merger will be delivered to the surviving corporation, upon demand, and any shareholders who have not properly exchanged their shares of ELRC common stock as of such time will thereafter look only to the surviving corporation for payment of the per share merger consideration (without interest and subject to any withholding taxes). If any stock certificates or book-entry shares are not exchanged prior to two years after the effective time (or immediately prior to such earlier date on which the related per share merger consideration would otherwise escheat to or become the property of any governmental authority), any such per share merger consideration in respect thereof will, to the extent permitted by applicable law, become the property of the surviving corporation, free and clear of all claims or interest of any person previously entitled to such consideration.

If you have lost a certificate, or if it has been stolen or destroyed, then, before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction, and, if required by Parent or the exchange agent post a bond in such amount as Parent or the exchange agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate.

These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Treatment of Equity Awards

Pursuant to the merger agreement, ELRC must take all required action so that each restricted stock unit award outstanding under ELRC’s 2005 Equity Incentive Plan immediately prior to the effective time, whether or not then vested or exercisable, shall be cancelled and converted into the right to receive from Parent and the surviving corporation (through the applicable payroll system), as promptly as reasonably practicable after the effective time, an amount in cash, without interest, equal to $13.12 per share, less any applicable withholding taxes. In addition, each restricted stock unit that was unvested prior to the effective time shall be entitled to receive an amount in cash, without interest, equal to the dividends that have been accrued and unpaid with respect to such unvested restricted stock units, less applicable withholding taxes. In addition, each such restricted stock unit that was unvested prior to the effective time of the merger will be entitled to receive (subject to any applicable withholding taxes) an amount in cash, without interest, equal to the dividends that have been accrued and are unpaid with respect to such unvested restricted stock unit.

At or immediately prior to the effective time, ELRC will take all actions necessary to cancel and terminate ELRC’s 2005 Equity Incentive Plan, and no further awards or other rights with respect to shares of ELRC common stock will be granted under the 2005 Equity Incentive Plan following its termination.

Dissenting Shares

Subject to the terms of the merger agreement, ELRC common stock which was outstanding on the record date (other than shares held by Parent, Merger Sub or ELRC), which were not voted in favor of the merger, and the holders of which:

(i)	have demanded that ELRC purchase such shares at their fair market value in accordance with Section 1301 of the California General Corporation Law;

(ii)	have submitted such shares for endorsement in accordance with Section 1302 of the California General Corporation Law; and

(iii)	have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to be entitled to require ELRC to purchase their shares under the California General Corporation Law, will not be converted into a right to receive the per share merger consideration allocable to such shares of common stock, but instead will be entitled to only such rights as are granted by Section 1300 et. seq. of the California General Corporation Law; provided, however, that if, after the effective time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1300 et. seq. of the CGCL or if a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 1300 et. seq. of the California General Corporation Law, such shares of common stock will be treated as if they had been converted as of the effective time into the right to receive the per share merger consideration allocable thereto in accordance with the merger agreement, without interest but subject to any applicable withholdings, upon surrender of such stock certificate formerly representing such shares of common stock or transfer of such book-entry share, as the case may be.

ELRC will provide Parent prompt written notice of any demands received by ELRC for appraisal of ELRC Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to ELRC prior to the effective time pursuant to the CGCL that relates to such demand. Parent will have the opportunity and right to direct all negotiations, petitions and proceedings with respect to any such demands. Prior to the effective time, ELRC will not, without the prior written consent of Parent (which may be given or withheld in Parent’s sole discretion), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Representations and Warranties

Representations and Warranties of ELRC

In the merger agreement, ELRC made a number of representations and warranties to Parent and Merger Sub relating to, among other things:

•	organization and good standing;

•	subsidiaries;

•	power, authority and consents;

•	no conflicts;

•	capitalization;

•	SEC filings, financial statements and Sarbanes Oxley compliance;

•	absence of undisclosed liabilities;

•	absence of certain changes or events;

•	taxes;

•	litigation;

•	real property and personal property matters;

•	environmental matters;

•	contracts, agreements, commitments and undertakings;

•	intellectual property;

•	compliance with laws and permits;

•	employees, ERISA and other compliance matters;

•	insurance;

•	related party transactions;

•	opinion of financial advisor;

•	broker’s fees;

•	capital expenditures;

•	accounts receivable;

•	customers and suppliers;

•	compliance with the Foreign Corrupt Practices Act; and

•	compliance with Office of Foreign Assets Control regulations.

Many of these representations and warranties are qualified by materiality or material adverse effect.

For purposes of the merger agreement, “material adverse effect” means any change, event, circumstance, occurrence, condition, state of facts or effect that, individually or in the aggregate, (i) has a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, operations or results of operations of ELRC and its Subsidiaries, taken as a whole, or (ii) prevents or materially delays the consummation of the merger; provided, however, that in the case of clause (i) above only, material adverse effect does not include any effect to the extent resulting from (a) the announcement of the existence of the merger agreement (provided that this exception does not apply to references to “material adverse effect” in the “no conflicts” representation); (b) changes in general economic or political conditions globally, political systems, currencies, securities, or financial markets; (c) changes generally affecting the industry in which ELRC operates; (d) acts of God, earthquakes, acts of terrorism or military actions whether or not pursuant to the declaration of a national emergency or war; (e) any change in ELRC’ stock price or trading volume, in and of itself; (f) any failure of ELRC to meet internal projections, forecasts or revenue or earnings projections of industry analysts for any period; or, (g) changes in applicable laws, generally accepted accounting standards or accounting standards; provided that any effect referred to in clauses (b), (c), (d) or (g) may be taken into account in determining whether or not there has been a material adverse effect if it has a disproportionately adverse impact on ELRC and its subsidiaries compared to other participants in the industries in which ELRC and its subsidiares operate.

ELRC’s representations and warranties expire at the effective time of the merger or termination of the merger agreement.

Parent’s and Merger Sub’s Representations and Warranties

In the merger agreement, Parent and Merger Sub make representations and warranties to ELRC relating to, among other things:

•	organization and good standing;

•	the Merger Sub;

•	power, authority and consents;

•	no conflict;

•	ownership of ELRC common stock;

•	legal proceedings;

•	financing capability;

•	solvency; and

•	broker’s fees.

Certain of Parent and Merger Sub’s representations and warranties are qualified by materiality or Parent material adverse effect.

The representations and warranties of Parent and Merger Sub expire at the effective time of the merger or termination of the merger agreement.

Conduct of Business Pending the Merger

Under the merger agreement, ELRC has agreed that prior to the effective time of the merger, ELRC will and will cause each of its subsidiaries to:

•	conduct its business in the ordinary course of business consistent with past practice;

•	use reasonable best efforts to preserve substantially intact its business organization;

•	keep available the services of its and its subsidiaries’ current officers and employees; and

•	preserve its and its subsidiaries’ business relationships with customers, suppliers, distributors and others.

ELRC has also agreed that until the effective time of the merger, subject to certain exceptions for actions taken in the ordinary course of business consistent with past practice, unless necessary to comply with legal requirements, as specified in the merger agreement or we obtain Parent’s prior written consent, ELRC will and will cause each of its subsidiaries to comply with specific restrictions limiting our ability to, among other things:

•	amend or otherwise change our articles of incorporation or bylaws (or similar organizational documents);

•	split, combine, reclassify or otherwise amend the terms of any of our capital stock;

•	declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property);

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase or acquire any of our capital stock or other securities;

•	issue, transfer, pledge or otherwise encumber any shares of our capital stock, other than as provided for in the merger agreement;

•	increase the compensation or benefits payable or that could become payable by ELRC or any of its subsidiaries to current or former directors, officers or employees;

•	enter into any new or amend any existing employment, severance, retention or change in control agreement with any of its past or present officers, directors or employees, other than increases in compensation to employees (other than executive officers) subject to a maximum 2.5% increase in the aggregate and a 5.0% increase cap for any one employee, except for any employee promoted in the ordinary course of business consistent with past practice, which increase cap for any such employee is 10%;

•	promote any officers or employees, except to non-officer positions in the ordinary course of business, consistent with past practices, or as the result of the termination or resignation of any officer or employee;

•	establish any new employee benefit plan or amend, terminate, exercise any discretion under, or take any action to accelerate rights under any existing benefit plan;

•	acquire or commit to acquire the capital stock of any person (or any business or division of any person) or substantially all of the assets of any person (or business or division thereof), or make any loans, advances or capital contributions to, or other investments in, any other person;

•	make, incur or commit to incur certain capital expenditures that, individually or in the aggregate, exceeds $1,500,000 in any calendar month (subject to certain exceptions if the Company maintains expected cash levels);

•	incur, assume or modify the terms of any indebtedness or guarantee any indebtedness of another person;

•	place or allow the creation of any encumbrance (other than specific permitted encumbrance) on any of our assets or properties;

•	enter into, amend, terminate, renew or waive any material rights under any material contract;

•	make any material change in any method of financial accounting principles or practices, except as required by a change in generally accepted accounting principles or legal requirements, as specified in the merger agreement;

•	agree to settle or compromise any tax claim or audit assessment in an amount exceeding $150,000, enter into any closing agreement, tax allocation, sharing or indemnity agreement, make or change any material election in respect of taxes, adopt or change any material accounting method in respect of taxes or file any amended tax return or fail to file any material tax return when due;

•	institute, settle or compromise any legal actions pending or threatened before any arbitrator, court or other governmental authority for an amount exceeding $150,000;

•	dispose of any material assets;

•	adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•	take any action that would cause (or fail to take any action that would prevent) the lapsing or revocation of any material permits;

•	enter into any material new line of business;

•	fail to maintain in full force and effect insurance policies; or

•	agree or commit to do any of the foregoing.

ELRC has also agreed to certain other customary covenants, including, but not limited to, promptly advising Parent of certain material changes, using reasonable best efforts to obtain all permits, waivers, consents or approvals from governmental authorities and third parties as may be necessary to consummate the merger, providing Parent and Merger Sub with reasonable access to ELRC’s personnel, properties and information, and cooperating with Parent and Merger Sub with respect to Parent’s debt financing, making filings or executing further documents necessary to accomplish the merger.

Restrictions on Soliciting Other Acquisition Proposals

Pursuant to the merger agreement, ELRC has agreed that it will not, and shall not permit or authorize any of its subsidiaries or representatives to, directly or indirectly:

•	solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any acquisition proposal or any inquiries regarding, or the making, disclosure or submission of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an “acquisition proposal” (as defined on page 77);

•	engage in, knowingly facilitate, encourage or otherwise participate in any discussions or negotiations regarding any acquisition proposal, or any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal, or furnish to any person any non-public information or otherwise afford access to the Company’s books and records in connection therewith;

•	terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement; or

•	enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other contract relating to any acquisition proposal;

Notwithstanding these restrictions, at any time prior to obtaining shareholder approval of the merger agreement proposal, ELRC may provide information to a person making an acquisition proposal and also engage in negotiations and discussions with any such person if:

•	the ELRC board of directors determines in good faith, after consultation with outside legal counsel and financial advisor, that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	the ELRC board of directors determines, in good faith, based on the information then available and upon the recommendation of the special committee (after consultation with the special committee’s outside legal counsel and financial advisor), that such acquisition proposal constitutes or would reasonably be expected to become a “superior proposal” (as defined on page 77);

•	such acquisition proposal is bona fide, written and not a result of a material breach or violation of any of the restrictions in the merger agreement relating to acquisition proposals; and

•	ELRC follows certain procedures set forth in the merger agreement.

In addition, in order to provide information to a person making an acquisition proposal and to engage in negotiations and discussions with such person, our board of directors must receive from such person a confidentiality agreement containing terms that are not more favorable or less restrictive in any material respect to ELRC’s counterparty thereto than those set forth in the non-disclosure agreement with an affiliate of Platinum Equity.

ELRC is also obligated to promptly, but no later than forty-eight hours after the receipt by ELRC, its subsidiaries or any of their respective representatives of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any acquisition proposal, or any inquiry, proposal or offer by any person which is intended to or is reasonably expected to lead to, an acquisition proposal, provide Parent a copy of any written acquisition proposal and provide to Parent the material terms and conditions thereof. ELRC must also keep Parent informed on a reasonably current basis of any material developments, discussions or negotiations in connection with any acquisition proposal, or any inquiry, proposal or offer by any person which is intended to or is reasonably likely to lead to, an acquisition proposal, including the price and form of consideration and all material terms and conditions of such acquisition proposal.

We have agreed not to terminate, waive, amend, release, modify or fail to enforce any provision of any existing confidentiality agreement or standstill agreement to which we or any of our subsidiaries is a party with respect to any acquisition proposal or potential acquisition proposal.

The merger agreement defines an “acquisition proposal” as any proposal or offer (other than from Parent or Merger Sub) relating to, in one or a series of transactions:

•	the direct or indirect purchase or acquisition by any person or group of persons of 20% or more of the outstanding equity interests in ELRC (by vote or value);

•	any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution, share exchange or similar transaction involving ELRC that, if consummated, would result in the acquisition of 20% or more of the outstanding equity interests in ELRC (by vote or value);

•	any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in an third party acquiring an interest in assets representing, directly or indirectly, 20% or more of the net revenues, net income, cash flow or assets of ELRC and its subsidiaries, taken as a whole;

•	the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any third party, directly or indirectly, of any equity interest in any person that holds assets generating or representing, directly or indirectly, 20% or more of the net revenues, net income, cash flow or assets of ELRC and its subsidiaries, taken as a whole;

•	any tender offer, self-tender or exchange offer that if consummated would result in any third party acquiring of 20% or more of the equity interests in ELRC (by vote or by value); or

•	any combination of the foregoing.

The merger agreement defines a “superior proposal” as a bona fide written “acquisition proposal” not resulting from any violation or breach of any obligation of ELRC relating to an acquisition proposal as set forth in the merger agreement that the ELRC board of directors determines in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable from a financial point of view to the holders of ELRC’s common stock than the transactions contemplated by the merger agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such acquisition proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and likelihood for completion of such acquisition proposal, (d) the other terms and conditions of such acquisition proposal and the implications thereof on ELRC, including relevant legal, regulatory and other aspects of such acquisition proposal deemed relevant by the ELRC board of directors and (e) any revisions to the terms of the merger agreement and the merger proposed by the Parent during the period of its matching and negotiation rights provided for in the merger agreement; provided that for purposes of the definition of “superior proposal,” the references to “20%” in the definition of acquisition proposal shall be deemed to be references to “50%.”

Ability to Change Board Recommendation / Acquisition Proposals

The ELRC board of directors unanimously, and in accordance with the unanimous recommendation of the special committee, approved the merger agreement and determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of ELRC and its shareholders.

The merger agreement provides that, subject to certain exceptions, the ELRC board of directors may not take any of the following actions (any such action being referred to as a “change in board recommendation”):

•	fail to include the board recommendation in the proxy statement to be distributed to shareholders in connection with the merger;

•	change, amend, qualify, withhold, withdraw or modify, or publicly propose to change, amend, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, or otherwise publicly make any statement or proposal inconsistent in any material respect with, the board recommendation;

•	authorize, cause or permit ELRC or any of its subsidiaries to enter into any agreement, arrangement or understanding with respect to an acquisition proposal (other than a confidentiality agreement entered into in accordance with, and meeting the requirements described above under “The Merger Agreement — Restrictions on Soliciting Other Acquisition Proposals”);

•	fail to publicly reaffirm the board recommendation within five business days following a written request by Parent to the Company following the date any acquisition proposal or any material modification thereto is first published or sent, given or communicated to the ELRC’s shareholders;

•	fail to recommend against any acquisition proposal subject to Regulation 14D under the Exchange Act, within ten business days after the commencement of any such acquisition proposal;

•	authorize, approve, endorse, declare advisable or recommend, or publicly propose to authorize, adopt, approve, endorse, declare advisable or recommend to ELRC’s shareholders an acquisition proposal; or

•	resolve or agree to do any of the foregoing.

However, at any time prior to obtaining shareholder approval of the merger agreement proposal, the ELRC board of directors may make a change in board recommendation in connection with a superior proposal, or terminate the merger agreement to enter into an alternative transaction agreement, in each case in response to a superior proposal if the following conditions are satisfied:

•	the ELRC board of directors determines in good faith after consultation with outside legal counsel and its financial advisor that the failure to take such action would be inconsistent with its fiduciary duties under applicable law;

•	ELRC complied with each of the obligations in the merger agreement relating to a change in board recommendation, or resulting in the acquisition proposal that led to the superior proposal;

•	ELRC provided at least three business days advance written notice (such period is referred to as the “notice period”) to Parent of the acquisition proposal and the board of directors’ good faith conclusion that such proposal constitutes a superior proposal and the board of directors’ intent to make a change in board recommendation or terminate the merger agreement, absent any revisions to its terms and conditions (which such notice must include the reason for such intent, the identity of the person or group of persons making the superior proposal and its terms and conditions and a copy of the definitive acquisition agreement and any other relevant transaction documents);

•	prior to making a change in board recommendation in connection with a superior proposal, or terminating the merger agreement to enter into an alternative transaction agreement:

•	during the notice period, ELRC negotiated (and caused its financial and legal advisors to negotiate) with Parent in good faith (to the extent requested by Parent) regarding any revisions to the terms of the merger agreement, and

•	if Parent made a proposal during the notice period, at the end of such notice period, the ELRC board of directors, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, determined in good faith, upon the recommendation of the special committee (after consultation with outside legal counsel and the special committee’s financial advisor), that:

•	the acquisition proposal continues to constitute a superior proposal;

•	after consultation with outside legal counsel, that the failure to make a change in board recommendation or terminate the merger agreement would be inconsistent with the board of directors’ fiduciary duties under applicable law; and

•	in the case of a termination of the merger agreement by ELRC to enter into an alternative transaction agreement, paid to Parent concurrently with such termination the $11.3 million termination fee.

In the event that there is a revision to the financial terms or any other material terms of a superior proposal for which ELRC is seeking to effect a change in board recommendation or to terminate the merger agreement in order to enter into an alternative transaction agreement, ELRC is required to deliver a new written notice to Parent in the form described above and to comply with each of the requirements described above prior to effecting such recommendation or terminating the merger agreement.

In addition to foregoing, at any time prior to obtaining shareholder approval of the merger agreement proposal, the ELRC board of directors may make a change in board recommendation in response to an intervening event (as defined below) if the following conditions are satisfied:

•	the ELRC board of directors determines in good faith after consultation with outside legal counsel and its financial advisor that the failure to make a change in board recommendation would be inconsistent with its fiduciary duties under applicable law;

•	ELRC provided at least three business days advance written notice (such period is referred to as the “notice period”) to Parent of the board of directors’ good faith intent to make a change of recommendation on the basis of the existence of an intervening event, and the ELRC board of directors’ determination of the anticipated materially favorable impact on the fair market value of the ELRC common stock; and

•	prior to effecting the termination of the merger agreement:

•	during the notice period, ELRC negotiated (and caused its financial and legal advisors to negotiate) with Parent in good faith (to the extent requested by Parent) regarding any revisions to the terms of the merger agreement, and

•	if Parent made a proposal during the notice period, at the end of such notice period, the ELRC board of directors, after taking into consideration the adjusted terms and conditions of the merger agreement as proposed by Parent, determined in good faith, upon the recommendation of the special committee (after consultation with outside legal counsel and the special committee’s financial advisor), that the failure to make a change in board recommendation remains inconsistent with the fiduciary duties of ELRC’s board of directors under applicable law as defined in the merger agreement.

The merger agreement defines an “intervening event” as a material event or circumstance that was not known or reasonably foreseeable to the ELRC board of directors prior to the execution of merger agreement, which becomes known to the ELRC board of directors prior to obtaining shareholder approval of the merger agreement proposal and which event or circumstance would have a materially favorable impact on the fair market value of the ELRC common stock (but for the transactions contemplated by this Agreement) relative to the impact of such event or circumstance on other businesses operating in the industries in which ERLC and its subsidiaries operates; provided that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or the ability of ELRC to exceed internal projections, forecasts or revenue or earnings projections of industry analysts for any period constitute an intervening event.

Financing of the Merger

ELRC and Parent estimate that the total amount of funds necessary to consummate the merger is approximately $325 million, including amounts required to: (i) make payments under the merger agreement to ELRC’s shareholders and to holders of outstanding ELRC restricted stock units, (ii) repay at the closing of the merger certain indebtedness of ELRC and its subsidiaries; and (iii) pay certain fees, costs and expenses associated with closing the merger. Parent has obtained an equity financing commitment described below in connection with the merger.

There are no conditions precedent or contingencies, whether oral or written, related to the funding of the full amount of the equity financing, other than as expressly set forth in the equity commitment letter.

Equity Financing

Parent has received an equity commitment letter, dated May 27, 2016 from Platinum Equity Capital Partners III, L.P., a Delaware limited partnership, pursuant to which Platinum Equity Capital Partners III, L.P. committed to make, or cause its affiliates to make, an equity contribution of up to $325 million to Parent, the proceeds of which will be used by Parent for the transactions contemplated by the merger agreement.

The obligation to fund all or any part of the equity contribution pursuant to the equity commitment letter is conditioned upon the satisfaction or waiver at the closing of the conditions to consummate the transactions contemplated by the merger agreement.

Debt Financing

Pursuant to the merger agreement, as an alternative to all or a portion of the equity financing provided in the equity commitment letter, Parent and Merger Sub may obtain debt financing in connection with the transactions contemplated by the merger agreement, but obtaining such debt financing is not a condition to Parent’s obligation to consummate the merger or Platinum Equity Capital Partners III, L.P.’s obligation to make the equity contribution.

ELRC generally has agreed to, and to cause its subsidiaries to and its and their respective representatives to, use reasonable best efforts to, provide to Parent such cooperation (including with respect to timeliness) reasonably requested by Parent in connection with the debt financing, including providing reasonable assistance in the preparation of customary disclosure documents and customary representation letters reasonably required in connection with the debt financing.

Conditions to the Merger

The merger is subject to the satisfaction or waiver of various conditions, at or prior to the effective time, which include the following with respect to each party:

•	the applicable waiting period, and any extension thereof, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and any similar foreign antitrust laws relating to the transactions contemplated by the merger agreement shall have expired or been terminated;

•	the merger agreement proposal is approved by ELRC’s shareholders; and

•	the absence of any injunction or other court order or legal or regulatory restraint that prevents the consummation of the merger or any law or order that prohibits or makes the merger illegal.

Parent and Merger Sub are not obligated to effect the merger unless the following conditions are satisfied or waived by Parent and Merger Sub, at or prior to the effective time:

•	(i) certain of the representations and warranties made by ELRC contained in the merger agreement with respect to organization and good standing, subsidiaries, corporate power, authority and consents and capitalization and absence of certain changes are true and correct as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date), subject in the case to certain representations and warranties relating to capitalization of ELRC and its subsidiaries to any de minimis changes in amount or significance; (ii) the remaining representations and warranties made by ELRC contained in the merger agreement that are not qualified by material adverse effect are true and correct (disregarding any “materiality” or similar words) in all material respects, in each case, as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date) and (iii) the remaining representations and warranties made by ELRC contained in the merger agreement are true and correct in all material respects (disregarding any “materiality”, “material adverse effect” or similar words), in each case as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date);

•	ELRC shall have performed, in all material respects, all obligations to be performed by it under the merger agreement on or prior to the effective time;

•	Parent shall have received a certificate, dated the date of the closing of the merger and signed by any authorized representative of ELRC, certifying as to the satisfaction of the preceding two conditions;

•	the absence of any litigation or other proceeding by any governmental authority or by any other person that has a reasonable likelihood of success and that, if successful, would result in a material adverse effect;

•	ELRC shall have furnished to Parent a certificate certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation;

•	ELRC shall have delivered to Parent executed copies of payoff letters with respect to certain outstanding indebtedness of ELRC and a mechanism for releasing the security interests with respect to such indebtedness;

•	since the date of the merger agreement, no event, change, circumstance, occurrence, condition, state of facts or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect; and

•	the holders of no more than twenty five (25%) percent of the issued and outstanding shares of ELRC common stock have exercised dissenter’s rights.

ELRC is not obligated to effect the merger unless the following conditions are satisfied or waived by ELRC, at or prior to the effective time:

•	the representations and warranties of Parent and Merger Sub contained in the merger agreement that are qualified by materiality or Parent material adverse effect are true and correct (as so qualified) and the representations and warranties of Parent and Merger Sub contained in the merger agreement that are not so qualified are true and correct in all material respects, in each case, as of the date of the merger agreement and as of the closing date (or, if made as of an earlier date, as of such earlier date); except in each case for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the merger or prevent or materially delay the consummation of the transactions contemplated by the merger agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under the merger agreement;

•	Parent and Merger Sub shall have performed or complied in all material respects with all obligations to be performed by them under the merger agreement on or prior to the effective time; and

•	ELRC shall have received a certificate, dated the date of the closing of the merger, signed by any authorized representative of the Parent, certifying as to the satisfaction of the preceding two conditions.

Neither Parent, Merger Sub nor the Company may rely on the failure of any of the foregoing conditions to be satisfied if such failure was caused by such party’s breach of the merger agreement.

Termination of the Merger Agreement

In general, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after the approval of the merger agreement and the merger by ELRC’s shareholders, in the following ways:

•	by mutual written consent of each of ELRC and Parent;

•	by either ELRC or Parent if:

•	the closing of the merger agreement shall not have been consummated by 5:00 pm Pacific Time on September 27, 2016, referred to as the “end date,” except that such right to terminate is not available (i) to ELRC, it at the time of such termination, Parent has the right to terminate the merger agreement based on ELRC’s breach of representation, warranty, covenant or agreement or (ii) to Parent, it at the time of such termination, ELRC has the right to terminate the merger agreement based on Parent’s breach of representation, warranty, covenant or agreement;

•	a special shareholders meeting shall have been duly convened and ELRC’s shareholders fail to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof); or

•	(i) a court or other governmental authority of competent jurisdiction shall have issued a judgment, order , injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by the merger agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable, or (ii) there shall be any applicable law that makes the consummation of the merger or the other transactions contemplated hereby illegal or otherwise prohibited.

•	by ELRC if:

•	prior to the approval of the merger by ELRC’s shareholders, (i) ELRC’s board of directors has authorized ELRC to enter into an acquisition agreement with respect to a superior proposal, (ii) ELRC has complied with each of its obligations concerning the consideration of other acquisition proposals, and (iii) concurrently with the termination of the merger agreement, ELRC enters into the acquisition agreement with respect to the superior proposal and pays to Parent the $11.3 million termination fee.

•	(i) ELRC has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, (ii) ELRC has confirmed in writing that it is ready, willing and able to consummate the merger throughout the three business days following its delivery of that written confirmation, and (iii) Parent and Merger Sub fail to consummate the merger within three business days of such date (other than due to a breach by ELRC);

•	there has been a breach of any other representation, warranty, covenant or agreement made by Parent or Merger Sub in the merger agreement, such that the closing conditions applicable to Parent and Merger Sub would not be satisfied, and such breach or failure to be true and correct is not cured by the earlier of (i) the end date and (ii) thirty (30) calendar days following receipt of written notice from ELRC of such breach or failure;

•	by Parent if:

•	(i) the ELRC board of directors effects a change in board recommendation; (ii) ELRC or any of its subsidiaries shall have entered into an agreement for an acquisition proposal; (iii) ELRC breaches or fails to perform any of its material obligations relating to the calling the special meeting of shareholders or the consideration of other acquisition proposals; (iv) the ELRC board of directors fails to include the board recommendation in the proxy statement, or to reaffirm the board recommendation within ten business days after any acquisition proposal (or material modification thereof) is announced, (v) the ELRC board of directors fails to issue a statement or recommendation reaffirming the board recommendation and rejecting and recommending against an tender offer or exchange offer within ten business days following the commencement of such tender offer or exchange offer; or (vi) the ELRC board of directors shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

•	there has been a breach of any other representation, warranty, covenant or agreement made by ELRC in the merger agreement, such that the closing conditions applicable to ELRC would not be satisfied, and such breach or failure to be true and correct is not cured by the earlier of (i) the end date and (ii) thirty (30) calendar days following receipt of written notice from Parent of such breach or failure.

Effect of Termination of the Merger Agreement

Subject to the fee and expense payment provisions described below, in the event the merger agreement is terminated, the merger agreement will become void, and there will be no liability on the part of any party or any of their respective representatives, except:

•	ELRC or Parent may have liabilities as provided in the merger agreement relating to termination fees and expenses and legal expenses; and

•	subject to any limitation on liability provisions set forth in the merger agreement (see “The Merger Agreement — Limitation on Liability” below), no termination will relieve any party from any liability or damages resulting from a material breach of any of its representations, warranties, covenants or agreements set forth in the merger agreement or for fraud; provided no party shall be liable for punitive damages (other than in the case of fraud), except to the extent that the non-breaching party owes such damages to a third party.

The provisions in the merger agreement relating to broker’s fees, cooperation concerning cash repatriation, effect of termination, fees and expenses on termination, limitation on liability, survival, governing law, submission to jurisdiction, assignment, severability, remedies, specific performance, extension; waiver; amendments; expenses; attorneys fee; notices, interpretation and rules of construction, third party beneficiaries, entire agreement and counterparts will survive the termination of the merger agreement. In addition, the confidentiality agreement between an affiliate of Platinum Equity and ELRC entered into connection with the transactions contemplated by the merger agreement will survive the termination of the merger agreement.

Fees and Expenses

Termination Fee.

ELRC has agreed to pay Parent $11.3 million as a termination fee if:

•	all of the following three events have occurred: (i) an acquisition proposal has been made, proposed or communicated to ELRC or the ELRC board of directors after May 27, 2016 and before shareholder approval of the merger agreement (or prior to the termination of the merger agreement if no shareholder meeting is held); (ii) the merger agreement is terminated by (A) Parent or ELRC because of the failure of the closing to be consummated by the end date or because of the failure of ELRC’s shareholders to approve the merger agreement proposal, or (B) Parent because there has been a breach of any representation, warranty, covenant or agreement made by ELRC in the merger agreement, such that the closing conditions applicable to ELRC would not be satisfied, subject to applicable cure periods; and (iii) within 12 months after the date of such termination ELRC consummates any acquisition proposal (with each reference to “20%” in the definition of “acquisition proposal” deemed to be a reference to “50%”) or enters into a contract in respect of an acquisition proposal which is thereafter consummated, which, in each case, need not be the same acquisition proposal that was made, disclosed or communicated prior to the termination of the merger agreement;

•	Parent terminates the merger agreement due to (i) a change in the ELRC board recommendation, (ii) ELRC breaches or fails to perform any of its material obligations relating to the calling the special meeting of shareholders or the consideration of other acquisition proposals, or (iii) ELRC or the ELRC board of directors shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

•	ELRC terminates the merger agreement to enter into a definitive acquisition agreement with respect to a superior proposal.

Parent Damages Cap

Parent may be obligated to pay to ELRC damages up to a “damages cap” of $16.2 million if ELRC terminates the merger agreement in certain circumstances, including because (i) ELRC has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the merger, (ii) ELRC has indicated in writing that it is ready, willing and able to consummate the merger throughout the three business day period following such notice, and (iii) Parent and Merger Sub fail to consummate the merger within such three business day period.

Expense Reimbursement

If the merger agreement is terminated (i) by ELRC or Parent because ELRC’s shareholders shall have failed to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof), or (ii) by ELRC at a time when Parent could have terminated because ELRC’s shareholders had failed to approve the merger agreement proposal at the special meeting (after giving effect to all adjournments or postponements thereof) then ELRC shall reimburse Parent and its affiliates for all of the reasonable out of pocket expenses incurred by Parent or Merger Sub or on their behalf in connection with the merger agreement.

Specific Performance

Subject to the limitations on liability discussed below, ELRC, Parent and Merger Sub are entitled to an injunction or injunctions to prevent breaches or threatened breaches of this merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement in any court of proper subject matter jurisdiction in the State of California (or any appellate court therefrom), in addition to any other remedy to which they are entitled at law or in equity. However, upon payment of damages in an amount equal to the damages cap, neither Parent, Merger Sub or the guarantor shall have any further liability or obligation to ELRC relating to or arising out of the merger agreement, the Limited Guaranty or the Equity Financing Commitment, whether in equity or at law, in contract, in tort or otherwise.

Limitation on Liability

Pursuant to the merger agreement, the liability of Parent, Merger Sub, their financing sources, the guarantor and each of their respective current, former or future affiliates, and current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents (collectively, the “Parent parties”) is limited as follows:

•	no Parent party, other than Parent, Merger Sub or the guarantor may be liable for breach of the merger agreement or failure to consummate the merger;

•	other than with respect to the limited right of the Company to seek specific performance under the circumstances described above, the maximum liability of Parent, Merger Sub and the guarantor for breach of the merger agreement or failure to consummate the merger or any other transaction or oral representation is the $16.2 million damages; and

•	upon payment of damages equal to $16.2 million, no Parent party (including Parent, Merger Sub and the guarantor) will have any further liability to ELRC or its shareholders.

Extension, Waiver and Amendment of the Merger Agreement

ELRC and Parent may amend the merger agreement at any time prior to the effective time of the merger; however, ELRC and Parent may not amend certain provisions in a manner that impacts or is adverse in any respect to Parent’s financing sources without the prior written consent of Parent’s financing sources. In addition, after shareholder approval of the merger agreement has been obtained, no amendment may be made that requires shareholder approval under applicable law unless such approval is obtained.

At any time prior to the effective time of the merger, to the extent authorized or permitted by applicable law, either ELRC or Parent may extend the time for the performance of any of the obligations or acts of the other party, waive any inaccuracies in the representations and warranties of the other party, and waive compliance by the other party with any of the agreements or conditions contained in the merger agreement. However, neither ELRC nor Parent may waive certain provisions in the merger agreement in a manner that impacts or is adverse in any respect to Parent’s financing sources without the prior written consent of Parent’s financing sources. In addition, after shareholder approval of the merger agreement has been obtained, no waiver may be made that requires shareholder approval under applicable law unless such approval is obtained.

Vote Required for Approval and Board Recommendation

Approval of the merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of ELRC common stock entitled to vote at the special meeting. Abstentions and broker-non votes will have the effect of a vote “AGAINST” the merger agreement proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER.

ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

ARRANGEMENTS (PROPOSAL NO. 2)

The Non-Binding Advisory Proposal

Section 14A of the Securities Exchange Act of 1934, which was enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, requires companies to provide their shareholders with the opportunity to vote to approve, on an advisory non-binding basis, certain golden parachute compensation arrangements for its named executive officers. For ELRC, its named executive officers are the principal executive officer, principal financial officer and the Company’s next three most highly paid executive officers as of the end of the most recently completed fiscal year, based on total compensation determined under the applicable regulations. Disclosure must also be provided for up to two additional individuals for whom disclosure would have been provided but for the fact that the individual was not serving as an executive officer of the Company at the end of the last completed fiscal year.

Therefore, ELRC is asking its shareholders to indicate their approval of golden parachute compensation arrangements and payments which the named executive officers will or may be eligible to receive in connection with the merger as disclosed in the section of this proxy statement entitled “The Merger — Interests of ELRC Executive Officers and Directors in the Merger — Golden Parachute Compensation Arrangements” beginning on page 64. These arrangements have previously constituted part of ELRC’s overall compensation program for its named executive officers and have been previously disclosed to Company shareholders in ELRC’s annual proxy statements and/or the Executive Compensation section of ELRC’s annual reports on Form 10-K, including the most recently filed annual proxy statement and Form 10-K which were filed with the SEC on September 16, 2015 and August 13, 2015, respectively. These historical arrangements were generally adopted and approved by ELRC’s board of directors or the compensation committee of ELRC’s board of directors, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms. Estimated payments for these arrangements are specifically set forth in the table entitled “Golden Parachute Compensation Arrangements” on page 65 of this proxy statement and the accompanying footnotes.

Accordingly, ELRC is seeking approval of the following resolution at the special meeting of ELRC’s shareholders to be held on [            ], 2016 (the “special meeting”):

“RESOLVED, that the shareholders of Electro Rent Corporation approve, solely on a nonbinding, advisory basis, the golden parachute compensation arrangements which may be paid to the named executive officers of Electro Rent Corporation in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in Electro Rent Corporation’s proxy statement for the special meeting.”

Shareholders should be aware that, consistent with applicable law, this proposal regarding certain merger-related golden parachute compensation arrangements is merely an advisory vote which will not be binding on ELRC, its board of directors, Merger Sub or Parent. Further, the underlying compensation plans and arrangements are contractual in nature and are not, by their terms, subject to shareholder approval. Accordingly, regardless of the outcome of this advisory vote, if the merger is consummated, the named executive officers will remain eligible to receive the various golden parachute compensation payments in accordance with the terms and conditions applicable to those payments.

Vote Required for Approval and Board Recommendation

Approval of the non-binding advisory proposal regarding the golden parachute compensation arrangements requires the affirmative vote of a majority of the shares of common stock represented either in person or by proxy and voting upon the proposal, which shares voting affirmatively must also constitute at least a majority of the required quorum. Broker non-votes and abstentions have no effect on determining whether the affirmative vote constitutes a majority of the shares represented either in person or by proxy and voting upon the proposal. However, approval of the proposal also requires the affirmative vote of a majority of the shares necessary to constitute a quorum and, therefore, broker non-votes and abstentions could prevent the approval of the proposal because they do not count as affirmative votes.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING ADVISORY PROPOSAL TO APPROVE THE GOLDEN PARACHUTE COMPENSATION ARRANGEMENTS DESCRIBED IN THIS PROXY STATEMENT.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL NO. 3)

The board of directors is asking ELRC’s shareholders to vote on a proposal to adjourn the special meeting, if necessary or appropriate, in order to allow for the solicitation of additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

Even though a quorum may be present at the special meeting, it is possible that ELRC may not have received sufficient votes to approve the merger agreement proposal by the time of the special meeting. In that event, ELRC would need to adjourn the special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the special meeting for purposes of soliciting additional proxies to obtain the requisite shareholder vote to approve the merger agreement proposal.

To allow the proxies that have been received by ELRC at the time of the special meeting to be voted for an adjournment if necessary, ELRC is submitting this proposal to approve one or more adjournments, only under those circumstances, to you for consideration. If the new date, time and place are announced at the special meeting before the adjournment, ELRC is not required to give notice of the adjourned meeting unless a new record date for the adjourned meeting is fixed, or unless the adjournment is for more than forty-five days from the date set for the special meeting.

Subject to the terms of the merger agreement, the ELRC board of directors retains full authority to the extent sent forth in our bylaws and California law to adjourn the special meeting for any other purpose, or to postpone the special meeting before it is convened, without the consent of any shareholders.

Vote Required for Approval and Board Recommendation

Approval of the adjournment proposal requires the affirmative vote of the majority of the shares of common stock represented either in person or by proxy, whether or not a quorum is present. Abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have the same effect as a vote “AGAINST” this proposal if the shares held by the broker are voted on one or both of the other proposals but not on this proposal, but broker non-votes will have no effect on the outcome of this proposal if the shares held by the broker are not voted on any of the proposals.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of ELRC’s common stock as of May 27, 2016 by:

•	each person ELRC knows to be the beneficial owner of 5% or more of the outstanding shares of ELRC’s common stock;

•	each of ELRC’s named executive officers;

•	each of ELRC’s directors; and

•	all of ELRC’s current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, ELRC believes that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. The address for each of ELRC’s directors and named executive officers is c/o Electro Rent Corporation, 6060 Sepulveda Boulevard, Van Nuys, CA 91411.

The percentage of beneficial ownership is based on 24,195,408 shares of common stock outstanding on May 27, 2016.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)	Percentage of Common Stock Beneficially Owned(2)
5% Shareholders
T. Rowe Price and Associates, Inc.(3)	3,337,400	13.7%
Dimensional Fund Advisors LP(4)	1,847,042	7.6%
Phillip A. Greenberg(5)	2,335,573	9.6%
Current Directors and Named Executive Officers:
Nancy Y. Bekavac	49,076	*	*
Karen J. Curtin	43,046	*	*
Daniel Greenberg(6)	4,600,434	18.8%
Theodore E. Guth	18,748	*	*
Joseph J. Kearns	33,078	*	*
Steven Markheim	243,672	1.0%
Herb F. Ostenberg	29,687	*	*
James S. Pignatelli	39,706	*	*
Allen Sciarillo	10,723	*	*

All current directors and executive officers as a group	5,068,170	20.7%

**	Indicates less than 1.0%

(1)	The address of each shareholder is 6060 Sepulveda Boulevard, Van Nuys, California 91411-2512 unless otherwise set forth in the table or in a footnote.

(2)

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares that such person or group has the right to acquire within 60 days after May 27, 2016. These shares are deemed outstanding for purposes of computing the percentage of outstanding shares held by each person or group on that date, but are not deemed outstanding for computing the percentage ownership of any other person. The number of shares in this table includes restricted stock units that are currently vested or that will become vested within 60 days after May 27, 2016: Mr. Markheim, 14,286; Mr. Sciarillo, 7,225; Mr. Ostenberg, 5,425; and 1,082 for each of Ms. Bekavac, Ms. Curtin, Mr. Kearns, Mr. Pignatelli and Mr. Guth.

(3)	Based on information filed in their joint Schedule 13G/A on February 11, 2016, on behalf of each of T. Rowe Price Associates, Inc., a Maryland corporation, and an investment adviser registered under the Investment Advisers Act of 1940, and T. Rowe Price Small-Cap Value Fund, Inc., a Maryland corporation, T. Rowe Price Associates, Inc. has sole voting power with respect to 891,570 shares and sole dispositive power with respect to 3,337,400 shares. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power with respect to 1,905,120 shares, but does not have sole or shared dispositive power with respect to any shares. The address of T. Rowe Price Associates, Inc. and T. Rowe Price Small-Cap Value Fund, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(4)	Based on information contained in its Schedule 13G/A filed on February 9, 2016, Dimensional Fund Advisors LP, an investment adviser registered under the Investment Advisers Act of 1940, has sole voting power with respect to 1,790,030 shares and sole dispositive power with respect to 1,847,042 shares. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(5)	In his Schedule 13G/A filed on January 25, 2010, Phillip A. Greenberg reported sole voting and dispositive power with respect to 2,335,573 shares.

(6)	The number of shares reflected in the table includes 1,001,672 shares held by the Greenberg Foundation, which Daniel Greenberg has the right to vote, but as to which he disclaims beneficial ownership.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

ELRC files annual, quarterly and current reports, proxy statements and other information with the SEC. ELRC’s shareholders may read and copy the documents incorporated by reference, and any reports, statements or other information ELRC has filed, at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains reports and other information regarding issuers that file electronically with the SEC. ELRC’s filings with the SEC are also available to the public through this web site at www.sec.gov.

If you have questions about the special meeting or the transactions after reading this proxy statement, you may contact ELRC’s proxy solicitor, [            ], by mail at [            ], or by telephone at [            ] (toll free) or [            ] call collect).

ELRC has not authorized anyone to give you any information or to make any representation about the transactions or any of the parties involved that differs from or adds to the information contained in this proxy statement or in the documents ELRC has publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information filed with it, which means that ELRC can disclose important information to you by referring you to the documents containing such information. The information incorporated by reference is an important part of this proxy statement, and information filed later by us with the SEC will automatically update and supersede this information.

ELRC incorporates by reference the documents listed below and, with respect to this proxy statement, any future filings that ELRC makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•	ELRC’s Annual Report on Form 10-K for the fiscal year ended May 31, 2015;

•	ELRC’s Quarterly Report on Form 10-Q for the quarterly period ended August 31, 2015;

•	ELRC’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2015;

•	ELRC’s Quarterly Report on Form 10-Q for the quarterly period ended February 29, 2016;

•	ELRC’s Current Reports on Form 8-K, as filed with the SEC on June 12, July 22, September 3, October 16, December 3, and December 14, 2015, and March 17, May 12, 2016 and May 31, 2016.

All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and on or prior to the date of the special meeting are deemed to be incorporated by reference in this proxy statement, and only for the purpose of this proxy statement, from the date of filing of such documents or reports, except as to any portion of any future annual or quarterly reports or proxy statements which is not deemed to be filed under those sections. Any statement contained in a document incorporated or deemed to be incorporated by reference in this proxy statement will be deemed to be modified or superseded for purposes of this proxy statement, and only for the purposes of this proxy statement, to the extent that any statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this proxy statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

Any person receiving a copy of this proxy statement may obtain, without charge, upon written or oral request, a copy of any of the documents incorporated by reference except for the exhibits to such documents. Requests should be directed to ELRC’s proxy solicitor, [            ], by mail at [            ], or by telephone at [            ] (toll free) or [            ] call collect). A copy will be provided by first class mail or other equally prompt means within one business day after receipt of your request. To obtain timely delivery of any of this information, you must make your request at least five business days prior to the date of the special meeting.

SUBMISSION OF SHAREHOLDER PROPOSALS

If the merger is completed, there will be no public participation in any future meetings of ELRC’s shareholders. If the merger is not completed, you will continue to be entitled to attend and participate in ELRC’s shareholder meetings, and ELRC will hold a 2016 annual meeting of shareholders.

Proposals which shareholders wish to be considered for inclusion in ELRC’s proxy statement and form of proxy for ELRC’s 2016 annual meeting of shareholders must have been received at our principal office, attention: Meryl D. Evans, Secretary, no later than May 17, 2016 and must comply with the requirements of Rule 14a-8 under the Exchange Act.

For any proposal, including a nomination for election to the board of directors, that is not submitted for inclusion in ELRC’s 2016 proxy statement, but is instead sought to be presented directly from the floor at ELRC’s 2016 annual meeting, ELRC’s amended and restated bylaws require, and SEC rules permit, that the proposal be received by ELRC’s Secretary at ELRC’s principal office no earlier than the close of business on June 17, 2016 and no later than the close of business on July 18, 2016. ELRC’s amended and restated bylaws specify certain requirements regarding the form and content of such a notice.

OTHER MATTERS

Other Business

As of this time, ELRC’s board of directors knows of no other matters to be brought before the special meeting. However, if other matters properly come before the special meeting or any adjournment thereof, and if discretionary authority to vote with respect thereto has been conferred by the enclosed proxy, the persons named in the proxy will vote the proxy in accordance with their best judgment as to such matters.

Other Proxy Statement Matters

A form of proxy is enclosed for your use. Please complete, date, sign and return the proxy at your earliest convenience in the enclosed envelope, which requires no postage if mailed in the United States, or submit your proxy by telephone or over the Internet following the instructions on the proxy card. A prompt submission of your proxy will be appreciated.

This proxy statement does not constitute an offer to sell or to buy, or a solicitation of an offer to sell or to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any offer or solicitation in such jurisdiction.

By order of the Board of Directors,

Meryl Evans, Secretary

[                    ], 2016

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELECOR INTERMEDIATE HOLDING II CORPORATION

ELECOR MERGER CORPORATION

AND

ELECTRO RENT CORPORATION

MAY 27, 2016

I

ARTICLE I CERTAIN DEFINITIONS		A-1

1.1	Certain Defined Terms	A-1
1.2	Table of Definitions	A-8

ARTICLE II THE MERGER		A-10

2.1	The Merger	A-10
2.2	Closing	A-10
2.3	Effective Time	A-10
2.4	Effects of the Merger	A-10
2.5	Articles of Incorporation; Bylaws	A-10
2.6	Directors	A-10
2.7	Officers	A-10

ARTICLE III EFFECT OF THE MERGER ON CAPITAL STOCK		A-11

3.1	Effect of the Merger on Capital Stock	A-11
3.2	Surrender and Payment	A-11
3.3	Dissenting Shares	A-13
3.4	Adjustments	A-13
3.5	Withholding Rights	A-13
3.6	Lost Certificates	A-13
3.7	Treatment of Equity Awards	A-14

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		A-14

4.1	Organization and Good Standing	A-14
4.2	Subsidiaries	A-15
4.3	Power, Authority and Consents	A-16
4.4	No Conflict	A-17
4.5	Capitalization of the Company	A-17
4.6	Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance	A-18
4.7	No Undisclosed Liabilities	A-19
4.8	Absence of Certain Changes or Events	A-20
4.9	Taxes	A-20
4.10	Litigation	A-22
4.11	Real Property and Personal Property Matters	A-22
4.12	Environmental Matters	A-23
4.13	Contracts, Agreements, Arrangements, Commitments and Undertakings	A-23
4.14	Intellectual Property	A-25
4.15	Compliance with Laws; Permits	A-26
4.16	Employees, ERISA and Other Compliance	A-26
4.17	Insurance	A-28
4.18	Related Party Transactions	A-28
4.19	Opinion of Financial Advisor	A-28
4.20	Broker’s Fees	A-28
4.21	Capital Expenditures	A-29
4.22	Accounts Receivable	A-29
4.23	Customers and Suppliers	A-29
4.24	FCPA; OFAC	A-29

-i-

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB		A-30

5.1	Organization and Good Standing	A-30
5.2	Merger Sub	A-30
5.3	Power, Authority and Consents	A-30
5.4	No Conflict	A-31
5.5	Ownership of Company Common Stock	A-31
5.6	Legal Proceedings	A-31
5.7	Financing Capability	A-31
5.8	Solvency	A-32
5.9	Broker’s Fees	A-32

ARTICLE VI COMPANY COVENANTS		A-33

6.1	Advice of Changes	A-33
6.2	Conduct of Business	A-33
6.3	Reasonable Best Efforts; Regulatory Approvals	A-35
6.4	Acquisition Proposals	A-36
6.5	Preparation of Proxy Statement; Approval of Company Shareholders	A-40
6.6	Access to Information	A-41
6.7	Company Cooperation with Debt Financing Efforts	A-41
6.8	Discharge of Company Funded Indebtedness and Release of Encumbrances	A-42
6.9	Section 16 Matters	A-43
6.10	Directors	A-43
6.11	Public Announcements	A-43
6.12	Stock Exchange Delisting; Deregistration	A-43
6.13	Cooperation Concerning Cash Repatriation	A-43

ARTICLE VII PARENT COVENANTS		A-43

7.1	Advice of Changes	A-43
7.2	Reasonable Best Efforts; Regulatory Approvals	A-44
7.3	Financing	A-45
7.4	Proxy Statement	A-45
7.5	Indemnification of Company Directors and Officers	A-46
7.6	Employees; Benefit Plans	A-46
7.7	Public Announcements	A-47

ARTICLE VIII CONDITIONS TO CLOSING OF MERGER		A-47

8.1	Conditions to Each Party’s Obligation to Effect the Merger	A-47
8.2	Additional Conditions to Obligations of Parent and Merger Sub	A-48
8.3	Additional Conditions to Obligations of the Company	A-49

ARTICLE IX TERMINATION OF AGREEMENT		A-49

9.1	Termination by Mutual Consent	A-49
9.2	Termination by Either Parent or the Company	A-49
9.3	Termination by the Company	A-49
9.4	Termination by Parent	A-50
9.5	Notice of Termination	A-50
9.6	Effect of Termination	A-50
9.7	Termination Fee and Expenses	A-51
9.8	Acknowledgement	A-51
9.9	Limitation on Liability	A-51

-ii-

ARTICLE X MISCELLANEOUS		A-52

10.1	Survival	A-52
10.2	Governing Law	A-52
10.3	Submission to Jurisdiction; WAIVER OF JURY TRIAL	A-52
10.4	Assignment	A-53
10.5	Severability	A-53
10.6	Remedies	A-53
10.7	Specific Performance	A-53
10.8	Extension; Waiver	A-53
10.9	Amendments	A-54
10.10	Expenses	A-54
10.11	Attorneys Fees	A-54
10.12	Notices	A-54
10.13	Interpretation; Rules of Construction	A-55
10.14	Third Party Beneficiary Rights	A-56
10.15	Entire Agreement	A-56
10.16	Counterparts	A-56

-iii-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of May 27, 2016 (the “Agreement Date”), by and among Elecor Intermediate Holding II Corporation, a Delaware corporation (“Parent”), Elecor Merger Corporation, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Electro Rent Corporation, a California corporation (the “Company”).

RECITALS

A.      The parties intend that, pursuant to the terms and subject to the conditions set forth in this Agreement, the California General Corporation Law (the “CGCL”) and other Applicable Laws (as defined below), Merger Sub shall merge with and into the Company, with the Company to be the surviving corporation of the Merger as a wholly-owned subsidiary of Parent.

B.      The Boards of Directors of Parent and Merger Sub have (i) determined that it is in the best interests of their respective entities and shareholders, and declared it advisable, to enter into this Agreement and (ii) have approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby, including the Merger.

C.      The Board of Directors of the Company (the “Company Board”), acting on the recommendation of the strategic alternatives committee of the Company Board (the “Special Committee”), has (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend adoption of this Agreement by the shareholders of the Company.

D.      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Platinum Equity Capital Partners III, L.P. (the “Guarantor”) has provided a limited guaranty (the “Limited Guaranty”) with respect to certain of Parent’s obligations under this Agreement.

E.      Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, (i) Daniel Greenberg is entering into a voting agreement with Parent and the Company in the form attached hereto as Exhibit A-1 and (ii) a member of Daniel Greenberg’s immediate family is entering into a voting agreement with Parent and the Company in the form attached hereto as Exhibit A-2, pursuant to which, among other things, and subject to the terms and conditions contained therein, each of them has agreed to vote the shares of Company Common Stock owned by them for approval of the transactions contemplated hereby.

F.      Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants and conditions contained herein, the parties hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.1      Certain Defined Terms.    For purposes of this Agreement, the following terms shall have the meanings set forth below. Unless indicated otherwise, all mathematical calculations contemplated hereby shall be made to the fifth decimal place.

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) relating to, in one or a series of transactions (a) the direct or indirect purchase or acquisition by such Person or group of Persons of 20% or more of the Equity Interests in the Company (by vote or by value), (b) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution, share exchange or similar transaction involving the Company that, if consummated, would result in the acquisition by such Person or group of Persons (or the stockholders of any Person) of 20% or more of the outstanding Equity Interests in the Company (by vote or value) or of the surviving entity in a merger involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, (c) any sale of assets, recapitalization, equity investment, license, joint venture, liquidation, dissolution, disposition or other similar transaction which would, directly or indirectly, result in any Third Party acquiring an interest in assets representing, directly or indirectly, 20% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (d) the acquisition (whether by merger, consolidation, equity investment, share exchange, joint venture or otherwise) by any Third Party, directly or indirectly, of any Equity Interest in any Person that holds assets generating or representing, directly or indirectly, 20% or more of the net revenues, net income, cash flow or assets of the Company and its Subsidiaries, taken as a whole, (e) any tender offer, self-tender or exchange offer that if consummated would result in any Third Party acquiring 20% or more of the Equity Interests in the Company (by vote or by value), or (f) any combination of the foregoing.

“Affiliate” has the meaning set forth in Rule 144(a)(1) promulgated under the Securities Act.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the UK Enterprise Act 2002 or any other Applicable Law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Applicable Law” means, collectively, all foreign, federal, state, local or municipal laws (including common law), statutes, ordinances, regulations, codes, and rules or regulations (including rules or regulations of any applicable national securities exchange), and all orders, writs, injunctions, awards, judgments, decrees, permits, settlements, citations, adverse conditions or stipulations, in each case, issued, promulgated, pronounced or entered into by or with any Governmental Authority and applicable to the assets, properties, transactions or business (and any regulations promulgated thereunder) of the applicable company or entity.

“Balance Sheet Date” means May 31, 2015.

“Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any other stock option, stock appreciation right, other equity-based, phantom stock, stock purchase, profit sharing, savings, pension, change-in-control, bonus, long- or short-term incentive, or deferred compensation, supplemental retirement, health, retiree medical, termination indemnity, jubilee payment, seniority premium, life, or disability insurance, dependent care, severance and other similar fringe or benefit or compensation plans, agreements, policies, programs, and arrangements, in effect and that covers any current or former employees or directors of the Company or any of its Subsidiaries or the beneficiaries or dependents of any such Persons and any current employment or executive compensation or severance agreements, written or otherwise, that are maintained, sponsored, or contributed to by the Company or any of its Subsidiaries, or under which the Company or any of its Subsidiaries has or could have any present or future Liabilities.

“Business Day” means any day, other than (i) Saturday or Sunday, (ii) any day on which banking institutions located in Los Angeles, California are authorized or required by Applicable Law or other governmental action to close or (iii) any other day on which Fedwire Services or SWIFT are not operating.

“Certificate of Merger” means the certificate of merger to be filed with the Office of the Secretary of State of the State of California in such appropriate form as shall be required by, and executed in accordance with, the CGCL.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Business” means the business of the Company and its Subsidiaries as presently conducted.

“Company Bylaws” means the bylaws of the Company, as amended to date.

“Company Charter” means the Company’s Restated Articles of Incorporation, filed with the California Secretary of State on October 3, 1984, as amended to date.

“Company Common Stock” means the common stock, no par value, of the Company.

“Company Disclosure Schedule” means the disclosure schedule attached hereto and dated as of this Agreement Date and delivered by the Company to Parent concurrent with the execution of this Agreement.

“Company IP” means all Intellectual Property owned or purported to be owned by or exclusively licensed to the Company or any of its Subsidiaries.

“Company’s Knowledge” means, with respect to a particular fact, circumstance, event or other matter in question, (a) the actual knowledge of Daniel Greenberg, Steve Markheim, Allen Sciarillo, Dennis Clark, Eric Williams and Herb Ostenberg and (b) the knowledge which any of the foregoing persons would reasonably be expected to know given their title and responsibilities.

“Company Material Contract” means any Contract required to be listed on the Company Disclosure Schedule pursuant to Section 4.11.

“Company Preferred Stock” means the preferred stock, $1.00 par value of the Company.

“Company SERP” means the Supplemental Executive Retirement Plan of the Company, as amended to date.

“Company Shareholders” means the holders of outstanding shares of Company Common Stock.

“Company Stock Plan” means the Company’s 2005 Equity Incentive Plan, as amended to date.

“Contract” means any written or oral contract, agreement, instrument, obligation, arrangement, permit, concession, franchise, commitment, understanding or undertaking (including leases, licenses, mortgages, bonds, notes, debenture, guarantees, sublicenses, subcontracts, purchase or sale orders).

“Damages Cap” means an amount equal to $16,200,000.00.

“Encumbrance” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means any Law in effect as of the Closing Date concerning: (i) the environment, including related to pollution, contamination, cleanup, preservation, protection, and reclamation of the environment; or (ii) any release or threatened release of any hazardous substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such release or threatened release of, or exposure to, hazardous substances.

“Equity Award” means each option to acquire shares of Company Common Stock and each restricted stock unit then outstanding pursuant to the Company Stock Plan.

“Equity Interest” of any Person means any (a) capital stock, membership, joint venture or partnership interest or other equity or voting interest of or in such Person; (b) securities directly or indirectly convertible into or exchangeable for any of the foregoing; (c) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into, exercisable for or exchangeable for any of the foregoing; or (d) Contracts, calls or claims of any kind relating to the issuance of any of the foregoing or giving any Person the right to participate in or receive any payment based on the profits or performance of such Person (including any equity appreciation, phantom equity or similar plan or right).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a “controlled group of corporations,” as defined in Section 414(b) of the Code; (b) a group of entities under “common control,” as defined in Section 414(c) of the Code; or (c) an “affiliated service group,” as defined in Section 414(m) of the Code, or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Facilities” means the facilities, improvements, buildings, and storage facilities and other structures owned by the Company that are located on Leased Real Property or Owned Real Property and all fixtures attached or appurtenant thereto or located thereon, and all licenses, privileges and rights relating to the foregoing (other than those included in the Leased Real Property or Owned Real Property), in each case to the extent predominately used in the operation of the Company Business.

“Financing Sources” means the Guarantor, any actual or potential source of Debt Financing, or any other entities that commit to provide or otherwise enter into financing arrangements in connection with the transactions contemplated hereby, including the parties to any financing commitments and any joinder agreements or credit agreements (including the definitive agreements executed in connection with the Debt Financing) relating thereto.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local, domestic, foreign, supranational or multinational court or tribunal, governmental, judicial, arbitral, legislative, executive or regulatory body (or subdivision thereof), administrative agency, self-regulatory authority, instrumentality, agency commission or other governmental authority or body.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“HSR Affiliates” means Affiliates of Parent as the term is defined under the HSR Act.

“HSR Associates” means Associates of Parent as the term is defined under the HSR Act.

“Indebtedness” means, with respect to any Person, (a) any obligation or liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) evidenced by bonds, debentures, notes or similar instruments, (iii) under any lease or similar arrangement that is, or would be required in accordance with GAAP to be accounted for by the lessee as a capital lease, (iv) under any installment sale contract or similar obligation given in connection with the acquisition of any property or assets, including securities, (v) for the deferred purchase price of property or services, except current trade accounts payable arising in the ordinary course of business, or (vi) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates and (b) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.

“Intellectual Property” means all industrial and intellectual property rights arising anywhere in the world, including: (A) patents, patent applications, utility models, invention disclosures, and all renewals, reissues, reexaminations, divisionals, continuations, continuations-in-part and extensions thereof, and other patent rights (“Patents”); (B) logos, designs, trademarks, trade dress rights, trade names, service marks, together with the goodwill connected with the use of, and all registrations and applications for any of the foregoing (“Trademarks”); (C) Internet domain names, Internet and World Wide Web URLs or addresses; (D) copyrights, copyright registrations and applications therefor, mask work rights, mask work registrations and applications therefor (“Copyrights”); (E) inventions, trade secrets, know-how, customer lists, supplier lists, proprietary processes, technology and formulae (“Trade Secrets”); (F) software source code and object code, algorithms, net lists, architectures, structures, screen displays, photographs, images, layouts, development tools, designs, blueprints, specifications, technical drawings (or similar information in electronic format); and (G) all documentation and media constituting, describing or relating to the foregoing (A) through (F), including manuals, memoranda and records.

“Intervening Event” means a material event or circumstance that was not known or reasonably foreseeable to the Company Board prior to the execution of this Agreement, which event or circumstance becomes known to the Company Board prior to obtaining the Shareholder Vote and which event or circumstance would have a materially favorable impact on the fair market value of the Company Common Stock (but for the transactions contemplated by this Agreement) relative to the impact of such event or circumstance on other businesses operating in the industries in which the Company and its Subsidiaries operates; provided that in no event shall (x) the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof or (y) the ability of the Company to exceed internal projections, forecasts or revenue or earnings projections of industry analysts for any period constitute an Intervening Event.

“Lease” means all written or oral leases, subleases and other agreements under which the Company or any Subsidiary leases, licenses, subleases or otherwise uses or occupies, or has the right to lease, license, use or occupy, any real property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

“Leased Real Property” means all real property that the Company or any Subsidiary leases, licenses, subleases or otherwise uses or occupies, or has the right to lease, license, use or occupy, pursuant to a Lease.

“Liabilities” means debts, liabilities and obligations of any nature, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, including those arising under any Applicable Law, Action or order issued or promulgated by a Governmental Authority and those arising under any Contract.

“License Agreement” means any Contract that provides for the grant or receipt of a license or other right with respect to or otherwise involving any Intellectual Property, except for commercially available off-the-shelf software licensed to the Company or any Subsidiary on standard terms, in object code form, without the right to modify such software, with annual royalties or other fees not exceeding $100,000.

“Material Adverse Effect” means any change, event, circumstance, occurrence, condition, state of facts or effect (each an “Effect”) that, individually or in the aggregate with all other Effects, (a) has a material adverse effect on the condition (financial or otherwise), business, assets, liabilities, operations or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents or materially delays the consummation by the Company of the Merger; provided, however, that in the case of clause (a) above only, Material Adverse Effect shall not include any Effect to the extent resulting from (i) the announcement of the existence of this Agreement (provided, that the exceptions in this clause (i) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.4); (ii) changes in general economic or political conditions globally, political systems, currencies, securities, or financial markets; (iii) changes generally affecting the industry in which such entity operates; (iv) acts of God, earthquakes, acts of terrorism or military actions whether or not pursuant to the declaration of a national emergency or war; (v) any change in the Company’s stock price or trading volume, in and of itself; (vi) any failure of the Company to meet internal projections, forecasts or revenue or earnings projections of industry analysts for any period; or, (vii) changes in Applicable Laws, GAAP or accounting standards; provided, that with respect to subclause (v) or subclause (vi), the Effects giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect; provided further, however, that any Effect referred to in clauses (ii), (iii), (iv) or (vii) may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent such Effect has a disproportionate adverse impact on the Company and its Subsidiaries, taken as a whole and taking into account the relative size of the Company and its Subsidiaries and their affected businesses as compared to other participants in the industries in which the Company and its Subsidiaries operate.

“NDA” means the Confidentiality Agreement entered into between Platinum Equity Advisors, LLC and the Company on October 14, 2015.

“Owned Real Property” means all real property that the Company or any Subsidiary owns.

“Parent Parties” means, collectively, (a) Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective current, former or future Affiliates and (b) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives or agents of any of the Persons listed in the foregoing clause (a).

“Permitted Encumbrances” means (a) statutory liens for Taxes that are not yet due and payable and water, sewer and other assessments not yet due and payable or which are being contested in good faith and by appropriate proceedings diligently conducted; (b) statutory liens to secure obligations to landlords under leases or rental agreements incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (c) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law; (d) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens incurred in the ordinary course of business relating to obligations as to which there is no default and the payment of which is not yet due; (e) Encumbrances, matters of record, including easements, rights-of-way, covenants, restrictions, conditions, setbacks, encroachments, gaps and gores, and other imperfections of title that are typical for the applicable property type and locality, none of which, individually or in the aggregate, materially impairs the use, value or operations of the affected property or materially interferes with the use of such property in the conduct of the Company Business (excluding, however, any mortgage lien or other similar security interest securing any financing relating directly to the Owned Real Property or any Company’s leasehold estate in any Leased Real Property, which mortgage liens and other similar security interests shall be released and which financings shall be satisfied in full at Closing), and (f) any minor imperfection of title or similar liens, charges or encumbrances which individually or in the aggregate with other such liens, charges and encumbrances does not materially impair the use, value or operations of the affected property subject to such lien, charge or encumbrance or the use of such property in the conduct of the Company Business.

“Person” means any individual, corporation, company, limited liability company, partnership, limited liability partnership, trust, estate, proprietorship, joint venture, association, organization, entity or Governmental Authority.

“Proxy Statement” means the letter to shareholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to the Company Shareholders in connection with the Merger (including any amendments or supplements) and any schedule required to be filed with the SEC in connection therewith.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Representatives” means any director, officer, employee, consultant, agent, investment banker, financial advisor, attorney, accountant, Affiliate or other advisor or representative.

“Required Information” means, as of any date, (a) such financial statements, financial data and other information regarding the Company and its Subsidiaries of the type required in registration statements on Form S-1 by Regulation S-X and Regulation S-K under the Securities Act (including pro forma financial information, provided that it is understood that assumptions underlying the pro forma adjustments to be made are the responsibility of Parent) for registered offerings of non-convertible debt securities, to the extent the same is of the type and form customarily included in private placements under Rule 144A under the Securities Act to consummate the offering of secured or unsecured senior notes and/or senior subordinated notes (including, even if not required by Regulation S-X or Regulation S-K under the Securities Act, pro forma and other financial data for the pertinent last twelve (12) month periods), made on any date during the relevant period, (b) (i) such other information required by the Debt Commitment Letters, including such information and data as are otherwise necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (a) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period and (ii) drafts of such “comfort” letters which such auditors are prepared to issue upon completion of customary procedures, each in form and substance customary for high yield debt securities offerings, and (c) all pertinent and customary (as compared to other transactions of this size and nature) information regarding the Company and its Subsidiaries customarily included in information memoranda or other marketing documents used to syndicate credit facilities of the type to be included in the Debt Financing.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” of a Person means a corporation or other Person (a) in which such first Person owns, directly or indirectly, at least a 50% interest or (b) that is otherwise, directly or indirectly, controlled by such Person (which shall be deemed the case if such first Person has the power to elect more than 50% of the board of directors or other governing body of such Person), or (c) is or would be consolidated in such party’s financial statements pursuant to GAAP.

“Superior Proposal” means a bona fide written Acquisition Proposal that the Company Board determines in its good faith judgment (after consultation with outside legal counsel and the Company Financial Advisor) is more favorable from a financial point of view to the holders of Company Common Stock than the transactions contemplated by this Agreement, taking into account (a) all financial considerations, (b) the identity of the third party making such Acquisition Proposal, (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and likelihood for completion of such Acquisition Proposal, (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company, including relevant legal, regulatory and other aspects of such Acquisition

Proposal deemed relevant by the Company Board and (e) any revisions to the terms of this Agreement and the Merger proposed by the Parent during the Notice Period set forth in Section 6.4; provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”.

“Tax” (and, with correlative meaning, “Taxes”) means (a) any net income, alternative or add-on minimum tax, gross income, gross receipts, branch profits, capital stock, sales, use, lease, service, ad valorem, transfer, recording, registration, escheat, franchise, profits, net worth, gains, license, withholding, payroll, employment, unemployment, social security, retirement, disability, estimated, excise, severance, stamp, occupation, premium, real or personal property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign); (b) any Liability for the payment of any amounts of the type described in clause (a) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period (including pursuant to Treasury Regulation § 1.1502-6 or comparable provisions of state, local or foreign tax law); and (c) any Liability for the payment of any amounts of the type described in clause (a) or (b) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any report, return, election, notice, estimate, declaration, information statement, claim for refund or other form or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Governmental Authority in connection with any Tax, and shall include any amendment to any of the foregoing.

“Taxable Period” means any taxable year (or portion thereof) or any other period that is treated as a taxable year (or other period, or portion thereof, in the case of a Tax imposed with respect to such other period) with respect to which any Tax may be imposed under any Applicable Law.

“Termination Fee” means an amount equal to $11,300,000.00.

“Third Party” shall mean any Person or group other than the Company, the Subsidiaries, Parent or any Affiliate of Parent.

“Third Party Lease” means all written or oral leases, subleases and other agreements under which the Company or any Subsidiary leases, licenses, subleases or otherwise authorizes the use or occupancy, or grants the right to lease, license, use or occupy, to any Third Party any portion of the Real Property, including all amendments, extensions, renewals, guaranties and other agreements with respect thereto.

Other capitalized terms defined elsewhere in this Agreement and not defined in this Article I shall have the meanings assigned to such terms in this Agreement.

1.2      Table of Definitions.  The following terms have the meanings set forth in the Sections referenced below.

Acceptable Confidentiality Agreement	Section 6.4(b)
Action	Section 4.10
Adverse Recommendation	Section 6.4(e)
Agreement	Preamble
Agreement Date	Preamble
Board Recommendation	Section 4.3(c)
Book-Entry Shares	Section 3.1(b)
Certificate	Section 3.1(b)

CGCL	Recitals
Closing	Section 2.2
Closing Date	Section 2.2
Common Share	Section 3.1(b)
Company	Preamble
Company Acquisition Agreement	Section 6.4(b)
Company Board	Recitals
Company Continuing Employees	Section 7.6(a)
Company Indemnified Parties	Section 7.5(a)
Company Material Contract	Section 4.13
Company SEC Reports	Section 4.6(a)
Company Stock Award	Section 3.7(b)
Company Subsidiary Securities	Section 4.2(c)
Consent	Section 4.3(b)
Debt Commitment Letters	Section 6.7
Debt Financing	Section 6.7
Dissenting Shares	Section 3.3
DOJ	Section 6.3(b)
Effective Time	Section 2.3
End Date	Section 9.2(a)
Equity Financing	Section 5.7
Equity Financing Commitment	Section 5.7
Exchange Agent	Section 3.2(a)
Excluded Stock	Section 3.1(a)
FCPA	Section 4.24
FTC	Section 6.3(b)
Governmental Permits	Section 4.15(b)
Guarantor	Recitals
Insurance Policies	Section 4.17)
IT Systems	Section 4.14(f)
Letter of Transmittal	Section 3.2(a)
Limited Guaranty	Recitals
Merger	Section 2.1
Merger Consideration	Section 3.1(b)
Merger Sub	Preamble
Notice Period	Section 6.4(f)
OFAC	Section 4.24
Parent	Preamble
Parent Benefit Plans	Section 7.6(b)
Payment Fund	Section 3.2(a)
Payoff Letters	Section 6.8
Premium Cap	Section 7.5(c)
Requested Intercompany Loan	Section 6.13
Sarbanes-Oxley Act	Section 4.6(a)
Shareholder Vote	Section 4.3(a)
Shareholders Meeting	Section 6.5(g)
Special Committee	Recitals
Surviving Corporation	Section 2.1

ARTICLE II

THE MERGER

2.1      The Merger.      On the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL, at the Effective Time, Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under the CGCL as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2      Closing.    The closing of the Merger (the “Closing”) will take place at 7:00 AM Pacific Time on the third Business Day after satisfaction or waiver (to the extent permitted by Applicable Law) of all conditions to the Merger set forth in Article VIII (other than those conditions that by their nature are to be satisfied by deliveries made at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to and in accordance with Article IX, or another date and time is agreed to in writing by Parent and the Company. The Closing shall be held at the offices of Latham & Watkins LLP, 555 11th Street N.W., Suite 1000, Washington, D.C., 20004, unless another place is agreed to in writing by the parties hereto. The actual date of the Closing is hereinafter referred to as the “Closing Date.”

2.3       Effective Time.    As soon as practicable on the Closing Date, the Company, Parent and Merger Sub will cause the Certificate of Merger to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL. The Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of California or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time at which the Merger becomes effective being hereinafter referred to as the “Effective Time”).

2.4      Effects of the Merger.  The Merger shall have the effects set forth herein and in the applicable provisions of the CGCL, including Section 1107 of the CGCL. Without limiting the generality of the foregoing, at the Effective Time all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

2.5      Articles of Incorporation; Bylaws.    At the Effective Time (a) the articles of incorporation of the Surviving Corporation shall be amended and restated to be identical to the articles of incorporation of Merger Sub immediately prior to the Effective Time, except that Article I of the articles of incorporation of the Surviving Corporation shall read as follows: “The name of this corporation is Electro Rent Corporation”; and (b) the bylaws of the Surviving Corporation shall be amended and restated to be identical to the bylaws of Merger Sub immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to “ Electro Rent Corporation”, in each case in the case of clauses (a) and (b), until thereafter amended as provided therein or by Applicable Law.

2.6      Directors.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7      Officers.  The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK

3.1      Effect of the Merger on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of Parent, Merger Sub or the Company or the holder of any capital stock of Parent, Merger Sub or the Company, the following shall occur:

(a)      Excluded Stock.  Each share of Company Common Stock that is owned of record immediately prior to the Effective Time by Parent, Merger Sub or the Company or any of their respective direct or indirect wholly-owned Subsidiaries (the “Excluded Stock”) shall not represent the right to receive the Merger Consideration and (x) if held of record directly by the Company or Parent, shall be automatically cancelled and will cease to exist without any conversion thereof, and no consideration will be delivered in exchange for such cancellation, and (y) if held of record by any direct or indirect wholly-owned Subsidiary of the Company or of Parent (including Merger Sub), will be, at the election of Parent, either (i) converted into that number of shares of common stock of the Surviving Corporation that bears the same ratio to the aggregate number of outstanding shares of common stock of the Surviving Corporation as the number of shares of Company Common Stock held by such subsidiary bore to the aggregate number of outstanding shares of Company Common Stock immediately prior to the Effective Time, or (ii) cancelled and (in the case of this clause (ii)) will cease to exist without any conversion thereof, and no consideration shall be delivered in exchange for such cancellation.

(b)      Conversion of Company Common Stock.    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Common Stock cancelled or converted into shares of common stock of the Surviving Corporation in accordance with Section 3.1(a) and Dissenting Shares) (each such share, a “Common Share”) will be converted automatically into and shall thereafter represent the right to receive in cash $13.12 per Common Share, payable to the holder thereof, without interest and less any applicable withholding taxes (the “Merger Consideration”). Upon conversion at the Effective Time, all such Common Shares will no longer be outstanding, will automatically be cancelled and will cease to exist, and, subject to Section 3.3, each holder of a certificate which immediately prior to the Effective Time represented any Common Shares (each, a “Certificate”) and each holder of book-entry shares which immediately prior to the Effective Time represented Common Shares (the “Book-Entry Shares”) will cease to have any rights with respect thereto, except only the right to receive the Merger Consideration allocable thereto in accordance with, and subject to the conditions of, this Article III.

(c)      Conversion of Merger Sub Capital Stock.  Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly and validly issued, fully paid and non-assessable share of common stock, no par value, of the Surviving Corporation.

3.2      Surrender and Payment.

(a)      Prior to the Closing Date, Parent, at its sole expense, shall appoint Computershare Trust Company N.A. or such other exchange agent as reasonably acceptable to the Company and Parent (the “Exchange Agent”) to act as the agent for the purpose of exchanging the Merger Consideration for: (i) the Certificates, or (ii) Book-Entry Shares. At the Closing, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Common Shares, sufficient funds to pay the aggregate Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares (the “Payment Fund”) in amounts and at the times necessary for such payments. If for any reason (including losses) the Payment Fund is inadequate to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares, Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly (and in any case, within five (5) Business Days) to deposit, or cause to be deposited, in trust additional cash with the Exchange Agent sufficient to make all remaining payments required to be made under this Section 3.2 and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. Any net profit resulting from, or interest or income produced by, investments of the Payment Fund by the Exchange Agent shall be payable to the Surviving

Corporation or Parent, and any amounts in excess of the amounts payable pursuant to Section 3.1 shall be promptly returned to the Surviving Corporation or Parent, in each case as directed by Parent. The Surviving Corporation shall pay all charges and expenses of the Exchange Agent incurred in connection with the exchange of Common Shares for the Merger Consideration. The Payment Fund shall not be used for any purpose other than to pay the Merger Consideration that is payable in respect of all of the Common Shares represented by the Certificates and the Book-Entry Shares. Promptly after the Effective Time (and in any case, within five (5) Business Days), the Surviving Corporation shall cause the Exchange Agent to send to each record holder of Common Shares at the Effective Time, a letter of transmittal in a customary form to be mutually agreed to by the Company and Parent (the “Letter of Transmittal”) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Book-Entry Shares to the Exchange Agent) for use in effecting the surrender of such Certificates or transfer of the Book-Entry Shares to the Exchange Agent in exchange for payment of the Merger Consideration.

(b)      Each holder of Common Shares that have been converted into the right to receive the Merger Consideration shall, subject to Section 3.2(f), be entitled to receive the Merger Consideration in respect of the Common Shares represented by a Certificate or Book-Entry Share upon (i) surrender to the Exchange Agent of a Certificate, together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent or such other evidence, if any, of transfer as the Exchange Agent may reasonably request in the case of Book-Entry Shares. After the Effective Time and until so surrendered or transferred, each such Certificate or Book-Entry Share shall represent only the right to receive the Merger Consideration payable in respect thereof. No interest shall be paid or accrued on the cash payable upon the surrender or transfer of any Certificate or Book-Entry Share.

(c)      If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)      All Merger Consideration paid upon the surrender of Certificates or transfer of Book-Entry Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock formerly represented by such Certificate or Book-Entry Shares. The stock transfer books of the Company shall be closed immediately upon the Effective Time and thereafter there shall be no further registration of transfers of Company Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration in accordance with the procedures set forth in this Article III.

(e)      Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(f)      Any portion of the Payment Fund which remains undistributed to the holders of Company Common Stock for six (6) months after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article III shall (subject to the remainder of this Section 3.2(f)) thereafter look only to the Surviving Corporation for the Merger Consideration, without any interest thereon but subject to any applicable withholdings. If any Certificates or Book-Entry Shares shall not have been exchanged prior to two years after the Effective Time (or immediately prior to such earlier date on which the related Merger Consideration would otherwise escheat to or become the property of any Governmental Authority) any such Merger Consideration in respect thereof shall, to the extent permitted by Applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. None of Parent, the Company or the Surviving Corporation

shall be liable to any holder of Company Common Stock for any cash from the Payment Fund delivered to a public official pursuant to any abandoned property, escheat or similar Applicable Law.

(g)      No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Effective Time shall be paid to the holder of any unsurrendered Certificates.

3.3      Dissenting Shares.    Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock which were outstanding on the date for the determination of shareholders entitled to vote on the Merger (other than shares cancelled or converted into shares of common stock of the Surviving Corporation in accordance with Section 3.1(a)), which were not voted in favor of the Merger, and the holders of which (i) have properly demanded that the Company purchase such shares of Company Common Stock at their fair market value in accordance with Section 1301 of CGCL, (ii) have properly submitted such shares for endorsement in accordance with Section 1302 of CGCL and (iii) have not otherwise failed to perfect or shall not have effectively withdrawn or lost their rights to be entitled to require the Company to purchase their shares under CGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares”) shall not be converted into a right to receive the Merger Consideration pursuant to Section 3.1(b) allocable to such Dissenting Shares, but instead shall be entitled to only such rights as are granted by Section 1300 et. seq. of the CGCL; provided, however, that if such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1300 et. seq. of the CGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 et. seq. of the CGCL, such shares of Company Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 3.1(b), without interest thereon but subject to any applicable withholdings, upon surrender of such Certificate formerly representing such share or transfer of such Book-Entry Share, as the case may be. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Company Common Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relates to such demand. Parent shall have the opportunity and right to direct all negotiations, petitions and proceedings with respect to any such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

3.4      Adjustments.  If, at any time during the period between the Agreement Date and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur (other than the issuance of additional shares of capital stock of the Company as expressly permitted by this Agreement) by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change and to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such change.

3.5      Withholding Rights.  Notwithstanding anything herein to the contrary, each of the Exchange Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article III such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of any applicable Tax law. All amounts deducted and withheld shall be treated as having been paid to the Person in respect of whom such deduction and withholding was made.

3.6      Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Exchange Agent, the posting by such Person of a bond in such amount as Parent or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the allocable Merger Consideration to be paid in respect of the shares formerly represented by such Certificate as contemplated under this Article III.

3.7      Treatment of Equity Awards.

(a)      The Company shall take all requisite action so that, at the Effective Time, each restricted stock unit award under the Company Stock Plan (each, a “Company Stock Award”) immediately prior to the Effective Time, whether or not then vested or exercisable, shall be, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the holder of that Company Stock Award or any other Person, cancelled and converted into the right to receive from Parent and the Surviving Corporation (through the applicable payroll system), as promptly as reasonably practicable after the Effective Time, an amount in cash, without interest, equal to the product of (x) the aggregate number of shares of Company Common Stock in respect of such Company Stock Award multiplied by (y) the Merger Consideration, less any Taxes required to be withheld in accordance with Section 3.5. In addition, each restricted stock unit that was unvested prior to the Effective Time shall be entitled to receive an amount in cash, without interest, equal to the dividends that have been accrued and unpaid with respect to such unvested restricted stock units, as set forth on Section 4.5(b) of the Company Disclosure Schedule, less applicable Taxes required to be withheld under Section 3.5.

(b)      At or prior to the Effective Time, the Company, the Company Board and the Company’s Compensation Committee shall adopt such resolutions and take such other actions as may be necessary to effectuate the provisions of Section 3.7(a). The Company shall take all actions necessary to (i) terminate the Company Stock Plan and (ii) amend the Company SERP to remove the requirement for employer matching contributions (such amendment to be in form reasonably acceptable to Parent), in each case of clause (i) and (ii), effective immediately prior to the Effective Time (it being understood and agreed that no further awards or other rights with respect to shares of Company Common Stock shall be granted under the Company Stock Plan and no further employer contributions shall be required under the Company SERP following the Effective Time).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes to Parent and Merger Sub the representations and warranties contained in this Article IV; provided, however that the representations and warranties shall be modified to the extent of the disclosure set forth in (a) the most recent annual report on Form 10-K included in the Company SEC Reports (as modified, superseded or supplemented by the most recent quarterly report on Form 10-Q) included in the Company SEC Reports filed with the SEC and publicly available prior to the Agreement Date, other than disclosures in the exhibits thereto or in the “Risk Factors” section thereof and any other disclosures contained therein relating to information, factors or risks that are predictive, cautionary or forward looking in nature, including any “forward looking statements” (provided that no such exception otherwise available pursuant to this clause (a) shall be deemed to apply to or qualify Sections 4.1, 4.2, 4.3, 4.4, 4.19 or 4.20) or (b) in the corresponding section or subsection of the Company Disclosure Schedule (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Schedule shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement to which the relevance of such information is readily apparent on its face).

4.1      Organization and Good Standing.

(a)      Organization.    The Company is a corporation, duly organized, validly existing, and in good standing under the laws of the State of California and has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted. Each Subsidiary of the Company is a corporation, limited partnership or limited liability company (as set forth in Section 4.2(a) of the Company Disclosure Schedule), duly organized, validly subsisting or existing, in good standing under the laws of the jurisdiction of its organization, except where the failure to be in good standing would not be material, individually or in the aggregate, to the Company, and has the requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as it is now being conducted in all material respects. Each of the Company and each of its Subsidiaries is duly qualified or licensed as a foreign corporation, limited partnership, or limited liability company (as applicable) to do business, and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties and assets makes such qualification or licensing necessary except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)      Charter.  The Company has made available to Parent true and complete copies of the currently effective Company Charter and Company Bylaws and the articles of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries required to be listed on Section 4.2 of the Company Disclosure Schedule, each as amended to date. The Company is not in violation of any provision of the Company Charter or Company Bylaws. No Subsidiary of the Company is in violation of its respective organizational documents, each as amended to date, in any material respect.

4.2      Subsidiaries.

(a)      Section 4.2(a) of the Company Disclosure Schedule lists each Subsidiary of the Company, including: (i) name, (ii) jurisdiction of organization, (iii) authorized and issued and outstanding shares, partnership interests, membership interests or other equity interests, as the case may be, and (iv) the record and beneficial owner of its equity interests.

(b)      (i)  Except for the entities listed on Section 4.2(a) of the Company Disclosure Schedule, the Company does not have any Subsidiaries, or own or hold any Equity Interest in any Person, and (ii) the Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any Liability or obligation of, any Person.

(c)      All of the outstanding capital stock of, or other equity or voting securities or ownership or voting interests in, each Subsidiary of the Company, is (i) duly authorized, validly issued, fully paid and non-assessable and (ii) owned by the Company, directly or indirectly, free and clear of any Encumbrance or any other limitation or restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting securities or ownership or voting interests. There are no issued or outstanding (A) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other equity or voting securities of or ownership or voting interests in any Subsidiary of the Company, including any agreements granting any preemptive rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any equity or voting securities of or ownership or voting interest in any Subsidiary of the Company, or (B) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by any Subsidiary of the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other equity or voting securities of or ownership or voting interests in, any Subsidiary of the Company (the items in clauses (A) and (B) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding agreements or obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement, arrangement or understanding with respect to the voting of any Company Subsidiary Securities (including voting trusts and proxies) or sale or transfer of any Company Subsidiary Securities. There are no registration rights, rights agreement, “poison pill” anti-takeover plan or other similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any Company Subsidiary Securities. There is no outstanding class of Company Subsidiary Securities registered under the Securities Act or the Exchange Act.

4.3      Power, Authority and Consents.

(a)      Power and Authority.  The affirmative vote or consent (in person or by proxy) of the holders of at least a majority of the Company Common Stock outstanding on the record date of the Shareholders Meeting, voting together as a single class, to adopt this Agreement and approve the Merger (the “Shareholder Vote”) is the only vote or consent of the holders of any class or series of the Company’s capital stock necessary to adopt this Agreement, approve the Merger and consummate the Merger and the other transactions contemplated hereby. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, upon receipt of the Shareholder Vote, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby has been duly and validly authorized by all necessary corporate action on the part of the Company other than, in the case of consummation of the Merger, the Shareholder Vote and no other corporate proceedings on the part of the Company, pursuant to the CGCL or otherwise, are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

(b)      No Consents.  Subject to the receipt of the Shareholder Vote, no consent, approval, waiver, order or authorization of, or registration, notice, declaration, or filing with (any of the foregoing being a “Consent”) any Governmental Authority or any other Person is necessary or required to be made or obtained by the Company to enable the Company to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger, except for (i) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of California, (ii) filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iii) such Consents as may be required under any Antitrust Laws and compliance with other applicable requirements of the Antitrust Laws, and (iv) such Consents as may be required and compliance with the requirements under applicable state securities or “blue sky” laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market.

(c)      Company Board Approval.  The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, acting on the recommendation of the Special Committee duly adopted unanimous resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the shareholders of the Company for adoption and approval at a meeting of the shareholders of the Company in accordance with the terms of this Agreement and (iv) resolving to recommend that the Company Shareholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger (the “Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way, subject only to any future recession, modification or withdrawal as may be permitted by Section 6.4.

(d)      Anti-Takeover Provisions.  The Company is not party to any stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan. The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “fair price”, “control share” or other similar Law of the State of California applicable to the Company does not, and will not, apply to this Agreement or the transactions contemplated hereby.

4.4      No Conflict.  The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and will not contravene or conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or alter the rights or obligations of any Third Party under, or give rise to a right of termination, modification, cancelation or acceleration of any obligation or to the loss of any benefit under: (i) the Company Charter, Company Bylaws or the charter documents of any of its Subsidiaries; (ii) subject to compliance with the requirements set forth in clauses (i) through (iv) of Section 4.3(b) and, in the case of the consummation of the Merger, obtaining the Shareholder Vote, any Applicable Law with respect to the Company, any of its Subsidiaries or any of their respective properties or assets; (iii) any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound; or (iv) result in the creation of an Encumbrance (other than Permitted Encumbrances) on any of the properties or assets of the Company or any of its Subsidiaries, except, in the case of each of clauses (ii), (iii) and (iv), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations, cancellations or Encumbrances, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.5      Capitalization of the Company.

(a)      Authorized and Outstanding Capital Stock.  The authorized capital stock of the Company consists of 40,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock. A total of 24,195,408 shares of Company Common Stock and no shares of preferred stock are issued and outstanding as of the Agreement Date. All issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, were not issued in violation of and are not subject to any right of rescission, right of first refusal or preemptive right, and have been offered, issued, sold and delivered by the Company in material compliance with all requirements of Applicable Law. No Subsidiary owns any Company Common Stock.

(b)      Equity Awards.  The Company has reserved an aggregate of 295,933 shares of Company Common Stock for issuance pursuant to the Company Stock Plan. A total of 460,944 shares of Company Common Stock are issuable pursuant to Company Stock Awards issued and outstanding as of the Agreement Date. Section 4.5(b) of the Company Disclosure Schedule sets forth a true and complete (x) list for each such Company Stock Award of (i) the holder, (ii) the number of shares of Company Common Stock subject to each such Company Stock Award, (iii) the exercise price, if any, (iv) the date of grant, (v) the vesting schedule and (vi) the expiration date and (y) the aggregate value of any accrued and unpaid dividend equivalents or similar rights with respect to such Company Stock Awards. All of the outstanding Company Stock Awards were granted in compliance with the terms of the Company Stock Plan. All shares of Company Common Stock subject to issuance under the Company Stock Plan, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable.

(c)      Voting Debt.    Neither the Company nor any of its Subsidiaries have issued any bonds, debentures, notes or other indebtedness (i) having the right to vote on any matters on which shareholders or equityholders of the Company or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), or (ii) the value of which is directly based upon or derived from the capital stock, voting securities or other ownership interests of the Company or any of its Subsidiaries.

(d)      Subscription Rights.  Except as set forth above in this Section 4.5 and except for changes since the close of business on the Agreement Date resulting from the settlement of restricted stock units described in Section 4.5(b), as of the Agreement Date, there are (i) no outstanding shares of capital stock or other voting securities or Equity Interests of the Company, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or Equity Interests of the Company or any of its Subsidiaries, (iii) no stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (iv) no subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries, (v) no obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities and (vi) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Interests of the Company or any of its Subsidiaries or dividends paid thereon. Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

4.6      Company SEC Filings; Financial Statements; Sarbanes-Oxley Act Compliance.

(a)      Company SEC Filings.  The Company has timely filed with or furnished to, as applicable, the SEC all of the forms, reports (including reports on Forms 8-K, 10-Q and 10-K), statements (including proxy statements), schedules and registration statements of the Company, and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since May 31, 2012 together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference and all certifications required pursuant to the Sarbanes-Oxley Act (collectively, the “Company SEC Reports”). As of their respective filing dates (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), each Company SEC Report (including all Company SEC Documents that become effective, are filed or are furnished after the date hereof) complied or, if not yet effective, filed or furnished, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”) and the rules and regulations of the SEC thereunder applicable to such Company SEC Report. None of the Company SEC Reports, including any financial statements, schedules or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing prior to the Agreement Date), contained or, if not yet effective, filed or furnished, will contain any untrue statement of a material fact or omitted or, if not yet effective, filed or furnished, will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, if applicable, will be made, not misleading. None of the Company’s Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC. As of the Agreement Date, there are no outstanding or unresolved comments received from the SEC staff with respect to any of the Company SEC Reports.

(b)      Financial Statements.    Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in or incorporated by reference into the Company SEC Reports: (i) complied or, if not yet filed or furnished, will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was or will be, as the case may be, prepared in accordance with GAAP (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the rules and regulations of the SEC applicable to such Quarterly Reports on Form 10-Q) applied on a consistent basis during the period involved; and (iii) fairly presented or will fairly present, as the case may be, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of the Company’s and its consolidated Subsidiaries’ operations and cash flows for the periods indicated therein, subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount or nature, all in accordance with GAAP and the applicable rules and regulations of the SEC.

(c)      Internal Controls.    The Company and each of its Subsidiaries has established and maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rules 13a-15 or 15d-15 of the Exchange Act that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Company and its

Subsidiaries are being made only in accordance with authorizations of management and the Company Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the Company’s financial statements.

(d)      Disclosure Controls.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) as required by Rule 13a-15 of the Exchange Act. Such disclosure controls and procedures are designed and maintained to ensure that information relating to the Company, including its consolidated Subsidiaries, required to be disclosed in the Company’s reports under the Exchange Act, is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure under the Exchange Act and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has disclosed to the Company’s auditors and the audit committee of the Company Board (and made summaries of such disclosure(s) available to Parent) (i) any “signifcant deficiency” or “material weaknesses” (as such terms are defined in Rule 1-02(a)(4) of Regulation S-X) in the design or operation of internal controls over financial reporting that could adversely affect in any material respect the Company’s ability to timely record, process, summarize and report financial information, and (ii) any fraud or allegation of fraud Known to the Company, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting.

(e)      Sarbanes Oxley Compliance.  Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its Subsidiaries has outstanding (nor has arranged or modified since the enactment of the Sarbanes-Oxley Act) any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) to directors or executive officers (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries. The Company is otherwise in compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of The NASDAQ Stock Market, except for any non-compliance that would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries.

(f)      Off-balance Sheet Arrangements.  Neither the Company nor any Subsidiary is a party to, is subject to, or has any commitment to become a party to or subject to, any off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports or in the Company’s or such Subsidiary’s published financial statements.

4.7      No Undisclosed Liabilities.  Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the unaudited consolidated balance sheet (including the notes thereto) of the Company and its Subsidiaries as of February 29, 2016, included in the Company SEC Documents filed prior to the date hereof, (b) for liabilities and obligations incurred since February 29, 2016 in the ordinary course of business consistent with past practice, (c) for liabilities and obligations incurred in connection with the transactions contemplated by this Agreement (but only to the extent permitted by this Agreement) or (d) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.g

4.8      Absence of Certain Changes or Events.   Since the Balance Sheet Date, (a) the Company and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice; (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (c) none of the Company or any of its Subsidiaries has taken any action that, if taken after the Agreement Date, would constitute a breach of any of the covenants set forth in Section 6.2.

4.9      Taxes.

(a)      Tax Returns and Payment of Taxes.    The Company and each of its Subsidiaries have duly and timely filed or caused to be filed (taking into account any valid extensions) all federal, state, local and foreign income Tax Returns and other material Tax Returns required to be filed by them. Such Tax Returns are true, complete and correct in all material respects. Neither Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All material Taxes due and owing by the Company or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Company’s financial statements (in accordance with GAAP). The Company’s most recent financial statements reflect an adequate reserve (in accordance with GAAP) for all material Taxes payable by the Company and its Subsidiaries through the date of such financial statements. Neither the Company nor any of its Subsidiaries has incurred any material Liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business.

(b)       Withholding.    The Company and each of its Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and materially complied with all information reporting and backup withholding provisions of Applicable Law. The Company and each of its Subsidiaries has properly classified all individuals providing services to such entity as employees or non-employees for all relevant purposes.

(c)       Liens.  There are no liens or other security interests upon any property or assets of the Company or any of its Subsidiaries for Taxes, other than liens that arise by operation of law for Taxes not yet due and payable.

(d)       Deficiencies and Audits.  No deficiency for any material amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against the Company or any of its Subsidiaries remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company or any of its Subsidiaries. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing, or, to the Company’s Knowledge, pending or threatened with respect to any material Taxes of the Company or any of its Subsidiaries.

(e)       Jurisdictions.    No claim has ever been made by any Governmental Authority with respect to the Company or any of its Subsidiaries in a jurisdiction where the Company or such Subsidiary does not file a Tax Return that the Company or such Subsidiary is or may be subject to Taxes by that jurisdiction that would be covered by or the subject of such Tax Return.

(f)        Statute of Limitations.  Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(g)       Consolidated Groups.  Neither the Company nor any of its Subsidiaries has (i) been a member of group filing Tax Returns on a consolidated, combined or unitary basis, other than the group of which the Company is the common parent or (ii) any material Liability for the Taxes of another Person (other than the Company or any of its Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by Contract or otherwise, or (iii) is a party to any Contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or Liability for, Taxes with respect to any Taxable Period, other than Contracts entered into in the ordinary course of business that do not primarily relate to Taxes.

(h)       Change in Accounting Method.    Neither the Company nor any of its Subsidiaries has agreed or is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise.

(i)      Section 355.    During the three-year period ending on the date of this Agreement, neither the Company nor any of its Subsidiaries (or any of their predecessors) has been a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in connection with a distribution described in Section 355 of the Code.

(j)      Post-Closing Items.  Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any Taxable Period ending after the Closing Date as a result of any (i) accounting method change or “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (ii) installment sale, open transaction disposition or other transaction made on or prior to the Closing Date, (iii) prepaid amount received on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law or (v) election under Section 108(i) of the Code.

(k)     U.S. Real Property Holding Corporation.  The Company is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)      Reportable Transactions.      Neither the Company nor any of its Subsidiaries has engaged in any “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b) (or any corresponding provision of state, local or foreign Tax law).

(m)    Ownership Changes.    Without regard to this Agreement, neither the Company nor any of its Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code (or any corresponding provision of state, local or foreign Tax law).

(n)     Entity Classification.  Neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. No entity classification election pursuant to Treasury Regulation § 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries.

(o)     Transfer Pricing.    The Company and its Subsidiaries are in compliance with all transfer pricing Applicable Laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company and its Subsidiaries. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to the Company or any of its Subsidiaries are arm’s-length prices for purposes of all transfer pricing Applicable Laws, including Section 482 of the Code and the Treasury Regulations promulgated thereunder.

(p)     For the period commencing on the first day of any Taxable Period which begins on or prior to the Closing Date and ends after the Closing and ending at the close of business on the Closing Date, no foreign Subsidiary of the Company has any item of income which could constitute subpart F income within the meaning of Section 952 of the Code.

(q)     As of the Closing Date, no foreign Subsidiary of the Company will hold assets which constitute U.S. property within the meaning of Section 956 of the Code.

4.10    Litigation.  There is no and, for the past three years there has been no, litigation, action, suit, claim, arbitration, audit, inquiry, grievance or investigation, alternative dispute resolution proceeding or any other proceeding in Applicable Law or in equity (each, an “Action”) pending or, to the Company’s Knowledge, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties, assets, products or services, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that (a) does not seek material injunctive or other non-monetary relief and (b) individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company, nor any of its Subsidiaries nor any of their respective properties, assets, products or services is subject to any outstanding order, writ, judgment, injunction or decree of any Governmental Authority. There is no Action pending or, to the Company’s Knowledge, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

4.11    Real Property and Personal Property Matters.

(a)      Owned Real Property.   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company or one or more of its Subsidiaries has good and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrances other than the Permitted Encumbrances. Section 4.11(a) of the Company Disclosure Schedule contains a true and complete list, as of the Agreement Date, of the Owned Real Property. As of the date hereof, except as set forth on Section 4.11(a) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) currently lease, license, or otherwise permit the use or occupancy of all or any part of the Owned Real Estate by any Third Party, or (ii) has received written notice of any pending, and to the Company’s Knowledge there is no threatened, condemnation proceeding with respect to any of the Owned Real Property.

(b)      Leased Real Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has a valid and subsisting leasehold estate in each parcel of Leased Real Property for the full term of the respective Lease, free and clear of any Encumbrances other than Permitted Encumbrances. Section 4.11(b) of the Company Disclosure Schedule contains a complete and correct list, as of the date hereof, of the Leased Real Property including with respect to each such Lease the date of such Lease and any material amendments thereto. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Leases are valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Lease nor has the Company or any of its Subsidiaries entered into with any other Person (other than another wholly-owned Subsidiary of the Company) any sublease, license or other agreement that is material to the Company and its Subsidiaries, taken as a whole, and that relates to the use or occupancy of all or any portion of the Leased Real Property. The Company has delivered or otherwise made available to Parent true and complete copies of all Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases, licenses, uses or otherwise occupies any Leased Real Property.

(c)      Third Party Leases.    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Third Party Leases are valid and in full force and effect, and (ii) neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any Third Party, has violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Third Party Lease. Neither the Company nor any of its Subsidiaries has assigned, pledged, mortgaged, hypothecated or otherwise transferred any Third Party Lease. The Company has delivered or otherwise made available to Parent true and complete copies of all Third Party Leases (including all material modifications, amendments, supplements, waivers and side letters thereto) pursuant to which the Company or any of its Subsidiaries thereof leases, subleases, licenses, or otherwise grants rights for the use or occupancy of the Real Property to any Third Party.

(d)      Personal Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and each of its Subsidiaries has good title to, or a valid and binding leasehold interest in, all the personal property purported to be owned or leased by it (as applicable), free and clear of all Encumbrances, other than Permitted Encumbrances.

4.12    Environmental Matters.

The Company and its Subsidiaries are, and have been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company and its Subsidiaries as currently conducted. Neither the Company nor any of its Subsidiaries has received written notice of and there is no Action pending, or to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment or any other remediation or compliance under any Environmental Law. Neither the Company nor any of its Subsidiaries is subject to any Order or written agreement by or with any Governmental Authority or third party imposing any material Liability or obligation with respect to any of the foregoing. Neither the Company nor any of its Subsidiaries has caused (or is otherwise responsible for) any release of hazardous substances that reasonably could be expected to result in a material liability to the Company or any of its Subsidiaries under Environmental Laws.

4.13    Contracts, Agreements, Arrangements, Commitments and Undertakings.

For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound:

(a)      any Contract that is or would be required to be filed by the Company as a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act);

(b)      any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (i) executive officer of the Company, (ii) member of the Company Board, or (iii) Company Employee providing for total annual compensation in excess of $150,000, change in control or similar bonus or that cannot be terminated without the Company or any of its Subsidiaries incurring a liability of fifty thousand dollars ($50,000) or greater;

(c)      any Contract providing for indemnification or any guaranty by the Company or any Subsidiary thereof, in each case that is material to the Company and its Subsidiaries, taken as a whole, other than (i) any guaranty by the Company or a Subsidiary thereof of any of the obligations of the Company or another wholly-owned Subsidiary thereof or (ii) any Contract providing for indemnification of customers pursuant to Contracts entered into in the ordinary course of business consistent with past practice;

(d)      any Contract that purports to limit in any material respect the right of the Company or any of its Subsidiaries (or, at any time after the consummation of the Merger, Parent or any of its Subsidiaries) (i) to engage in any line of business, (ii) to practice any Company IP or (iii) to compete with any Person or operate in any geographical location;

(e)      any Contract (i) entered into after May 31, 2014, or not yet consummated, relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by the Company or any of its Subsidiaries of assets or Equity Interests of any Person for aggregate consideration under such Contract in excess of $500,000 (other than acquisitions of rental equipment or inventory or sales of inventory, in each case, in the ordinary course of business consistent with past practice) or (ii) for any disposition or acquisition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of any Person, pursuant to which the Company or any of its Subsidiaries has continuing “earn out” or other contingent payment or indemnification obligations;

(f)       any Contract that obligates the Company or any of its Subsidiaries to conduct business on an exclusive or preferential basis with any third party or upon consummation of the Merger will obligate Parent, the Surviving Corporation or any of their respective Subsidiaries to conduct business on an exclusive or preferential basis with any third party;

(g)      any partnership, joint venture or similar Contract, other than sales agent and referral agreements in each case entered into in the ordinary course of business consistent with past practice;

(h)      any Contract which (x) provides for Indebtedness of (or a guarantee of Indebtedness by) the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $50,000, other than Indebtedness solely between or among any of the Company and any of its wholly-owned Subsidiaries, (y) grants an Encumbrance, other than a Permitted Encumbrance, on any property or asset of the Company or any of its Subsidiaries that is material to the Company and its Subsidiaries taken as a whole, or (z) restricts the granting of Encumbrances on any properties or assets of the Company or its Subsidiaries that, when aggregated, are material to the Company and its Subsidiaries, taken as a whole;

(i)       any Contract that (individually or collectively with one or more related Contracts) obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $500,000;

(j)       any Contract with any labor union or any collective bargaining agreement or similar Contract with its employees;

(k)      any Contract which is a settlement or similar Contract (A) with any Governmental Authority or (B) pursuant to which the Company or any of its Subsidiaries is obligated to pay consideration after the date of this Agreement in excess of $50,000;

(l)       any Contract which relates to hedging, factoring, derivatives or similar arrangements;

(m)     any material Lease;

(n)      any Contract which prohibits the payment of dividends or distributions in respect of the Equity Interests of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries

(o)      any Contract with any Affiliate or that would be required to be disclosed by Section 404(a) of Regulation S-K under the Exchange Act;

(p)      any Contract containing any standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of another Person, except for any such Contract that is a confidentiality, non-disclosure or similar type of agreement entered into in the ordinary course of business consistent with past practice;

(q)      any Contract with (A) any of the customers listed on Section 4.23(a) of the Company Disclosure Schedule or (B) any customer of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries would reasonably expect to receive aggregate payments in excess of $500,000 in any calendar year;

(r)       any Contract with (A) any of the suppliers listed on Section 4.23(b) of the Company Disclosure Schedule or (B) any supplier of the Company or any Subsidiary or any other Person pursuant to which the Company and its Subsidiaries reasonably expect to make aggregate payments in excess of $500,000 in any calendar year;

(s)      any License Agreement; or

(t)       any Contract relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of its capital stock or other securities or any options, warrants or other rights to purchase or otherwise acquire any such shares of capital stock, other securities or options, warrants or other rights therefor, except for those Contracts in substantially the form of the standard agreements evidencing Equity Awards under the Company Stock Plan.

Section 4.13 of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to Parent correct and complete copies of all Company Material Contracts, including any amendments thereto. Each Company Material Contract is valid and binding on the Company and any of its Subsidiaries to the extent such Subsidiary is a party thereto, as applicable, and to the Company’s Knowledge, each other party thereto, and is in full force and effect and enforceable in accordance with its terms. The Company and each of its Subsidiaries, and, to the Company’s Knowledge, each other party thereto, has performed all material obligations required to be performed by it under each Company Material Contract. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any of its Subsidiaries or, to the Company’s Knowledge, with respect to any other contracting party, which, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, would reasonably be expected to (i) become a default or event of default under any Company Material Contract; or (ii) give any Third Party (A) the right to accelerate the maturity or performance of any obligation of the Company under any Company Material Contract, or (B) the right to cancel or terminate any Company Material Contract, nor has the Company or any of its Subsidiaries received any notice or any such default, event, occurrence, condition or act.

4.14    Intellectual Property.

(a)      Company Intellectual Property.      Section 4.14(a) of the Company Disclosure Schedule contains a true and complete list, as of the date hereof, of all: (i) Company-owned Intellectual Property that is the subject of any issuance, registration, certificate, application or other filing by, to or with any Governmental Authority or authorized private registrar, including registered Trademarks, registered Copyrights, issued Patents, domain name registrations and pending applications for any of the foregoing; and (ii) material unregistered Company-owned Intellectual Property.

(b)      Right to Use; Title.  The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title and interest in and to, or has the valid right to use all material Intellectual Property used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted. The Company IP is free and clear of all Encumbrances other than Permitted Encumbrances, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)      Validity and Enforceability.  The Company and its Subsidiaries’ rights in the Company IP are valid, subsisting and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries has taken reasonable steps to maintain the Company IP and to protect and preserve the confidentiality of all Trade Secrets included in the Company IP, except where the failure to take such actions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company’s Knowledge, there has been no unauthorized disclosure or use by employees, directors, or consultants of the Company or its Subsidiaries or any third party of any Trade Secrets that are material to the conduct of the businesses of the Company and its Subsidiaries as presently conducted.

(d)      Non-Infringement.  To the Company’s Knowledge, except as would not be reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the conduct of the businesses of the Company and any of its Subsidiaries has not infringed, misappropriated or otherwise violated, and is not infringing, misappropriating or otherwise violating, any Intellectual Property of any other Person; and (ii) no third party is infringing upon, violating or misappropriating any Company IP.

(e)      IP Legal Actions and Orders.  There are no Legal Actions pending or, to the Company’s Knowledge, threatened: (i) alleging any infringement, misappropriation or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability or ownership of any Company IP except for such Legal Actions that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and its Subsidiaries are not subject to any outstanding Order that restricts or impairs the use of any Company IP, except where compliance with such Order would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(f)     Information      Technology       Systems.      The software, hardware, telecommunications, and other information technology systems (collectively, “IT Systems”), that are used or relied on by the Company and its Subsidiaries are sufficient in all material respects for the present needs of their businesses, and the IT Systems have not suffered any material disruptions or outages in the past twelve (12) months. The Company and its Subsidiaries have taken reasonable steps in accordance with industry standards (or, as applicable, required their service providers) to protect the IT Systems from unauthorized intrusions, security breaches, and other losses or impairments of data and software, and, to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of the IT Systems, or losses or impairment of data or software, since May 31, 2013. The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology processes consistent with industry practices and test such processes on a regular basis for effectiveness.

4.15    Compliance with Laws; Permits.

(a)    Compliance.  The Company and each of its Subsidiaries is and, since May 31, 2013, has been in compliance with, all Applicable Laws applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective businesses or properties is bound, except for such non-compliance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Since May 31, 2013, no Governmental Authority has issued, or threatened to issue, any notice or notification stating that the Company or any of its Subsidiaries is not in compliance with any Applicable Law, except where such non-compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Company and each of its Subsidiaries holds and, since May 31, 2013, have held, to the extent legally required to operate their respective businesses as such businesses are being operated as of the date hereof (or were being operated as of such prior time, as applicable), all applications, permits, licenses, franchises, certificates, clearances, authorizations and approvals from Governmental Authorities (collectively, “Governmental Permits”), except for any Permits for which the failure to obtain or hold would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No suspension or cancellation of any Governmental Permits of the Company or any of its Subsidiaries is pending or, to the Company’s Knowledge, threatened, except for any such suspension or cancellation which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and each of its Subsidiaries is and, since May 31, 2013, has been in compliance with the terms of all Governmental Permits, except where the failure to be in such compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16    Employees, ERISA and Other Compliance.

(a)    Employment Compliance.  The Company is in compliance in all material respects with all Applicable Laws and all Contracts relating to employment, employment practices, immigration (including form I-9 completion and retention), wages, hours, worker classification, eligibility for and payment of overtime and terms and conditions of employment. To the Knowledge of the Company, each employee of the Company or any of its Subsidiaries working in the United States is a United States citizen or has a current and valid work visa or otherwise has the lawful right to work in the United States. To the Knowledge of the Company, the Company has in its files a Form I-9 that was completed in accordance with Applicable Law for each employee of the Company or any of its Subsidiaries or whom such form is required under Applicable Law.

(b)      Labor.  Neither Company nor any of its Subsidiaries is party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council or trade union with respect to any of its or their operations. No material work stoppage, slowdown or labor strike against the Company or any of its Subsidiaries is pending, threatened or has occurred in the last three (3) years. As of the date hereof, none of the employees of the Company or any of its Subsidiaries are represented by a labor organization, work council or trade union and, to the Company’s Knowledge, there is no organizing activity, Action, election petition, union card signing or other union activity or union corporate campaigns of or by any labor organization, trade union or work council directed at the Company or any of its Subsidiaries. As of the date hereof, there are no Actions, government investigations, or material labor grievances pending, or, to the Company’s Knowledge, threatened relating to any employment related matter involving any employee or applicant of the Company of any of its Subsidiaries. With respect to the current and former employees of the Company and its Subsidiaries, the Company or the applicable Subsidiary (i) has withheld all material amounts required by Applicable Law, collective bargaining agreements or any Benefit Plan to be withheld from the wages, salaries or other payments to such current or former employees of the Companies, and (ii) is not liable for any material payment to any fund or any Governmental Authority with respect to social security for any amounts other than payments not yet due, in each case under any applicable provisions of any Benefit Plan and any other Applicable Law.

(c)      Benefit Plan Documents.      Section 4.16(c) of the Company Disclosure Schedule contains a true and complete list of each of the Benefit Plans. The Company has provided or made available to Parent a current, accurate and complete copy of all Benefit Plans. With respect to each Benefit Plan, the Company has made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination or opinion letter, if applicable; (iii) the most recent summary plan description and summaries of material modifications; (iv) the three most recent Forms 5500 and attached schedules; (v) actuarial valuation reports and audited financial statements for the past three years; and (vi) any material and non-routine correspondence to or from a Governmental Authority with respect to any Benefit Plan. The Company has provided or made available to Parent a true and complete list of all employees of the Company and its Subsidiaries and for each such employee the position, base compensation payable, bonus opportunity, date of hire, location, employment status and job classification (exempt or non-exempt).

(d)      Compliance.  Each Benefit Plan has been operated and administered in accordance with its terms and in compliance in all material respects with Applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service stating that such Benefit Plan is so qualified or is based on a prototype plan to whose sponsor a favorable opinion letter has been issued by the Internal Revenue Service and, to the Company’s Knowledge, no fact, circumstance or event has occurred or exists that would reasonably be expected to adversely affect the qualified status of such Benefit Plan.

(e)      Pension Plans.  No Benefit Plan is (i) a “pension plan” that is subject to Code Section 412 or Title IV of ERISA, or (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, and neither the Company nor any ERISA Affiliate has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any Liability with respect to any “pension plan” subject to Code Section 412 or Title IV of ERISA, or a “multiemployer plan” as defined in Section 3(37) of ERISA.

(f)       Post-Employment Obligations.  Except as disclosed in Section 4.16(f) of the Company Disclosure Schedule, no Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company beyond their retirement or other termination of service, other than health continuation coverage as required by COBRA or Applicable Law.

(g)      Claims.  Other than claims for benefits in the ordinary course, there is no claim, proceeding or litigation pending against, or, to the Company’s Knowledge, threatened with respect to any Benefit Plan.

(h)      Effect of Agreement.    Except as disclosed in Section 4.16(h) of the Company Disclosure Schedule, the execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant to change in control, retention, severance pay or any other similar payment, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of or otherwise enhance any benefit or compensation due any such current or former employee, officer, director or consultant.

(i)       Except as disclosed in Section 4.16(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any Contract, plan (including any Benefit Plan) or arrangement that has resulted or could result, separately or in the aggregate in the payment of any amounts that could be characterized as “parachute payments” within the meaning of Section 280G of the Code, as a result of the transactions contemplated by this Agreement. Except as disclosed in Section 4.16(i) of the Company Disclosure Schedule, there is no agreement, plan or other arrangement to which the Company is a party or by which it is otherwise bound to compensate any person in respect of taxes or other penalties pursuant to Section 4999 of the Code or Section 409A of the Code.

(j)       409A Compliance.    Each Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder.

4.17    Insurance.  The Company and each of its Subsidiaries is, and for the past three years has been, covered by valid and effective insurance policies issued in favor of the Company or one or more of its Subsidiaries that are in a form and amount which the Company reasonably believes is adequate for the operation of its and its Subsidiaries’ business and cover against the risks normally insured against by entities in the same or similar lines of business and locations in which the Company operates. Section 4.17 of the Company Disclosure Schedule sets forth, as of the Agreement Date, a true and complete list of all insurance policies issued in favor of the Company or any of its Subsidiaries, or pursuant to which the Company or any of its Subsidiaries is a named insured or otherwise a beneficiary, as well as any historic incurrence-based policies still in force (the “Insurance Policies”). All Insurance Policies are valid, enforceable and in full effect, all premiums due thereunder have been paid, and there is no existing default or event which, with the giving of notice of lapse or time or both, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No notice of cancellation or termination has been received with respect to any Insurance Policy. To the Knowledge of the Company, for the past three years, no material insurance claims of the Company or any of its Subsidiaries have been denied or disputed by its or their insurers.

4.18    Related Party Transactions.    No present officer, director or employee of the Company or any of its Subsidiaries or any Person owning 5% or more of the shares of Company Common Stock (or any of such Person’s immediate family members or Affiliates) is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective assets, rights or properties or has any interest in any property or assets owned or leased by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last twenty-four (24) months.

4.19    Opinion of Financial Advisor.  The Special Committee has received the opinion of Houlihan Lokey Capital, Inc., dated the date of the Special Committee resolution to recommend that the Company Board approve this Agreement, to the effect that, as of date of such opinion and based upon and subject to the assumptions, qualifications, limitations and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by holders of Company Common Stock in the Merger is fair, from a financial point of view, to such holders, and, as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified. A signed copy of such opinion will promptly be provided to Parent after the execution of this Agreement and receipt thereof; it being agreed that neither Parent nor Merger Sub shall be entitled to rely on such opinion.

4.20    Broker’s Fees.  Except for Houlihan Lokey Capital Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has made available to Parent prior to the date hereof a true and complete copy of any contract between the Company, on the one hand, and any broker, investment bank, financial advisor or other Person, on the other hand, pursuant to which such advisor could be entitled to any payment from the Company relating to any future business from the Company or any of its Affiliates.

4.21    Capital Expenditures.  Section 4.21 of the Company Disclosure Schedule sets forth (i) the consolidated capital budget of the Company and its Subsidiaries for the fiscal years ending May 31, 2016 and May 31, 2017, (ii) an accurate and complete statement of the capital equipment purchased by the Company and its Subsidiaries during the first eleven (11) months of the fiscal year ending May 31, 2016, indicating for each the date purchased and a brief description of the item purchased and (iii) an accurate and complete statement of all capital expenditures which the Company or any Subsidiary of the Company committed to make from and after April 30, 2016. The consolidated capital budget for the fiscal years ending May 31, 2016 and May 31, 2017 has been prepared in good faith based on reasonable assumptions and the best available information to the Company and its Subsidiaries.

4.22    Accounts Receivable.    Since May 31, 2012, neither the Company nor any Subsidiary of the Company has changed its business practices in such a manner as would reasonably be expected to result in an accounts receivable portfolio that, in amount or character, is materially different than that maintained by the Company and its Subsidiaries in the ordinary course of business, consistent with past practice, prior to such date. All accounts receivable, notes and other receivables reflected in the consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference into the Company SEC Reports have arisen in the ordinary course of business, consistent with past practice, and represent bona fide sales and valid obligations of the counterparties thereto and, subject to the allowance for doubtful accounts, are not subject to any valid defense, offset or credit.

4.23    Customers and Suppliers.    Section 4.23 of the Company Disclosure Schedule sets forth a complete and accurate list of the names of (a) the twenty (20) largest customers (by revenue) of the Company and its Subsidiaries (on a consolidated basis) for each of (i) the most recently completed fiscal year and (ii) the nine months ended February 29, 2016, showing the aggregate total sales to each such customer during each such period and (b) the ten (10) largest suppliers (by dollar value of total purchases) of the Company and its Subsidiaries (on a consolidated basis) for each of (i) the most recently completed fiscal year and (ii) the nine months ended February 29, 2016 showing the aggregate total purchases from each such supplier during each such period. As of the Agreement Date, except as disclosed in Section 4.23 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any communication from any customer or supplier required to be named in Section 4.23 of the Company Disclosure Schedule of any intention or threat to terminate or materially reduce purchases from or supplies to, or change in any material respect their relationship with, the Company or any of its Subsidiaries nor, to the Company’s Knowledge, is any such action being considered.

4.24    FCPA; OFAC.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)      None of the Company, any of its Subsidiaries or any of their respective Representatives have (a) used any corporate, Company (and/or Company Subsidiary) funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) unlawfully offered or provided, directly or indirectly, anything of value to any foreign or domestic government employee or official; or (c) violated any Applicable Law related to anti-corruption, including any provision of the United States Foreign Corrupt Practices Act of 1977, as amended, and any rules or regulations promulgated thereunder (“FCPA”). The Company and its Subsidiaries make and keep books, records, and accounts that accurately and fairly reflect transactions and the distribution of the Company’s and its Subsidiaries’ assets, and have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that transactions are taken in accordance with management’s directives and are properly recorded, in each case in accordance with the FCPA. The Company and its Subsidiaries have effective disclosure controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that violations of the FCPA and/or any similar Law will be prevented, detected and deterred.

(b)      Neither the Company, any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective Representatives has directly or indirectly taken any action in violation of any export restrictions, anti-boycott regulations, embargo regulations or other similar Applicable Laws. To the Knowledge of the Company, none of the Company’s or any of its Subsidiaries’ Representatives is a “specially designated national” or blocked person under United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”). Neither the Company nor any Subsidiary of the Company has engaged in any business with any person with whom, or in any country in which, it is prohibited for a United States person to engage under applicable Law or under applicable United States sanctions administered by OFAC.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby make to the Company the representations and warranties contained in this Article V.

5.1      Organization and Good Standing.

(a)      Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California.

(b)      Charter.  Parent has made available to the Company true and complete copies of the currently, as of the Agreement Date, effective certificate of incorporation and bylaws of Parent and articles of incorporation and bylaws of Merger Sub. Neither Parent nor Merger Sub is in violation of its respective certificate of incorporation (or, articles of incorporation, in the case of Merger Sub) or bylaws.

5.2      Merger Sub.  All of the issued and outstanding capital stock of Merger Sub is owned, directly or indirectly, by Parent. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no business activities other than the transactions contemplated by this Agreement.

5.3      Power, Authority and Consents.

(a)      Power and Authority.    Parent has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Parent of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Parent and no other corporate proceedings on the part of Parent are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. Merger Sub has all requisite corporate power and authority to enter into, execute, deliver and perform its obligations under this Agreement and to consummate the Merger. The execution, delivery and performance by Merger Sub of this Agreement and all other agreements, transactions and actions contemplated hereby or thereby have been duly and validly approved and authorized by all necessary corporate action on the part of Merger Sub and, except for the approval of the Merger by Parent in its capacity as the sole stockholder of Merger Sub (which approval shall be provided by the written consent of Parent), no other corporate proceedings on the part of the Merger Sub are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.

(b)      No Consents or Required Filings.  No Consent of, filing with or notification to any Governmental Authority is necessary or required to be made or obtained by Parent or Merger Sub to enable Parent and Merger Sub to lawfully execute and deliver, enter into, and perform its obligations under this Agreement or to consummate the Merger, except for (i) such Consents, if any, that if not made or obtained by Parent or Merger Sub would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement, (ii) the filing and recordation of the Certificate of Merger with the Office of the Secretary of State of the State of California, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, and such other documents under the Exchange Act or the Securities Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (iv) such Consents as may be required under any Antitrust Laws and compliance with other applicable requirements of the Antitrust Laws, or (v) such Consents as may be required and compliance with the requirements under applicable state securities or “blue sky” laws and the securities laws of any foreign country or the rules and regulations of The NASDAQ Stock Market.

(c)      Enforceability.  This Agreement has been duly executed and delivered by Parent and Merger Sub and assuming due execution and delivery by the Company, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency (including all Applicable Laws related to fraudulent transfers), reorganization, moratorium and other similar Applicable Laws affecting creditors’ rights generally and by general principles of equity.

5.4      No Conflict.    The execution, delivery and performance of this Agreement by Parent or Merger Sub, does not, and the consummation by Parent and Merger Sub of the Merger or any other transactions contemplated hereby, will not conflict with, or result in or give rise to a right of a termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, breach, impairment or violation of, constitute a default under, or result in the creation of any Encumbrance in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitled under, or require any Consent of any Person pursuant to: (a) any provision of the Certificate of Incorporation or Bylaws of Parent or Merger Sub, each as currently in effect; (b) subject to the governmental filings and other matters referred to in Section 5.2(b), any Applicable Law; or (c) any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective material assets or properties are bound, except, in the case of each of clauses (b) and (c), for any conflicts, violations, breaches, defaults, alterations, terminations, amendments, accelerations or cancellations, or where the failure to obtain any Consents, in each case, would not reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.5      Ownership of Company Common Stock.  Neither Parent nor any of its Affiliates beneficially owns (as defined in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock.

5.6      Legal Proceedings.  As of the Agreement Date, there is no pending or, to the knowledge of Parent, threatened, Action against Parent or any of its Subsidiaries, including Merger Sub, nor is there any injunction, order, judgment, ruling or decree imposed upon Parent or any of its Subsidiaries, including Merger Sub, in each case, by or before any Governmental Authority, that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s and Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

5.7      Financing Capability. As of the date hereof, Parent has delivered to the Company duly executed copies of the equity commitment letter, dated as of May 27, 2016 between Parent and Guarantor (the “Equity Financing Commitment”), pursuant to which such Person has committed to invest, subject solely to the terms and conditions set forth therein, the amount set forth therein (the “Equity Financing”). Assuming that (x) the conditions set forth in Section 8.1 have been satisfied, (y) the representations and warranties made by the Company are true and correct (without giving effect to any Material Adverse Effect or materiality qualifier or exception contained therein), and (z) the Company has performed and complied with all covenants and agreements required to be performed by it hereunder, the aggregate proceeds contemplated to be disbursed pursuant to the Equity Financing Commitment together with cash and cash equivalents available to Parent, will, in the aggregate, be sufficient for Parent to consummate the Merger, to pay the total Merger Consideration, to repay or refinance in full existing Indebtedness of the Company and its Subsidiaries in accordance with the Payoff Letters, and to pay the fees and expenses incurred in connection with the transactions contemplated hereby. As of the Agreement Date, the Equity Financing Commitment, in the form provided to the Company, is a legal, valid, binding and enforceable obligation of Parent and, to the knowledge of Parent, the other parties thereto, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). As of the Agreement Date, the Equity Financing Commitment is in full force and effect and has not been amended, modified, withdrawn or rescinded in any respect. As of the Agreement Date, there are no conditions precedent or contingencies, whether oral or written, related to the funding of the full amount of the Equity Financing, other than as expressly set forth in the Equity Financing Commitment. As of the Agreement Date, no event has occurred which would result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) by Parent under the Equity Financing Commitment, and, assuming the satisfaction of the conditions set forth in Sections 8.1 and 8.2, as of the Agreement Date, Parent does not have any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the Equity Financing will not be available to Parent on the Closing Date.

5.8      Solvency.    Assuming (w) the accuracy of the representations and warranties contained in Article IV hereof (without giving effect to any knowledge, materiality or “Material Adverse Effect” qualifiers), (x) satisfaction or waiver of the conditions to Parent’s obligation to consummate the Merger, (y) compliance with the Company’s obligations in this Agreement, and (z) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared by them in good faith based upon assumptions that were and continue to be reasonable, after taking into account consummation of the Merger, the transactions contemplated by this Agreement, and the way Merger Sub intends that the businesses of the Company and its Subsidiaries be operated after the Effective Time, the Surviving Corporation and each of its Subsidiaries, considered as a whole, (a) will be able to pay its debts, including its stated and contingent liabilities as they mature, (b) will not have unreasonably small capital for the business in which it is and will be engaged, and (c) will be Solvent. For the purposes of this Agreement, the term “Solvent”, when used with respect to any person, means that, as of any date of determination, the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (a) the value of all “liabilities of such person, including contingent and other liabilities”, as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (b) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature. For purposes of this definition, “not have unreasonably capital for the business in which it is and will be engaged” and “able to pay its debts, including its stated and contingent liabilities as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.9      Broker’s Fees.  Neither Parent, Merger Sub nor any Affiliate of Parent or Merger Sub is obligated for the payment of any fees, commission or expenses of any investment banker, broker, finder, financial advisor or similar Person for which the Company could be responsible in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, other than those that become payable by the Surviving Corporation following consummation of the Merger.

ARTICLE VI

COMPANY COVENANTS

Except as set forth specifically in this Article VI, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, the Company covenants and agrees with Parent as follows:

6.1      Advice of Changes.  The Company shall promptly advise Parent in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of the Company contained in Article IV to be untrue or inaccurate such that the condition set forth in Section 8.2(a) would not be satisfied; (b) any material breach of any covenant or obligation of the Company pursuant to this Agreement such that the condition set forth in Section 8.2(b) would not be satisfied; (c) any Material Adverse Effect; (d) any Effect that would reasonably be expected to result in a Material Adverse Effect or cause any of the conditions set forth in Section 8.2 not to be satisfied; (e) any notice or other communication received by the Company from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (f) any notice or other communication received by the Company from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (g) any Action commenced or, to the Knowledge of the Company, threatened that (x) if pending on the Agreement Date, would have been required to have been disclosed by the Company pursuant to this Agreement or (y) otherwise relates to this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 6.1 shall not limit or otherwise affect the remedies available hereunder to Parent.

6.2      Conduct of Business.    The Company shall, and shall cause each of its Subsidiaries to, during the period from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as required by Applicable Law or with the prior written consent of Parent, conduct its business in the ordinary course of business consistent with past practice, and, to the extent consistent therewith, the Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to preserve substantially intact its and its Subsidiaries’ business organization, to keep available the services of its and its Subsidiaries’ current officers and employees, to preserve its and its Subsidiaries’ present relationships with customers, suppliers, distributors, licensors, licensees, Governmental Authorities, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the Agreement Date and the Effective Time, except as otherwise expressly contemplated by this Agreement or as set forth on Section 6.2 of the Company Disclosure Schedule or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

(a)      amend or otherwise change its articles of incorporation or bylaws (or similar organizational documents);

(b)      split, combine, reclassify or otherwise amend the terms of any of its Equity Interests or issue or authorize the issuance of any other Equity Interests in respect of, in lieu of or in substitution for its Equity Interests;

(c)      (i) declare, set aside or pay any cash or stock dividend or other distribution (whether in cash, stock or property) in respect of its Equity Interests or (ii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase or acquire any of its capital stock or other securities;

(d)      issue, sell, deliver, transfer, dispose of, create, authorize, pledge or otherwise encumber or subject to any Encumbrance any shares of its capital stock of any class or series or any securities convertible into, exchangeable for or exercisable for any such shares or other Equity Interests, or any rights, warrants or options to acquire, any such shares or other Equity Interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Company Common Stock, including pursuant to Contracts as in effect on the Agreement Date, other than as provided for by this Agreement;

(e)      except as required by Applicable Law or by any existing Benefit Plan, (i) increase the compensation or benefits payable or that could become payable by the Company or any of its Subsidiaries to current or former directors, officers or employees, other than increases in compensation made to employees (other than executive officers) in the ordinary course of business consistent with past practice with a maximum 2.5% increase in the aggregate and a 5.0% increase cap for any one employee, except for any employee promoted in the ordinary course of business consistent with past practice, which increase cap for any such employee shall be 10%, (ii) enter into any new or amend any existing employment, severance, retention or change in control agreement with any of its past or present officers, directors or employees, (iii) promote any officers or employees, except to non-officer positions in the ordinary course of business, consistent with past practices, or as the result of the termination or resignation of any officer or employee, or (iv) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Benefit Plan, or make any contribution to any Benefit Plan, other than contributions required by Applicable Law, the terms of such Benefit Plan, or that are made in the ordinary course of business consistent with past practice;

(f)      acquire or commit to acquire by merger, consolidation, acquisition of stock or assets, or otherwise, Equity Interests of any Person or any business or division of any Person or all or substantially all of the assets of any Person (or business or division thereof), or make any loans, advances or capital contributions to, or other investments in, any other person, other than (i) to the Company or any wholly owned Subsidiary of the Company, or (ii) for expense and travel advances in the ordinary course of business consistent with past practice to employees of the Company or any of its Subsidiaries;

(g)      make, incur or commit to incur any capital expenditure or any obligation or liability in respect thereof that, individually or in the aggregate, exceeds $1,500,000 in any calendar month, except the Company may make excess capital expenditures in the ordinary course of business consistent with past practice if, after taking into account payment of all such capital expenditures, the cash balance of the Company and its Subsidiaries equals or exceeds the balances set forth in the forecast set forth on Schedule 6.2(g);

(h)      incur assume or modify the terms of any Indebtedness (other than borrowings under the existing credit line set forth in Schedule 6.2(h) in the ordinary course of business consistent with past practice) or guarantee any Indebtedness of another Person or issue or sell any debt securities or guarantee any debt securities of another Person;

(i)      place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties;

(j)      enter into, amend in any material respect, terminate, renew or waive any material rights under (A) any material provision of any Company Material Contract, or any Contract that would have been a Company Material Contract if it had been entered into prior to the Agreement Date, or (B) any provision under any Company Material Contract, or any Contract that would have been a Company Material Contract if it had been entered into prior to the Agreement Date, in a manner that would reasonably be expected to materially delay or prevent the consummation of the Merger or any of the other transactions contemplated hereby; provided, however, that the Company and its Subsidiaries may (subject to the other restrictions in this Section 6.2) enter into Contracts in the ordinary course of business consistent with past practice if such Contracts (if entered into prior to the date of this Agreement) would (x) not be a Company Material Contract or (y) would be a Company Material Contract solely pursuant to Section 4.13(a), Section 4.13(m), Section 4.13(q) or Section 4.13(r);

(k)      make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or Applicable Law;

(l)      (i) settle or compromise any Tax claim, notice, audit report or audit assessment by any Governmental Authority of an amount exceeding $150,000; (ii) make or change any material election in respect of Taxes or adopt or change any material accounting method in respect of Taxes; (iii) amend any material Tax Returns or file claims for material Tax refunds; (iv) fail to file any material Tax Return when due (after giving effect to any applicable extensions) or fail to cause such Tax Returns when filed to be complete and accurate in all material respects; or (v) enter into any closing agreement or Tax allocation, sharing or indemnity agreement, surrender any right to claim, or forgo any claim to, a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, in each case, relating to the Company or any of its Subsidiaries;

(m)      institute, settle or compromise any Actions pending or threatened before any arbitrator, court or other Governmental Authority made by or against the Company, any of its Subsidiaries or any of its officers and directors in their capacities as such in an amount in excess of $150,000, other than (i) any Action brought against Parent or Merger Sub arising out of a breach or alleged breach of this Agreement by Parent or Merger Sub, and (ii) the settlement of claims, liabilities or obligations reserved against on the most recent balance sheet of the Company included in the Company SEC Documents; provided that neither the Company nor any of its Subsidiaries shall settle or agree to settle any Action which settlement involves (x) payment or other consideration (in cash or other assets, including Intellectual Property) by the Company or any of its Subsidiaries in excess of the amounts reserved for such claims, liabilities or obligations on such balance sheet of the Company and (y) a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(n)      dispose of any material assets, except for sales of inventory and equipment in the ordinary course of business consistent with past practice);

(o)      adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(p)      take any action that would be reasonably likely to cause or materially contribute to, or fail to take any action that would be reasonably likely to prevent, the lapsing or revocation of, or the materially adverse modification of any obligations under, any material Permits of, or materially adverse treatment of any application for a material Permit by, the Company or any of its Subsidiaries;

(q)      enter into any material new line of business;

(r)      fail to maintain in full force and effect the material Insurance Policies; or

(s)      agree or commit to do any of the foregoing.

6.3      Reasonable Best Efforts; Regulatory Approvals.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, the Company and its Subsidiaries shall use their reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining of all permits, waivers, consents, approvals and actions or non-actions required of the Company from Governmental Authorities and the making of all necessary registrations and filings with Governmental Authorities, including filings under applicable Antitrust Law, and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) promptly execute and file, or join Parent in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) the obtaining of all consents or waivers from third parties required pursuant to Company Material Contracts; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement

(b)      The Company shall (i) as soon as reasonably practicable (and in any event within ten (10) Business Days following the date of this Agreement) file with the United States Federal Trade Commission (the

“FTC” ) and the United States Department of Justice (the “DOJ” ) the notification and report form, if any, required for the transactions contemplated hereby and to supply as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) as soon as reasonably practicable (and in any event within ten (10) Business Days following the date of this Agreement) make all filings under other applicable Antitrust Laws, if any, required for the transactions contemplated hereby, and shall take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act and the applicable Antitrust Laws. Any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the HSR Act or the applicable Antitrust Laws, as the case may be.  The Company shall use its reasonable best efforts (i) to comply promptly with any inquiries or requests for additional information from the FTC, the DOJ, and any other Governmental Authority having jurisdiction and (ii) to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c)      In the event that any administrative or judicial action or proceeding is instituted by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with Parent and Merger Sub and shall vigorously contest and resist any such action or proceeding and seek to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that could prohibit, prevent or restrict consummation of the Merger and the other transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision.

(d)      Subject to Applicable Law and the instructions of any Governmental Authority, the Company shall (i) supply Parent and Merger Sub with any information and reasonable assistance that Parent or Merger Sub may reasonably request in connection with this Section 6.3 or Parent and Merger Sub’s obligations under Section 7.2; and (ii) promptly provide outside counsel for Parent with copies of all filings made by the Company, and all correspondence between the Company (and its advisors) with any Governmental Authority, or, in connection with any proceeding by a private party, and any other information supplied by such party and such party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Subject to Applicable Law, the Company shall permit outside counsel for Parent and Merger Sub reasonable opportunity to review in advance, and shall consider in good faith the views of Parent and Merger Sub in connection with, any proposed written or, if practicable, oral communication to any Governmental Authority relating to the transactions contemplated by this Agreement. The Company agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with Parent and Merger Sub in advance and, to the extent not prohibited by such Governmental Authority, gives Parent and Merger Sub the opportunity to attend and participate.

(e)      Notwithstanding the foregoing, prior to Closing neither the Company nor any of its Subsidiaries shall be required, nor shall the Company or any of its Subsidiaries be permitted without the prior consent of Parent, in respect of any provision of this Agreement (i) to pay or offer to pay any fees, expenses or other amounts to any Governmental Authority or any party to a Contract, (ii) to suspend or modify or offer to suspend or modify its operations, or divest any portion of its assets, or (iii) offer or grant or propose to offer or grant any accommodation (financial or otherwise) to any third party.

6.4      Acquisition Proposals.

(a)      [Intentionally omitted]

(b)      Except as permitted by Section 6.4(c), the Company shall, and shall cause its controlled Affiliates and shall use reasonable best efforts to cause its and their respective Representatives (which for all purposes of this Section 6.4 shall include the investment bankers acting on behalf of the Company and its controlled Affiliates in connection with the Transactions) to:

(i)      immediately cease and cause to be terminated any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal;

(ii)      immediately request that all confidential information previously furnished to any such third parties and their respective Representatives be returned or destroyed promptly and shut down any “data room” or analogous access to information; and

(iii)      from the Agreement Date until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Article IX, not directly or indirectly (A) solicit, initiate, knowingly facilitate or encourage (including by way of furnishing non-public information) any Acquisition Proposal or any inquiries regarding, or the making, disclosure or submission of, any proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (B) engage in, knowingly facilitate, encourage or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or any proposal, inquiry or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, or furnish to any Person any non-public information or otherwise afford access to the Company’s books and records in connection therewith, (C) terminate, amend, release, modify or fail to enforce any provision (including any standstill or other provision) of, or grant any permission, waiver or request under, any confidentiality, standstill or similar agreement, (D) enter into any agreement in principle, letter of intent, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Acquisition Proposal (each, a “Company Acquisition Agreement”), or (E) resolve, agree or propose to do any of the foregoing.

(c)      Notwithstanding anything to the contrary contained in Section 6.4(b) but subject to the Company’s compliance in all material respects with the other provisions of this Section 6.4, if at any time on or after the Agreement Date and prior to obtaining the Shareholder Vote the Company or any of its Representatives receives a bona fide written Acquisition Proposal from any Person or group of Persons, which Acquisition Proposal did not result from any breach of this Section 6.4 and the Company Board reasonably determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (A) such Acquisition Proposal constitutes or would reasonably be expected to become a Superior Proposal, and (B) with respect to such written Acquisition Proposal, that the failure to take the actions set forth in the following clauses (1) or (2) of this Section 6.4 would be reasonably likely to be inconsistent with its fiduciary duties under Applicable Law, then the Company and its Representatives may, following the execution of an Acceptable Confidentiality Agreement with the Person or group of Persons making the Acquisition Proposal, (1) furnish, pursuant to such Acceptable Confidentiality Agreement, non-public information with respect to the Company and its Subsidiaries to the Person or group of Persons who has made such Acquisition Proposal; provided, that the Company shall, substantially concurrently (and in any event within 48 hours) with providing written non-public information to such Person, provide to Parent any such written non-public information which was not previously provided to Parent or its Representatives and (2) engage in or otherwise participate in discussions or negotiations with such Person or group of Persons with respect to such written Acquisition Proposal; provided that as promptly as reasonably practicable following the Company taking any of the actions (and in any event within 48 hours thereof) described in clauses (1) and (2) above, the Company shall (x) provide written notice to Parent of the determination(s) of the Company Board provided above and (y) furnish to Parent a true and correct copy of any confidentiality or other agreement entered into with such Person or group of Persons. As used in this Agreement, the term “Acceptable Confidentiality Agreement” ) means any confidentiality agreement entered into by the Company from and after the date hereof that contains provisions that are not more favorable or less restrictive in any material respect to the Company’s counterparty thereto than those contained in the NDA.

(d)      The Company shall advise Parent promptly (and in any event within 48 hours) of the receipt by the Company or any of its Subsidiaries or any of their respective Representatives of any inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding any Acquisition Proposal, or any inquiry, proposal or offer by any Person with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to, an Acquisition Proposal and shall provide to Parent a copy of any written Acquisition Proposal and provide to Parent the material terms and conditions thereof. The Company shall keep Parent informed on a reasonably current basis of the status and terms and conditions of any Acquisition Proposal, or any inquiry, proposal or offer by any Person with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to, an Acquisition Proposal, including the price and form of consideration and all material terms and conditions of such Acquisition Proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably expected to lead to an Acquisition Proposal, and any material developments, discussions or negotiations in connection therewith, or any material modifications to the financial or other terms and conditions of any such Acquisition Proposal or inquiry, proposal or offer with respect to or relating to, constituting or which is intended to or is reasonably likely to lead to an Acquisition Proposal. The Company represents and warrants that the Company and its Subsidiaries have not entered into, and agrees that the Company and its Subsidiaries will not enter into, any confidentiality or other agreement with any Person that prohibits the Company from providing any information to Parent in accordance with this Section 6.4 or from complying with the terms of this Agreement.

(e)      Except as expressly permitted by this Section 6.4(e) or Section 6.4(f), the Company Board (or any committee thereof) shall not (i) (A) fail to include the Board Recommendation in the Proxy Statement, (B) change, amend, qualify, withhold, withdraw or modify, or publicly propose to change, amend, qualify, withhold, withdraw or modify, in a manner adverse to Parent or Merger Sub, or otherwise publicly make any statement or proposal inconsistent in any material respect with, the Board Recommendation, (C) authorize, cause or permit the Company or any of its Subsidiaries to execute or enter into a Company Acquisition Agreement or enter into an agreement, arrangement or understanding with respect to any Acquisition Proposal (other than, solely when permitted by Section 6.4(c), an Acceptable Confidentiality Agreement), or require the Company to abandon, terminate or fail to consummate the Merger, (D) within five Business Days following a written request by Parent to the Company following the date any Acquisition Proposal or any material modification thereto is first published or sent, given or communicated to the shareholders of the Company, fail to issue a press release that reaffirms the Board Recommendation, (E) subject to Section 6.4(f), fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 within ten Business Days after the commencement of such Acquisition Proposal; provided that a customary “stop, look and listen” communication during such ten-Business Day period will not constitute a failure to recommend against an Acquisition Proposal provided that the Company Board expressly publicly reaffirms the Board Recommendation in such disclosure, (F) authorize, adopt, approve, endorse, declare advisable or recommend, or publicly propose to authorize, adopt, approve, endorse, declare advisable or recommend to shareholders of the Company an Acquisition Proposal, or (G) resolve or agree to do any of the foregoing (any of the actions described in this clause (i) being referred to as an “Adverse Recommendation”) or (ii) take any action pursuant to Section 9.3(a).

(f)      Notwithstanding anything to the contrary set forth in Section 6.4(e) but subject to prior compliance with the provisos set forth below), as applicable, prior to the time the Shareholder Vote is obtained, the Company Board may, (x) in response to the occurrence of an Intervening Event, make an Adverse Recommendation in accordance with this Section 6.4(f), or (y) in response to a bona fide written Acquisition Proposal that did not result from any breach of this Section 6.4 and has not been withdrawn, make an Adverse Recommendation in accordance with this Section 6.4(f), or (in the case of this clause (y)) terminate this Agreement to concurrently enter into a Company Acquisition Agreement pursuant to Section 9.3(a) in connection with such Acquisition Proposal, but only if (in the case of clauses (x) and (y)), prior to taking any such action:

(i)       the Company Board shall have reasonably determined in good faith, after consultation with the Company’s outside legal counsel and financial advisor, that (A) such

Intervening Event has occurred or such written Acquisition Proposal constitutes a Superior Proposal, and (B) that the failure to make such Adverse Recommendation or, in the case of a written Acquisition Proposal that constitutes a Superior Proposal, the failure to terminate this Agreement to concurrently enter into a Company Acquisition Agreement pursuant to Section 9.3(a) in connection with such Superior Proposal, would be inconsistent with the fiduciary duties of the Company Board under Applicable Law;

(ii)       the Company shall have first provided written notice to Parent, at least three (3) Business Days in advance of taking such action, notifying Parent that it is prepared to make (A) an Adverse Recommendation in accordance with this Section 6.4(f), or (B) terminate this Agreement to concurrently enter into a Company Acquisition Agreement with respect to a Superior Proposal, which notice shall include (x) in the case of a Superior Proposal, the identity of the Person making such Superior Proposal, the material terms and conditions of the transaction that constitutes the Superior Proposal and a copy of all of the material transaction documents in respect of such Acquisition Proposal and (y) in the case of an Intervening Event, a written description of such Intervening Event and the Company Board’s determination of the anticipated materially favorable impact on the fair market value of the Company Common Stock;

(iii)       the Company shall, and shall cause its Representatives to, during the three (3) Business Days after the Parent’s receipt of such notice (it being understood that any material revision, amendment, update or supplement to the terms and conditions of an Acquisition Proposal that constitutes a Superior Proposal shall require a new notice and an additional three (3) Business Day period) (any such notice period, the “Notice Period”), negotiate with Parent and its Representatives, to the extent Parent and its Representatives wish to negotiate, in good faith to make such adjustments to the terms and conditions of this Agreement so that (x) such Acquisition Proposal no longer constitutes a Superior Proposal or (y) in connection with an Intervening Event, the failure to make such Adverse Recommendation would no longer be inconsistent with the fiduciary duties of the Company Board under Applicable Law; and

(iv)        Parent has not, within the Notice Period, made a proposal that the Company Board reasonably determines in good faith, after consultation with the Company’s legal counsel and financial advisor, causes (x) the Acquisition Proposal that was previously determined to constitute a Superior Proposal to no longer constitute a Superior Proposal or (y) in connection with an Intervening Event the failure to make such Adverse Recommendation to no longer be inconsistent with the fiduciary duties of the Company Board under Applicable Law; provided, however, that the Company shall not terminate this Agreement pursuant to this Section 6.4(f), and any such purported termination shall, to the fullest extent permitted by Law, be void and of no force or effect, unless (A) at or concurrently with such termination the Company pays the Termination Fee in full and otherwise complies with the provisions of Section 9.7), and (B) the Company, its Subsidiaries and their respective Representatives have not breached this Section 6.4 in any material respect (or this Section 6.4(f) in any respect).

(g)      In the event any Representative of the Company takes any action which, if taken by the Company, would constitute a breach of this Section 6.4, and the Company does not take reasonable action to seek to cure such breach within three (3) Business Days of the date on which the Company obtains Knowledge of such breach, then the Company shall be deemed to be in breach of this Section 6.4.

6.5      Preparation of Proxy Statement; Approval of Company Shareholders.

(a)      The Company shall, as promptly as practicable, and in any event within five (5) Business Days, following the Agreement Date, (i) prepare and file with the SEC the Proxy Statement to seek the Shareholder Vote in preliminary form as required by the Exchange Act and (ii) in consultation with Parent, set a record date for the Shareholders Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act and the rules of the SEC and The NASDAQ Stock Market. The Company shall use all reasonable efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after the filing thereof, including responding as promptly as practicable to any comments made by the SEC with respect to the Proxy Statement and causing the Proxy Statement in definitive form to be mailed to the Company Shareholders as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC and, in any event within four (4) Business Days after such clearance by the SEC.

(b)      The information included or incorporated by reference in the Proxy Statement will not, at the time it is first mailed to the Company Shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

(c)      If, at any time prior to the Shareholder Vote, the Company, Parent or Merger Sub discovers information relating to (x) the Merger or (y) it, or any of its respective partners, members, stockholders, directors, officers or other Affiliates, in each case, which should be set forth in an amendment or supplement to the Proxy Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and file with the SEC an appropriate amendment or supplement to the Proxy Statement and, to the extent required by Applicable Law or the SEC or its staff, disseminate such amendment or supplement to the Company Shareholders.

(d)      Unless the Company Board shall have effected an Adverse Recommendation in accordance with the terms of Section 6.4(f), (a) the Company and its Affiliates shall not (x) file with the SEC the Proxy Statement or any amendment or supplement thereto, or (y) correspond or otherwise communicate with the SEC or its staff with respect to the Proxy Statement in any such case referenced in the preceding clause (x) or (y) without providing Parent and Merger Sub a reasonable opportunity to review and comment thereon and consider in good faith including in such filing, amendment or communication comments reasonably provided by Parent; and (b) the Company shall advise Parent and Merger Sub, promptly after the Company receives notice thereof, of any receipt of a request by the SEC or its staff for an amendment or revisions to the Proxy Statement, any receipt of comments from the SEC or its staff on the Proxy Statement, or any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e)      As promptly as practicable following the date on which the Proxy Statement is cleared by the SEC for mailing to the Company Shareholders and in any event within twenty-one (21) Business Days following dissemination of the Proxy Statement to the Company Shareholders, the Company shall, in accordance with Applicable Law and the Company Charter and the Company Bylaws, duly call, give notice of, convene and hold a meeting of the Company Shareholders to consider and vote upon approval of this Agreement (the “Shareholders Meeting”). Notwithstanding any provision of this Agreement to the contrary, the Company may adjourn, recess or postpone the Shareholders Meeting solely (i) after consultation with Parent, to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the shareholders of the Company within a reasonable amount of time in advance of the Shareholders Meeting or (ii) if as of the time for which the Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting.

(f)      Unless the Agreement has been terminated in accordance with Article IX, the Company shall (notwithstanding any Adverse Recommendation) (i) establish a record date for, duly call, give notice of, convene and hold the Shareholders Meeting and, except in the case of an Adverse Recommendation specifically permitted by Section 6.4(f), the Company, through the Company Board, shall (i) solicit from the holders of Company Common Stock proxies in favor of the adoption of this Agreement in accordance with the CGCL, (ii) submit this Agreement for adoption and recommend to the Company Shareholders that they adopt this Agreement and the transactions contemplated hereby, (iii) include such recommendation in the Proxy Statement and (iv) use its commercially reasonable efforts to secure the Shareholder Vote at the Shareholders Meeting.

6.6      Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford Parent, Merger Sub, Parent’s Financing Sources and their respective Representatives access during regular business hours, so long as reasonable advance notice is provided, to all of their respective files, books, Tax Returns, records, Contracts, personnel, properties, assets and offices of the Company, including without limitation any and all information relating to the Company’s Taxes, Contracts, Liabilities, financial condition and real, personal and intangible property, and the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent, Parent’s Financing Sources and their respective Representatives: (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent, Merger Sub, Parent’s Financing Sources and their respective Representatives may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors). All such information shall be held subject to the terms of the NDA. Notwithstanding the foregoing, the Company may in its sole discretion restrict Parent’s access to (i) documents that are attorney-client privileged, or (ii) documents that relate to the Company Board’s consideration of this Agreement or alternatives thereto. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on clause (i) of the immediately preceding sentence, it shall provide notice to Parent that it is withholding such access or information and shall use its reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate such obligation of confidentiality or risk waiver of such privilege. No investigation pursuant to this Section 6.6 shall affect or be deemed to modify, limit or supplement any representation or warranty made by the Company herein.

6.7      Company Cooperation with Debt Financing Efforts. From the Agreement Date through the Closing Date or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, use reasonable best efforts to, provide to Parent all cooperation (including with respect to timeliness) reasonably requested by Parent in connection with Parent’s arrangement of any debt financing in connection with the transactions contemplated by this Agreement (the “Debt Financing”), including using reasonable best efforts to cause the officers, employees, advisors and other Representatives of the Company and its Subsidiaries to provide such cooperation. Such reasonable efforts shall include, without limitation (i) making appropriate officers available for participation in meetings, due diligence sessions, presentations, drafting sessions, sessions with ratings agencies and prospective financings sources and road shows, assistance in the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents and the execution and delivery of any definitive financing documents as may be reasonably requested by Parent or any prospective lender to Parent, (ii) furnishing Parent and its Financing Sources with the Required Information and such other financial and operating data and other information with respect to the Company and its Subsidiaries as is reasonably requested by Parent or any prospective lender to Parent and is customarily required for completion of debt financings similar to the Debt Financing, (iii) cooperation with the marketing efforts of Parent and its Financing Sources for all or any portion of the Debt Financing, (iv) providing and executing documents as may be reasonably requested by Parent, including (A) documents requested by Parent or its Financing Sources relating to the repayment of the existing Indebtedness of the Company and its Subsidiaries and the release of related Encumbrances, including customary payoff letters and (to the extent required) evidence that notice of such repayment has been timely delivered to the holders of such debt; (B) at least five (5) Business Days before the Closing, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; (C) a certificate of the chief financial officer of the Company with respect to solvency matters in customary form as may be required by one or more debt commitment letters entered into in connection with the Debt Financing (the “Debt Commitment Letters”); and (D) agreements, documents or certificates that facilitate the creation, perfection or enforcement of Encumbrances securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are requested by Parent or its Financing Sources, (v) using reasonable best efforts to satisfy the conditions precedent set forth in the Debt Commitment Letters or any definitive documentation relating to the Debt Financing to the extent the satisfaction of such conditions requires the cooperation of or is within the control of the Company or any of its Subsidiaries, (vi) using reasonable best efforts to cooperate with the Financing Sources’ due diligence investigation, to the extent customary and reasonable and not unreasonably interfering with the business of the Company and its Subsidiaries, (vii) providing requested authorization letters to the Financing Sources (including with respect to absence of material non-public information in the public-side version of documents distributed to prospective Financing Sources) and (viii) using commercially reasonable efforts to obtain accountant’s comfort letters and legal opinions reasonably requested by the Purchaser and customary for financings similar to the Debt Financing, including issuing any customary representations letters to accountants. The Company hereby consents to the use of its and its Subsidiary’s names, logos and trademarks solely in connection with the Debt Financing. Parent shall promptly upon any request by the Company reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries or any of their respective representatives in connection with their compliance with Section 6.7 (such reimbursement to be made promptly upon the earlier of Closing and termination of this Agreement) and shall indemnify and hold harmless the Company, its Subsidiaries, and each of their respective representatives from and against all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Debt Financing and any information used in connection therewith, except with respect to any historical information provided by the Company or any of its Subsidiaries expressly for the purpose of the Debt Financing and except to the extent such losses, damages, claims, costs or expenses arise from the gross negligence or willful misconduct of the Company, its Subsidiaries or any of their respective Representatives; provided, however, that notwithstanding the foregoing, the Company shall bear all costs and expenses incurred by the Company and its Affiliates and their respective Representatives related to its obligations with respect to the preparation, review, audit and delivery of historical financial statements. Nothing contained in this Section 6.7 shall require the Company or its Subsidiaries to be an issuer or other obligor with respect to the Debt Financing or to authorize or approve the Debt Financing prior to the Closing. All material, non-public information regarding the Company and the Subsidiaries provided to Parent or its Representatives pursuant to this Section 6.7 shall be kept confidential by them in accordance with the NDA except for disclosure to potential lenders and investors as required in connection with the Debt Financing subject to customary confidentiality protections. The NDA is hereby amended to allow Parent, Merger Sub, the Guarantor and their respective Representatives (as defined in the NDA) to make disclosures contemplated by the immediately preceding sentence. The execution of this Agreement shall constitute written consent by the Company pursuant to the NDA to all actions by Parent, Merger Sub, the members of Parent and their respective affiliates permitted or contemplated by this Agreement. Each Affiliate of Guarantor that is a party to the NDA is an express, intended third party beneficiary of each waiver to, or amendment of, the NDA contained herein.

6.8      Discharge of Company Funded Indebtedness and Release of Encumbrances. No less than two (2) Business Days prior to the Closing Date, the Company shall obtain from each lender or holder of Indebtedness set forth on Schedule 6.8 and deliver to Parent a letter signed by such lender or holder, in form and substance reasonably satisfactory to Parent, (a) specifying all amounts of such Indebtedness owed to such lender or holder, as well as any other amounts required to fully pay off all of such Indebtedness on the Closing Date, and (b) agreeing that, upon such lender’s or holder’s receipt of the applicable payoff amount, (i) all outstanding obligations of the Company and its Subsidiaries arising under or related to the applicable Indebtedness shall be repaid and discharged in full and (ii) any Encumbrance’s such lender or holder may have in connection therewith shall be released (collectively, the “Payoff Letters”).

6.9      Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect to such shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.10      Directors. At the Closing, the Company shall cause each member of the Company Board to execute a letter effectuating his or her resignation as a director of the Company, effective, in each case, at the Effective Time.

6.11      Public Announcements. The Company shall consult with Parent before issuing, and give Parent a reasonable opportunity to review and comment upon, any employee communication, press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such communication, press release or make any public announcement without the prior consent of Parent, which consent shall not be unreasonably withheld, except as may be required by Applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system.

6.12      Stock Exchange Delisting; Deregistration. The Company shall take such actions reasonably required prior to the Effective Time to cause the Company’s securities to be de-listed from The NASDAQ Stock Market and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time.

6.13      Cooperation Concerning Cash Repatriation. If requested in writing by Parent not less than ten (10) Business Days prior to the Closing, the Company shall, and shall cause its Subsidiaries to, at Parent’s cost and expense, use commercially reasonable best efforts to take such reasonable action as may be necessary to cause Electro Rent Europe, NV to loan to the Company as of the Closing cash in the amount reasonably designated in writing by Parent, pre-payable without penalty and on such other reasonable terms and conditions as are designated in writing by Parent (any such intercompany loan, a “Requested Intercompany Loan”); provided that in the good faith judgment of the Company: (i) there is sufficient available cash to make such Requested Intercompany Loan (after consideration of necessary working capital requirements), (ii) such Requested Intercompany Loan will not violate any Law or require pre-approval by any Governmental Authority that has not been obtained in order for such loan to be made in compliance with applicable Law, and (iii) there is no material risk that such Requested Intercompany Loan would result in the imposition of Taxes on the Company or any of its Subsidiaries (assuming repayment of the Requested Intercompany Loan in accordance with its terms). Any such Requested Intercompany Loan shall be made in U.S. dollars or the currency of the lending entity; provided, further, that, if the loan is not made in U.S. dollars, the Company shall use reasonable efforts to cause the proceeds of such loan to be exchanged for an equivalent amount in U.S. dollars prior to the Effective Time. If the Company determines that any Requested Intercompany Loan cannot reasonably be made prior to the Closing in compliance with the conditions set forth in this paragraph, the Company shall notify Parent in writing of its inability to make such Requested Intercompany Loan as soon as practical. If the Closing does not occur for any reason, Parent shall indemnify the Company for any cost, expense or damage incurred by it (including any Tax) as a result of the Company’s actions under this Section 6.13.

ARTICLE VII

PARENT COVENANTS

Except as set forth specifically in this Article VII, during the time period from the Agreement Date until the earlier to occur of (a) the Effective Time and (b) the termination of this Agreement in accordance with the provisions of Article IX, Parent covenants and agrees with the Company as follows:

7.1      Advice of Changes. Parent shall promptly advise the Company in writing of (a) any event occurring subsequent to the Agreement Date that would render any representation or warranty of Parent or Merger Sub contained in Article V untrue or inaccurate such that the condition set forth in Section 8.3(a) would not be satisfied; (b) any material breach of any covenant or obligation of Parent or Merger Sub pursuant to this Agreement such that the condition set forth in Section 8.3(b) would not be satisfied; (c) any change, event, circumstance, condition or effect that would reasonably be expected to cause any of the conditions set forth in Section 8.3 not to be satisfied; (d) any notice or other communication received by Parent from any Governmental Authority in connection with the transactions contemplated by this Agreement; or (e) any Action commenced or, to the knowledge of Parent, threatened that (i) if pending on the Agreement Date, would have been required to have been disclosed by Parent pursuant to this Agreement or (ii) otherwise relates to this Agreement or the consummation of the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 7.1 shall not limit or otherwise affect the remedies available hereunder to the Company.

7.2      Reasonable Best Efforts; Regulatory Approvals.

(a)      Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and their respective Subsidiaries shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the obtaining of all permits, waivers, consents, approvals and actions or non-actions required of Parent and/or Merger Sub, as applicable, from Governmental Authorities and the making of all necessary registrations and filings with Governmental Authorities, including filings under the applicable Antitrust Law, and the taking of all steps necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities; (ii) promptly execute and file, or join the Company in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Authority which may be required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement; (iii) the obtaining of all consents or waivers from third parties required pursuant to material contracts to which Parent and/or Merger Sub is a party; and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement.

(b)      Parent and Merger Sub shall (i) as soon as reasonably practicable (and in any event within ten (10) Business Days following the date of this Agreement) file with the FTC and the DOJ the notification and report form, if any, required for the transactions contemplated hereby and to supply as promptly as practicable any supplemental information requested in connection therewith pursuant to the HSR Act and (ii) as soon as reasonably practicable make all filings under other applicable Antitrust Laws, if any, required for the transactions contemplated hereby, and shall take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting period under the HSR Act and the applicable Antitrust Laws. Any such antitrust notification and report form or filing and supplemental information shall be in substantial compliance with the requirements of the HSR Act or the applicable Antitrust Laws, as the case may be. Parent and Merger Sub shall use their reasonable best efforts to comply promptly with any inquiries or requests for additional information from the FTC, the DOJ, and any other Governmental Authority having jurisdiction and (ii) to take such actions as are necessary or advisable to obtain prompt approval of the consummation of the transactions contemplated by this Agreement by any Governmental Authority or expiration of applicable waiting periods.

(c)      In the event that any administrative or judicial action or proceeding is instituted by a Governmental Authority or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Parent and Merger Sub shall cooperate in all respects with the Company and shall contest and resist any such action or proceeding and seek to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that could prohibit, prevent or restrict consummation of the Merger and the other transactions contemplated by this Agreement, including promptly appealing any adverse court or administrative decision.

(d)      Subject to Applicable Law and the instructions of any Governmental Authority, Parent and Merger Sub shall (i) supply the Company with any information and reasonable assistance that the Company may reasonably request in connection with this Section 7.2 or the Company’s obligations under Section 6.3 and (ii) promptly provide outside counsel for the Company with copies of all filings made by Parent or Merger Sub, and all correspondence between Parent and Merger Sub (and its advisors) with any Governmental Authority, or, in connection with any proceeding by a private party, and any other information supplied by such party and such party’s Affiliates to a Governmental Authority in connection with this Agreement and the transactions contemplated by this Agreement. Subject to Applicable Law, Parent and Merger Sub shall permit outside counsel for the Company reasonable opportunity to review in advance, and shall consider in good faith the views of the Company in connection with, any proposed written or, if practicable, oral communication to any Governmental Authority relating to the transactions contemplated by this Agreement. Each of Parent and Merger Sub agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the transactions contemplated by this Agreement unless it consults with the Company in advance and, to the extent not prohibited by such Governmental Authority, gives the Company the opportunity to attend and participate. Notwithstanding anything to the contrary in this Agreement, neither Parent nor Merger Sub will be required to share with the Company any information that (I) does not relate to the Company and its Subsidiaries, or (II) reveals Parent’s (or its affiliates’) valuation or negotiating strategy with respect to the transactions contemplated hereby.

(e)      Notwithstanding anything to the contrary in this Agreement, (i) neither the Company nor any of its Subsidiaries shall, without Parent’s prior written consent, and neither Parent nor any of its Subsidiaries shall, without the Company’s prior written consent, discuss or commit to any extension of any waiting period under any Applicable Law or any agreement not to consummate the Merger or any of the other transactions contemplated by this Agreement, (ii) in no event shall the Company or any of its Subsidiaries be permitted to (and in no event shall Parent or Merger Sub or any of their respective Affiliates be required to) offer or agree to sell or otherwise dispose of, or hold separate, agree to conduct, license or otherwise limit the use of any of the assets, categories of asset or businesses or other segments of the Company or Parent or either’s respective Subsidiaries or Affiliates or to agree to any other restriction or condition that would reasonably be expected to materially and adversely affect the operation of the business of the Company, Parent or either’s respective Subsidiaries or Affiliates, and (iii) Parent and Merger Sub shall not be required to, make or agree to any payments or other consideration to any third party, or agree to modify the terms of any Contract, waive any right or grant any concession, in each case, to obtain any consent, waiver or release.

(f)      Parent represents and warrants that Parent and its HSR Affiliates and HSR Associates do not own any interest in assets or a business that would reasonably be expected to cause execution of this Agreement or consummation of the transactions contemplated hereby to result in any legislative, administrative or judicial action (including any suit instituted (or threatened to be instituted) by the FTC, the DOJ or any other applicable Governmental Authority or any private party) challenging any of the transactions contemplated hereby as violative of the HSR Act or any Antitrust Laws or that would otherwise reasonably be expected to materially impair or delay the satisfaction of the condition set forth in in Section 8.1(a). Without limiting any other obligation under this Agreement, during the period from the date of this Agreement until the satisfaction of the condition in Section 8.1(a), Parent shall not, and shall cause its Subsidiaries and HSR Affiliates and HSR Associates to not, enter into any commitment, undertaking, obligation, or agreement to acquire any material amounts of assets of or equity in any other Person or any business or division thereof if such acquisition or agreement would be reasonably expected to create a material risk of making it more difficult to obtain Consent of the FTC or the DOJ or any other Governmental Authority required to satisfy the condition set forth in Section 8.1(a).

7.3      Financing. Notwithstanding anything contained in this Agreement to the contrary, but subject to Article IX, Parent expressly acknowledges and agrees that Parent’s obligations under this Agreement are not conditioned in any manner whatsoever upon the Purchaser obtaining any financing.

7.4      Proxy Statement. The information included or incorporated by reference in the Proxy Statement supplied by Parent or Merger Sub in writing expressly for inclusion or incorporation therein will not, at the time it is first mailed to the Company Shareholders, at the time of any amendments or supplements thereto and at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to any statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

7.5      Indemnification of Company Directors and Officers.

(a)      If the Merger is consummated, then until the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its current and former directors and officers (the “Company Indemnified Parties”) pursuant to any indemnification provisions under the Company’s Charter, Company Bylaws and any indemnification agreement which has been provided to Parent between the Company and such Company Indemnified Parties, as in effect on the Agreement Date, with respect to claims arising out of acts or omissions occurring prior to the Effective Time. Any claims for indemnification made under this Section 7.5(a) on or prior to the sixth anniversary of the Effective Time shall survive such anniversary until the final resolution thereof.

(b)      This Section 7.5 shall survive the consummation of the Merger, is intended to benefit each Company Indemnified Party, shall be binding on all successors and assigns of the Surviving Corporation and Parent, and, notwithstanding Section 10.14 shall be enforceable by the Company Indemnified Parties.

(c)      Prior to the Effective Time, Parent shall purchase directors’ and officers’ liability insurance coverage for a period of six (6) years after the Effective Time for the Company’s current directors and officers for acts or omissions occurring prior to the Effective Time, the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the Agreement Date and provided further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 7.5(c) in excess of 200% of the amount of the annual premiums paid by the Company for fiscal year 2016 for such purpose (which fiscal year 2016 premiums are hereby represented and warranted by the Company to be as set forth in Section 7.5(c) of the Company Disclosure Schedule) (200% of such current annual premium, the “Premium Cap”), it being understood that Parent shall provide or cause to be provided a policy for the applicable individuals with the best coverage as is then available at a cost up to but not exceeding the Premium Cap. In lieu of maintaining the existing directors’ and officers’ liability insurance contemplated by this Section 7.5(c), the Company may (or if requested by Parent, the Company shall) purchase a six-year prepaid “tail” policy with respect to matters arising on or prior to the Effective Time, covering without limitation the Merger and the other transactions contemplated hereby (i) for an aggregate cost not in excess of the Premium Cap, (ii) having aggregate coverage limits over the term of such “tail” policy with respect to directors’ and officers’ liability coverage in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors’ and officers’ liability insurance policies and (iii) on terms and conditions no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the Agreement Date or, if the aggregate cost of such a policy would exceed the Premium Cap, on terms and conditions providing the best coverage as is then available at a cost up to, but not exceeding, the Premium Cap.

7.6      Employees; Benefit Plans.

(a)      During the period commencing at the Effective Time and ending on the date which is twelve (12) months after the Effective Time (or if earlier, the date of the employee’s termination of employment with Parent and its Subsidiaries), Parent shall cause the Surviving Corporation and each of its Subsidiaries, as applicable, to provide the employees of the Company and its Subsidiaries who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with base salary and target cash bonus opportunities (but not, for the avoidance of doubt, equity-based compensation or specific performance targets) that are, in the aggregate, no less favorable to the base salary and target cash bonus opportunities provided by the Company and its Subsidiaries on the Agreement Date. Nothing contained in this Agreement shall confer upon any employee any right with respect to continued employment by Parent or Surviving Corporation, nor shall anything herein interfere with the right of Parent or Surviving Corporation to terminate the employment of any employee (including any Company Continuing Employee) at any time, with or without cause, following the effective date of his or her employment with Parent or Surviving Corporation.

(b)      With respect to any employee benefit plan, program, policy or arrangement that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries (collectively, “Parent Benefit Plans”) in which any Company Continuing Employees are or may become eligible to participate in on or following the Effective Time, Parent shall use commercially reasonable efforts to, or shall cause the Surviving Corporation to, to the extent permitted by the terms of the Parent Benefit Plans, recognize all service of the Company Continuing Employees with the Company or any of its Subsidiaries, as the case may be, as if such service were with Parent or any of its Subsidiaries, for purposes of eligibility to participate, vesting and benefit levels based on seniority; provided, that, such service shall not be recognized (i) for benefit accrual purposes under any Parent Benefit Plan that is a defined benefit pension plan, or (ii) to the extent that such recognition would result in a duplication of benefits.

(c)      Nothing contained in this Agreement shall create any third party beneficiary rights in any Company Continuing Employee or other employee of the Company, or any beneficiary or dependents thereof, with respect to any right of employment (including, without limitation, the compensation, terms and conditions of employment and benefits) or any other legal or equitable right, benefit or remedy of any nature. Nothing in this Agreement, expressed or implied, shall amend, or be deemed to amend, any Parent Benefit Plan or any Benefit Plan, and nothing in this Agreement, express or implied, is intended to, or does, constitute the establishment of, or an amendment to, any Parent Benefit Plan or any Benefit Plan.

7.7      Public Announcements. Parent shall consult with Company before issuing, and give the Company a reasonable opportunity to review and comment upon, any employee communication, press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such communication, press release or make any public announcement without the prior consent of the Company, which consent shall not be unreasonably withheld, except as may be required by Applicable Law. This Section shall not restrict Parent’s disclosure of information regarding the transactions contemplated hereby, including any information related to Parent’s determination to enter into this Agreement, to investors or prospective investors in Parent so long as such disclosures are made pursuant to a confidentiality agreement containing customary terms. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby following execution of this Agreement shall be a joint release in the form heretofore agreed to by Parent and the Company.

ARTICLE VIII

CONDITIONS TO CLOSING OF MERGER

8.1      Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or (to the extent permitted by Applicable Law) waiver as of the Effective Time of the following conditions:

(a)      Governmental Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act and any similar foreign Applicable Law relating to the transactions contemplated by this Agreement shall have expired or been terminated.

(b)      Shareholder Vote. The Shareholder Vote shall have been obtained and shall be in full force and effect and this Agreement shall have been adopted thereby in accordance with Applicable Law and the Company Charter and Company Bylaws.

(c)      No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Authority or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall there be any statute, rule, regulation, Applicable Law or order enacted, entered, promulgated enforced or deemed applicable to the Merger which prohibits, restrains or makes the consummation of the Merger illegal.

8.2      Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions as of the Effective Time, any of which may be waived in writing exclusively by Parent and Merger Sub:

(a)      Representations and Warranties. Each of (i) the representations and warranties of the Company set forth in: the first sentence of Section 4.1 (Organization and Good Standing), Section 4.2 (Subsidiaries), Sections 4.3(a) and (c) (Power, Authority and Consents), Section 4.5 (Capitalization of the Company) and Section 4.8(b) (Absence of Certain Changes), shall be true and correct in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); provided, however, in the case of Sections 4.2(c) and 4.5, subject to any changes that are de minimis in amount or significance; (ii) the remaining representations and warranties that are not qualified by “Material Adverse Effect” shall be true and correct (disregarding any “materiality” or words of similar import set forth therein) in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date); and (iii) the remaining representations and warranties of the Company set forth in this Agreement shall be true and correct (disregarding all qualifications or limitations as to “materiality”, “Material Adverse Effect” and words of similar import set forth therein), in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, except, in the case of this clause (iii), where the failure of such representations to be so true and correct, individually and in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect); and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(b)      Performance of Obligations of the Company. The Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to such effect.

(c)      Litigation.    There shall not be pending any Action by any Governmental Authority, or by any other Person (i) having a reasonable likelihood of success, and that (ii) if successful would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(d)      FIRPTA Certificate.    The Company shall have furnished to Parent a certification in accordance with Treasury Regulation § 1.1445-2(c), and otherwise in form and substance reasonably satisfactory to Parent, certifying that an interest in the Company is not a real property interest because the Company is not and has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and an associated form of notice to the Internal Revenue Service prepared in accordance with the requirements of Treasury Regulation § 1.897-2(h)(2).

(e)      Payoff Letters.    The Company shall have delivered to Parent duly executed copies of the Payoff Letters.

(f)      Absence of Material Adverse Effect.    Since the Agreement Date there shall not have occurred any Effect that, individually or in the aggregate with all other Effects since the Agreement Date, has had or would reasonably be expected to have a Material Adverse Effect.

(g)      Exercise of Appraisal Rights.    The holders of no more than twenty five (25%) percent of the issued and outstanding shares of Company Common Stock shall have exercised such holder’s right to appraisal pursuant to Section 1300 et. seq. of the CGCL.

8.3      Additional Conditions to Obligations of the Company.    The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions as of the Effective Time, any of which may be waived, in writing, exclusively by the Company:

(a)      Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in this Agreement that are qualified by materiality shall be true and correct (as so qualified), and the representations and warranties of Parent and Merger Sub set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the Agreement Date and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in each case for any failure to be so true and correct as of such particular date that would not, individually or in the aggregate, prevent the Merger or prevent or materially delay the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

(b)      Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed or complied with in all material respects all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time; and the Company shall have received a certificate signed on behalf of Parent by an authorized officer of Parent to such effect.

ARTICLE IX

TERMINATION OF AGREEMENT

9.1      Termination by Mutual Consent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Vote shall have been obtained, by mutual written consent of the Company and Parent.

9.2      Termination by Either Parent or the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Vote shall have been obtained, by action taken or authorized by Parent or the Company if:

(a)      the Effective Time shall not have occurred by 5:00 p.m. Pacific time on September 27, 2016 (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.2(a) shall not be available to (i) Parent, if the Company has the right to terminate this Agreement pursuant to Section 9.3(c) or (ii) the Company, if Parent has the right to terminate this Agreement pursuant to Section 9.4(b);

(b)      the Shareholders Meeting shall have been duly convened, held and completed and the Shareholder Vote shall have failed to have been obtained (after giving effect to all adjournments or postponements of the Shareholders Meeting); or

(c)      if (i) any court or other Governmental Authority of competent jurisdiction shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable, or (ii) there shall be any Applicable Law that makes the consummation of the Merger or the other transactions contemplated hereby illegal or otherwise prohibited.

9.3      Termination by the Company.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) the Shareholder Vote shall have been obtained, by the Company if:

(a)      prior to the Shareholder Vote having been obtained, the Company Board has authorized the Company to enter into a Company Acquisition Agreement with respect to a Superior Proposal, and concurrently with the termination of this Agreement, the Company enters into a Company Acquisition Agreement with respect to such Superior Proposal; provided that the right of the Company to terminate this Agreement pursuant to this Section 9.3(b) is conditioned on and subject to (i) the Company’s compliance in all material respects with Section 6.4 (including compliance in all respects with Section 6.4(f)) and (ii) the prior or concurrent payment to Parent by the Company of the Termination Fee in accordance with Section 9.7;

(b)      (i) the Company has satisfied (or Parent has waived) each of the conditions to Parent’s and Merger Sub’s obligations to consummate the transactions contemplated by this Agreement pursuant to Sections 8.1 and 8.2 hereof, (ii) the Company has confirmed by written notice to Parent that all conditions set forth in Section 8.3 are satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, provided that such conditions would be satisfied if such date were the Closing Date) or that it has waived any unsatisfied conditions in Section 8.3, and that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement throughout the three Business Days after the delivery of such notice and (iii) the Parent and Merger Sub fail to consummate the Closing by the third Business Day after the delivery of such notice (other than due to a breach by the Company); or

(c)      there has been a breach of any other representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, such that the conditions set forth in Section 8.3(a) would not be satisfied, and such breach or failure to be true and correct is not cured by the earlier of (1) the End Date and (2) thirty (30) calendar days following receipt of written notice from the Company of such breach or failure.

9.4      Termination by Parent.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Shareholder Vote shall have been obtained, by Parent if:

(a)      (i) there has been an Adverse Recommendation, (ii) the Company or any of its Subsidiaries shall have entered into a Company Acquisition Agreement (other than, solely when permitted by Section 6.4(c), an Acceptable Confidentiality Agreement), (iii) the Company shall have breached or failed to perform any of its material obligations set forth in Section 6.4 (including compliance in all respects with Section 6.4(f)), (iv) the Company Board fails to include in the Proxy Statement, when mailed, the Board Recommendation or to reaffirm (publicly, if so requested by Parent) the Board Recommendation within ten (10) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (v) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its shareholders pursuant to Rule 14e-2 under the Securities Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Board Recommendation and recommending that shareholders reject such tender or exchange offer, or (vi) the Company or the Company Board (or any committee thereof) shall have formally resolved or publicly authorized or proposed to take any of the foregoing actions; or

(b)      there has been a breach of any other representation, warranty, covenant or agreement made by the Company in this Agreement such that the conditions set forth in Section 8.2(a) would not be satisfied, if occurring or continuing at the Effective Time, and such breach or failure to be true and correct is not cured by the earlier of (i) the End Date and (ii) thirty (30) calendar days following receipt of written notice from Parent of such breach or failure.

9.5      Notice of Termination. The party desiring to terminate this Agreement pursuant to this Article IX shall give written notice of such termination to the other parties hereto specifying the provision or provisions of this Article IX pursuant to which such termination is purportedly effected and including reasonable detail of the circumstances giving rise to such termination, and any such termination shall be effective immediately upon delivery of such written notice to the other party.

9.6      Effect of Termination.  If this Agreement is terminated pursuant to this Article IX, this Agreement shall become void and of no effect, without any liability on the part of any party hereto or any of their respective representatives; provided that, (a) the NDA, the Limited Guaranty (only to the extent reflected therein) and the provisions of Section 4.20 , Section 5.9, Section 6.13, this Section 9.6, Section 9.7, Section 9.8, Section 9.9 and Article X shall survive the termination hereof and remain in effect, and (b) no such termination shall relieve any party from any liability or damages resulting from a material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. Notwithstanding the forgoing, in no event (other than in the case of fraud) shall any party hereto be liable for punitive damages, except to the extent the non-breaching party owes such damages to a Third Party.

9.7      Termination Fee and Expenses.    In the event that:

(a)      (1) an Acquisition Proposal has been made, proposed or communicated after the date hereof and prior to the completion of the Shareholders Meeting (or prior to the termination of this Agreement if there has been no Shareholders Meeting), (2) following the occurrence of an event described in the preceding clause (1), this Agreement is terminated by the Company or Parent pursuant to Section 9.2(a) or 9.2(b) or by Parent pursuant to Section 9.4(b) and (3) within twelve months of the date this Agreement is terminated, the Company consummates an Acquisition Proposal or enters into a Contract in respect of an Acquisition Proposal which is thereafter consummated (whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in clause (1)); provided, that for purposes of clause (3) of this Section 9.7(a), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”;

(b)      this Agreement is terminated by the Company pursuant to Section 9.3(a); or

(c)      this Agreement is terminated by Parent pursuant to Section 9.4(a);

then the Company shall pay to Parent (or its designees) a fee in an amount equal to the Termination Fee in cash, (x) in the case of Section 9.7(a), within two Business Days after the consummation of such Acquisition Proposal, (y) in the case of Section 9.7(b), prior to or concurrently with such termination or (z) in the case of Section 9.7(c), within five Business Days after such termination. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

9.8      Acknowledgement.    Each Party acknowledges that (a) the agreements contained in this Article IX are an integral part of the transactions contemplated by this Agreement, and (b) without the agreements contained in this Article IX, neither Parent nor the Company would have entered into this Agreement and that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub in the circumstances in which such Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, which amount would otherwise be impossible to calculate with precision. Accordingly, if the Company fails to promptly pay any amount due pursuant to Section 9.7 or and, in order to obtain such payment, Parent and/or Merger Sub commences an Action that results in a judgment against the Company for the amount set forth in Section 9.7 or any portion thereof, Parent and/or Merger Sub shall recover from the Company its costs and expenses (including reasonable attorneys’ fees and expenses) incurred by it and its Affiliates in connection with such suit, together with interest on such amount or portion thereof until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year.

9.9      Limitation on Liability.    Notwithstanding anything to the contrary in this Agreement:

(a)      No Parent Party, except Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Limited Guaranty), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect shareholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guaranty or the Equity Financing Commitment (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(b)      Without limiting the right of the Company to seek specific performance in accordance with Section 10.7, the maximum aggregate liability of Parent, Merger Sub and the Guarantor for any loss suffered as a result of any breach of this Agreement, the Limited Guaranty or the Equity Financing Commitment (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to the amount of the Damages Cap, and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect shareholders not to seek to, recover any money damages (including consequential, indirect or punitive damages) in excess of such amount; and

(c)      Without in any way limiting the generality of Section 9.9(a), upon payment of damages in an amount equal to the Damages Cap, no Parent Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guaranty or the Equity Financing Commitment, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, indirect or punitive damages, or damages on account of a willful and material breach) from any Parent Party.

ARTICLE X

MISCELLANEOUS

10.1    Survival.    None of the representations and warranties contained in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than those covenants and agreements contained herein which by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

10.2    Governing Law.    This Agreement shall be governed by and construed and interpreted in accordance with the internal laws and judicial decisions of the State of California applicable to agreements executed and performed within such state, irrespective of its conflicts of law principles.

10.3    Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a)      Each of the parties hereto irrevocably submits itself to the personal jurisdiction of any court of proper subject matter jurisdiction in the State of California, City of Los Angeles (and any appellate court therefrom) in the event any dispute arises out of this Agreement or the Merger, and agrees that it will not bring any Action relating to this Agreement or the Merger in any court other than such a court in the State of California, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action related to or arising out of this Agreement or the Merger, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement or the subject matter hereof may not be enforced in or by such courts. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, against the Financing Sources in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than (except as may be expressly permitted in any Debt

Commitment Letter) the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

(b)      EACH OF PARENT, THE COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE EQUITY FINANCING COMMITMENT, THE LIMITED GUARANTY, ANY DEBT COMMITMENT LETTER OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB, THE GUARANTOR OR ANY FINANCING SOURCE IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF OR THEREOF.

10.4      Assignment.    This Agreement shall inure to the benefit of the successors and assigns of Parent, including any successor to, or assignee of, all or substantially all of the business and assets of Parent. Except as set forth in the preceding sentence, no party hereto may assign or delegate, in whole or in part, any of its rights or obligations hereunder without the prior written consent of the other parties hereto. Any assignment in violation of this provision shall be void. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.5      Severability.    If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable under any Applicable Law or jurisdiction, then (a) such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the (b) remainder of this Agreement and the application of such provision to other Persons or circumstances shall be interpreted so as reasonably to effect the intent of the parties hereto. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in this Agreement, including Section 9.7 and 9.9, shall be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Financing Commitment or the Limited Guaranty or any Debt Commitment Letter. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

10.6    Remedies. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. The exercise by a party to this Agreement of any one remedy will not preclude the exercise by it of any other remedy. The failure or delay of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

10.7    Specific Performance. Subject to the provisions of Section 9.9, the parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of California or any California state court, in addition to any other remedy to which they are entitled at law or in equity.

10.8    Extension; Waiver. At any time prior to the Effective Time, each of Company and Parent, may, to the extent authorized by their respective Board of Directors and to the extent permitted by Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties made to it contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for its benefit contained herein; provided, however, that after the Shareholder Vote has been obtained, no waiver may be made that pursuant to Applicable Law requires further approval or adoption by the shareholders of the Company without such further approval or adoption. No such waiver or extension shall be effective unless signed in writing by the party against whom such waiver or extension is asserted.

10.9    Amendments. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Shareholder Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Shareholder Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the holders of Company Common Stock without such approval. Notwithstanding anything to the contrary contained herein, Sections 9.5, 9.6, 9.9, 10.1, 10.3, 10.4, 10.13(a) and this Section 10.9 may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

10.10  Expenses.  Except as otherwise provided in Section 9.7, each party shall bear its respective legal, accountants, and financial advisory fees and other expenses incurred with respect to this Agreement, the Merger and the transactions contemplated hereby, whether or not the Merger is consummated. Notwithstanding the foregoing, in the event of termination of this Agreement by either party pursuant to Section 9.2(b) (or a termination by the Company pursuant to a different section of Section 9.2 at a time when this Agreement was terminable pursuant to Section 9.2(b)), then the Company shall promptly, but in no event later than three Business Days after being notified of such by Parent, pay Parent or Parent’s designee all of the reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, Financing Sources, hedging counterparties, escrow agents, experts and consultants) incurred by Parent, Merger Sub and their respective Affiliates in connection with this Agreement and the transactions contemplated hereby (including the Equity Financing and any Debt Financing), by wire transfer of same day funds.

10.11  Attorneys Fees.  In any legal proceeding to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys’ fees to be fixed by the court (including costs, expenses and fees on any appeal); provided, however that any such recovery from Parent is subject, together with any other damages recoverable from Parent pursuant to this Agreement, to the Damages Cap. The prevailing party shall be entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment.

10.12  Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be either hand delivered in person, sent by email, or sent by nationally recognized express courier service. Such notices and other communications shall be deemed duly given (a) when delivered by hand (with written confirmation of receipt), (b) on the date sent by e-mail (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient, or (c) when delivered to the addressee if sent by a nationally recognized overnight courier (receipt requested), to the address set forth below or such other addresses as any party may notify the other parties in accordance with this Section 10.12:

If to Parent or Merger Sub:

Elecor Intermediate Holding II Corporation

c/o Platinum Equity, LLC

52 Vanderbilt Avenue

New York, New York 10017

Attention:  Louis Samson

Email:  lsamson@platinumequity.com

and

c/o Platinum Equity, LLC

360 North Crescent Drive, South Building

Beverly Hills, California 90210

Attention:  Eva M. Kalawski

Email:  ekalawski@platinumequity.com

with a copy (which shall not constitute notice pursuant to this Section 10.12) to:

Latham & Watkins LLP

555 11th Street, N.W., Suite 1000

Washington, DC 20004

Attention:  David I. Brown

Email:  david.brown@lw.com

If to the Company:

Electro Rent Corporation

6060 Sepulveda Boulevard

Van Nuys, California 91411-2512

Attention:  Chief Executive Officer

Email:  smarkheim@electrorent.com

with a copy (which shall not constitute notice pursuant to this Section 10.12) to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street

Forty-Third Floor

Los Angeles, CA 90071

Attention:  Lawrence Braun, Esq. and James A. Mercer III, Esq.

Email:  lbraun@sheppardmullin.com; jmercer@sheppardmullin.com

10.13  Interpretation; Rules of Construction.    When a reference is made in this Agreement to Exhibits, Sections or Articles, such reference shall be to an Exhibit to, Section of or Article of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The headings and table of contents contained in this Agreement or in any Exhibit or Schedule hereto are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The parties hereto agree that they have been represented by legal counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document. When a reference is made in this Agreement or the Company Disclosure Schedule to information or documents being provided, made available or disclosed to Parent or its Affiliates, such information or documents shall include only information or documents contained in the Company’s virtual data room established at https://datasite.merrilcorp.com that has been used for due diligence in connection with the Merger, but only to the extent such information or documents were accessible to Parent on May 20, 2016.

10.14  Third Party Beneficiary Rights.

(a)      Except as expressly provided herein, no provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, employee, Affiliate, shareholder, partner or any party hereto or any other Person unless specifically provided otherwise herein and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement. Notwithstanding the foregoing, (i) the provisions of Section 9.9(a) and 9.9(c) shall be enforceable against the Company (but not Parent or Merger Sub) by each Financing Source and its successors and assigns, (ii) each Parent Party shall be a third party beneficiary of Sections 9.9(a), 9.9(c), 10.3, 10.5 and 10.9, (iii) the Guarantor shall be a third party beneficiary of Section 9.9(b), (iv) the Affiliates of Guarantor party to the NDA shall be a third party beneficiary of Section 6.7, and (v) the director and officers of the Company shall be third party beneficiaries of Section 7.5.

(b)      The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the Agreement Date or as of any other date.

10.15  Entire Agreement.  This Agreement, the exhibits and schedules hereto and the Limited Guaranty constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto other than the NDA, which shall continue to be in full force and effect following the execution of this Agreement.

10.16  Counterparts.    This Agreement may be executed in any number of original counterparts, and may be delivered by electronic mail in portable document format or other means intended to preserve the original graphic content of a signature. Each such counterpart shall be an original as regards any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all parties reflected hereon as signatories.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ELECOR INTERMEDIATE HOLDING II CORPORATION	ELECTRO RENT CORPORATION

By: /s/ Eva M. Kalawski	By: /s/ Steven Markheim

Name: Eva M. Kalawski	Name: Steven Markheim

Title: Vice President and Secretary	Title: President & COO

ELECOR MERGER CORPORATION

By: /s/ Eva M. Kalawski

Name: Eva M. Kalawski

Title: Vice President and Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

ANNEX B

[Letterhead of Houlihan Lokey Capital, Inc.]

May 27, 2016

Electro Rent Corporation

6060 Sepulveda Blvd

Van Nuys, CA 91411

Attn: The Strategic Alternatives Committee of the Board of Directors

Dear Members of the Strategic Alternatives Committee:

We understand that Electro Rent Corporation (the “Company”) intends to enter into an Agreement and Plan of Merger (the “Agreement”) by and among Elecor Intermediate Holding II Corporation (the “Acquiror”), Elecor Merger Corporation, a wholly owned subsidiary of the Acquiror (“Merger Sub”), and the Company pursuant to which, among other things (i) Merger Sub will merge with the Company (the “Transaction”), (ii) each outstanding share of common stock, no par value (“Common Stock”), of the Company will be converted into the right to receive $13.12 per share in cash (the “Consideration”) and (iii) the Company will become a wholly owned subsidiary of the Acquiror.

The Strategic Alternatives Committee (the “Committee”) of the Board of Directors (the “Board”) of the Company has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1.	reviewed an execution copy of the Agreement received by us on May 26, 2016;

2.	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

3.	reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company (the “Projections”);

4.	spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transaction and related matters;

5.	compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant;

6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.	reviewed the current and historical market prices and trading volume for Common Stock and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

II

The Strategic Alternatives Committee of the Board of Directors of Electro Rent Corporation May 27, 2016	B-2

We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, managements of the Company has advised us, and we have assumed, that the financial projections (and adjustments thereto) reviewed by us have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the execution copy of the Agreement identified above.

Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.

This Opinion is furnished for the use of the Committee (in its capacity as such) in connection with its evaluation of the Transaction and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Transaction or otherwise.

In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or

The Strategic Alternatives Committee of the Board of Directors of Electro Rent Corporation May 27, 2016	B-3

short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror or any other party that may be involved in the Transaction and their respective affiliates or any currency or commodity that may be involved in the Transaction.

Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and/or other financial or consulting services to Platinum Equity, LLC (“Platinum”), an affiliate of the Acquiror, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with Platinum (collectively, with Platinum, the “Platinum Group”), for which Houlihan Lokey and its affiliates have received, and may receive, compensation, including, among other things, (i) having acted as placement agent for MetoKote Corporation, a member of the Platinum Group, in connection with a debt financing, which closed in June 2014, (ii) having acted as financial advisor to an affiliate of Platinum in connection with certain financial alternatives available to a member of the Platinum Group in 2015, (iii) currently acting as financial advisor to an ad hoc committee of creditors which includes a member of the Platinum Group, and (iv) currently acting as financial advisor to a member of the Platinum Group in connection with its consideration of a possible strategic transaction. Houlihan Lokey has in the past provided investment banking and financial advisory services to the Company, for which Houlihan Lokey has received compensation, including, having previously provided certain strategic advisor services to the Committee pursuant to a letter agreement, dated November 4, 2014 (the “Prior Engagement”), among Houlihan Lokey, the Committee and the Company. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, the Acquiror, the members of the Platinum Group, other participants in the Transaction or certain of their respective affiliates in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by Platinum, other participants in the Transaction or certain of their respective affiliates, and in portfolio companies of such funds, and may have co-invested with members of the Platinum Group, other participants in the Transaction or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, members of the Platinum Group, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and such affiliates have received and may receive compensation.

Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the Transaction and will receive a fee for such services contingent upon the consummation of the Transaction which will be based on the value of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The fee paid to Houlihan Lokey in connection with the Prior Engagement will, to the extent previously paid, be creditable against the transaction fee payable to Houlihan Lokey with respect to the Transaction. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

This Opinion only addresses the fairness, from a financial point of view, to the holders of Common Stock of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the terms of any arrangements, understandings, agreements or documents

The Strategic Alternatives Committee of the Board of Directors of Electro Rent Corporation May 27, 2016	B-4

related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Transaction to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Transaction, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Transaction, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Transaction, any class of such persons or any other party, relative to the Consideration or otherwise. In addition, this opinion does not address whether or not the Consideration is the highest price per share of Common Stock that could be achieved in a sale of the Company. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Committee, on the assessments by the Committee, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, the Transaction or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock in the Transaction pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

ANNEX C

Chapter 13 of the California General Corporation Law

§ 1300.

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301.

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price

III

determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302.

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303.

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304.

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305.

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306.

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307.

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308.

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309.

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310.

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311.

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312.

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313.

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PRELIMINARY PROXY CARD –

SUBJECT TO COMPLETION,

DATED JUNE 7, 2016

ANNEX D

Notice of Special Meeting of Shareholders

[        ]

[        ]

Proxy Solicited by Board of Directors for Special Meeting – [                    ], [    ], 2016 at [00:00] p.m.

Steven Markheim and Allen Sciarillo, and each of them, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Shareholders of Electro Rent Corporation to be held on [                    ], 2016 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR Proposals 1 through 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted upon appear on reverse side.)

This proxy is solicited on behalf of the Board of Directors, and may be revoked by the shareholder delivering it prior to its exercise by filing with the corporate secretary of the Company an instrument revoking this proxy or a duly executed proxy bearing a later date or by appearing and voting in person at the meeting.

This proxy is valid only when signed and dated.

MAIL - Date, sign and mail your proxy card in the envelope provided as soon as possible.

-OR-

TELEPHONE - Call toll-free [ ] from any touch-tone telephone and follow the instructions.	COMPANY NUMBER

Have your proxy card available when you call.	ACCOUNT NUMBER

-OR-

INTERNET - Access [ ] and follow the on-screen instructions. Have your proxy card available when you access the web page.

Proxies submitted by the Internet or telephone must be received by [            ], [            ], on [            ], 2016.

▼   Please detach along perforated line and mail in the envelope provided IF   ▼

you are not voting via telephone or the internet.

IV

PRELIMINARY PROXY CARD –

SUBJECT TO COMPLETION,

DATED JUNE 7, 2016

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. To approve the Agreement and Plan of Merger, dated as of May 27, 2016 (the “merger agreement”), by and among Elecor Intermediate Holding II Corporation (“Parent”), Elecor Merger Corporation (“Merger Sub”) and Electro Rent Corporation (“ELRC”) and the transactions contemplated thereby, including the merger of Merger Sub with and into ELRC, as a result of which ELRC will be the surviving corporation in the merger and a wholly-owned subsidiary of Parent.

2. To approve, on an advisory (non-binding) basis, specified compensation that may become payable to the named executive officers of ELRC in connection with the merger.
☐ FOR ☐ AGAINST ☐ ABSTAIN	☐ FOR ☐ AGAINST ☐ ABSTAIN

3. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement proposal.

☐ FOR

☐ AGAINST

☐ ABSTAIN

PROPERLY EXECUTED PROXIES WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE GIVEN, SUCH PROXIES WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

4. In their discretion, the Proxies are authorized to consider and take action upon such other matters as may properly come before the meeting or any adjournment thereof.

The undersigned revokes any prior proxies to vote the shares covered by this proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	PLEASE SIGN, DATE AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED REPLY ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Signature of Shareholder                      Date:                          Signature of Shareholder                      Date:

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If the signature is for a corporation, please sign full corporate name by authorized officer.

D-2